UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Freeport-McMoRan Inc.

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FREEPORT-McMoRAN

# Notice of 2016 Annual Meeting of Stockholders and Proxy Statement

LETTER TO STOCKHOLDERS FROM OUR NON-EXECUTIVE CHAIRMAN OF THE BOARD

Dear Fellow Stockholders,

The past year has been a time of significant change for our company and our board. We collaborated with our stockholders as we redefined our strategy, addressed a volatile market environment, and reorganized our board. We faced significant challenges in 2015: copper and oil prices plummeted, hitting six-year and fifteen-year lows, respectively, in early 2016, and slowing growth rates in China and concerns of global oversupply of oil sparked intense reaction in the credit and equity markets that were particularly adverse for natural resource companies. At the board level, our goal has been to position the company to address near-term challenges and still take advantage of the long-term opportunities our assets provide.

Redefining Our Strategy. Our restructured board has adopted a clearly defined strategy of focusing on our leading global position in the copper industry. We have a proven ability to develop and safely operate properties around the world, producing large volumes of low-cost copper that enable the copper business to be cash-flow positive even when the price of copper nears six-year lows. In light of this strategy and market conditions, we have changed the organizational structure of our oil and gas business to reduce costs, streamline functions, and enhance capital allocation across our global business in a manner consistent with our debt reduction initiatives. Further steps will be taken to reduce costs and capital expenditures.

Making Tough Decisions. Adverse economic conditions demand that senior leaders make tough decisions. During 2015, we took aggressive actions to enhance our financial position in response to market conditions, including significant reductions in capital spending, production curtailments at certain North and South America mines and actions to reduce operating, exploration and administrative costs. Our board recognized that in order to protect our balance sheet and repay debt, the significant cost reductions the business was achieving in operations needed to be paired with a suspension of our common stock dividend, supplemental equity issuances, and the sale of targeted assets. Our board also assessed itself, and determined that we would sharpen our focus and increase accountability by reorganizing and reducing the size of our board and streamlining our executive management. We downsized the board from sixteen directors to nine, appointed a non-executive Chairman, and eliminated the Office of the Chairman structure.

Listening to Our Stockholders. Our board values the open communication that we have established with our stockholders. The full scope of investor perspectives that we gather through discussions with investors is integrated into the board’s decision-making processes on issues ranging from strategy to governance. Many of the changes that we implemented this year are consistent with themes identified in our conversations with stockholders. On this year’s ballot is a board-supported proposal to adopt a proxy access by-law, which was authored with the thoughtful perspectives of many of our largest stockholders and is consistent with the stockholder proposal on the same topic that was presented for your consideration in 2015.

We are optimistic about our company’s long-term future, underpinned by a portfolio of exceptional assets and a highly motivated management team and workforce focused on executing our strategy. Thank you for your continued confidence in us.

Respectfully yours,
GERALD J. FORD Non-Executive Chairman of the Board April 28, 2016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Wednesday, June 8, 2016

Time:	10:00 a.m., Eastern Time

Place:	Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801. You can obtain directions to the Hotel du Pont on the hotel’s website at www.hoteldupont.com/map-and-directions-en.html.

Purpose:	•	Elect eight directors;
•	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016;
•	Approve, on an advisory basis, the compensation of our named executive officers;
•	Approve a proposed amendment to our amended and restated by-laws to implement stockholder proxy access;
•	Approve a proposed amendment to our amended and restated certificate of incorporation to increase the number of authorized shares of common stock to 3,000,000,000;
•	Approve a proposed amendment to our amended and restated certificate of incorporation to clarify that any director may be removed with or without cause;
•	Approve the adoption of the proposed 2016 Stock Incentive Plan;
•	Vote on one stockholder proposal requesting a report on the company’s enhanced oil recovery operations, if presented at the annual meeting; and
•	Transact such other business as may properly come before the annual meeting.

Record Date:	Only stockholders of record as of the close of business on April 12, 2016 are entitled to notice of and to attend or vote at the annual meeting.

Identification:	If you plan to attend the annual meeting in person, please bring proper identification and, if your shares of our common stock are held in “street name,” meaning a bank, broker, trustee or other nominee is the stockholder of record of your shares, please bring acceptable proof of ownership, which is either an account statement or a letter from your bank, broker, trustee or other nominee confirming that you beneficially owned shares of Freeport-McMoRan Inc. common stock on the record date.

Proxy Voting:	Your vote is very important. Whether or not you plan to attend the annual meeting in person, please promptly submit your proxy and voting instructions via the internet or sign, date and return a proxy card. Your cooperation is appreciated.

By Order of the Board of Directors.
DOUGLAS N. CURRAULT II Deputy General Counsel and Corporate Secretary April 28, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2016.

This proxy statement and the company’s 2015 annual report to stockholders are available at

www.eproxyaccess.com/fcx2016

Freeport-McMoRan    2016 Proxy Statement    i

Executive Officer Compensation	25
Compensation Discussion and Analysis	25
Executive Summary	26
Executive Compensation Philosophy	30
Overview of Principal Components of Executive Compensation	31
Post-Termination Compensation	37
Compensation Processes and Policies	39
Compensation Committee Report	41
Executive Compensation Tables	42
Summary Compensation Table	42
2015 Grants of Plan-Based Awards	44
Outstanding Equity Awards at December 31, 2015	45
2015 Option Exercises and Stock Vested	47
Retirement Benefit Programs	48
Potential Payments Upon Termination or Change of Control	50

Audit Committee Report	56

Independent Registered Public Accounting Firm	57

Proposal No. 2: Ratification of the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for 2016	58

Proposal No. 3: Advisory Vote on the Compensation of Our Named Executive Officers	59

Proposal No. 4: Approval of an Amendment to our Amended and Restated By-Laws to Implement Stockholder Proxy Access	60

Proposal No. 5: Approval of an Amendment to our Amended and Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock	63

Proposal No. 6: Approval of an Amendment to our Amended and Restated Certificate of Incorporation to Clarify That Any Director May Be Removed With or Without Cause	65

Proposal No. 7: Approval of the Adoption of the Proposed 2016 Stock Incentive Plan	66

Proposal No. 8: Stockholder Proposal Requesting a Report on the Company’s Enhanced Oil Recovery Operations	77

Certain Transactions	80

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Freeport-McMoRan    2016 Proxy Statement    iii

PROXY SUMMARY

This summary highlights selected information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. For more complete information regarding our 2015 performance, please review our 2015 Annual Report on Form 10-K. The 2015 annual report to stockholders, including financial statements, is being made available to stockholders together with these proxy materials on or about April 28, 2016.

2016 Annual Meeting of Stockholders

Time and Date:	10:00 a.m. Eastern Time, Wednesday, June 8, 2016

Place:	Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801

Record Date:	Tuesday, April 12, 2016

Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director position and one vote for each of the other proposals to be considered at our annual meeting.

2015 Performance Highlights (page 27)

During 2015, we took aggressive actions to reduce costs and capital expenditures. We achieved significant cost reductions and structured our mining operations to generate free cash flow at copper prices near six-year lows.

In addition, we achieved a number of important milestones:

•	In Arizona, the new concentrating facility at Morenci reached full rates.

•	In Peru, we completed the construction of the world’s largest concentrating facility at Cerro Verde, positioning the mine to be a major large-scale producer for decades.

•	In Indonesia, we received important assurances from the Government of Indonesia regarding our long-term operating rights.

•	In Africa, exploration results at our Tenke Fungurume mine continue to indicate opportunities for significant future reserve additions.

•	Drilled 10 successful wells at our three 100-percent-owned production platforms in the Deepwater Gulf of Mexico.

Our mining assets are characterized by high volumes of low-cost current production, with large mineral reserves and resources available for future development and growth. We are positive and optimistic about our company’s long-term future, underpinned by a portfolio of exceptional assets and a highly motivated management team and workforce focused on executing our strategy.

Executive Compensation Highlights (page 26)

•	Majority of our executives’ target direct compensation is at risk and based on measurable performance and increases in stock price under our annual and long-term incentive programs.

•	No payouts under the annual incentive plan for 2015.

•	No increases to base salaries of executives.

•	Forfeiture of 20% of the 2013-2015 restricted stock unit award for failure to satisfy performance conditions.

•

Consistent with our goals of reducing debt and costs, and continuing to safely and effectively operate our business, we adopted a new structure for 2016 performance share unit awards, incorporating financial and operational metrics in addition to relative TSR performance metric.

•	Streamlined executive management structure and discontinued paying three executives at the highest level.

Freeport-McMoRan    2016 Proxy Statement    1

Corporate Governance Highlights (page 7)

We implemented several significant corporate governance enhancements in 2015, including the following:

•	Reduced the size of the board from 16 to 9 while adding two new members, significantly reducing average director tenure.

•	Appointed a non-executive chairman of the board.

•	Streamlined our executive management by eliminating the Office of the Chairman structure.

These changes reflect the changing needs of the company, evolving governance practices and feedback from our stockholders. We believe that these changes will streamline decision making processes while also increasing accountability for the board and management. We are committed to strong and effective governance practices that are responsive to our stockholders.

Stockholder Engagement (page 4)

We have an extensive stockholder outreach program through which we seek ongoing input from our largest institutional investors and other stockholders regarding our executive compensation and governance practices, and implement changes based on this input. We value stockholder views and insights and believe that constructive and meaningful dialogue builds informed relationships that promote transparency and accountability. One of the key topics we discussed with our stockholders in 2015 was proxy access. We are presenting for stockholder approval at our annual meeting a proxy access proposal that is designed to reflect feedback gathered in those discussions as well as the company’s specific ownership and governance structures.

Agenda and Voting Recommendations

Item	Description	Board Vote Recommendation	Page
1	Election of eight directors	FOR each nominee	16
2	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016	FOR	58
3	Approval, on an advisory basis, of the compensation of our named executive officers	FOR	59
4	Approval of an amendment to our amended and restated by-laws to implement stockholder proxy access	FOR	60
5	Approval of an amendment to our amended and restated certificate of incorporation to increase the number of authorized shares of common stock	FOR	63
6	Approval of an amendment to our amended and restated certificate of incorporation to clarify that any director may be removed with or without cause	FOR	65
7	Approval of the adoption of the proposed 2016 Stock Incentive Plan	FOR	66
8	Stockholder proposal requesting a report on the company’s enhanced oil recovery operations	AGAINST	77

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Director Nominee Highlights (page 17)

Name	Age	Director Since	Principal Occupation	Independent	Board Committees
Richard C. Adkerson	69	2006	Vice Chairman, President and Chief Executive Officer Freeport-McMoRan Inc.
Gerald J. Ford Non-Executive Chairman of the Board	71	2000	Chairman of the Board Hilltop Holdings, Inc.	✓	• Audit • Executive (Chair) • Nominating and Corporate Governance (Chair)
Lydia H. Kennard	61	2013	President and Chief Executive Officer KDG Construction Consulting	✓	• Corporate Responsibility (Vice Chair) • Nominating and Corporate Governance
Andrew Langham	43	2015	General Counsel Icahn Enterprises L.P.	✓	• Compensation • Nominating and Corporate Governance
Jon C. Madonna	72	2007	Retired Chairman and Chief Executive Officer KPMG LLP	✓	• Audit (Vice Chair) • Compensation (Vice Chair) • Nominating and Corporate Governance
Courtney Mather	39	2015	Managing Director Icahn Capital LP	✓	• Audit • Executive
Dustan E. McCoy	66	2007	Retired Chairman and Chief Executive Officer Brunswick Corporation	✓	• Compensation (Chair) • Corporate Responsibility • Executive
Frances Fragos Townsend	54	2013	Executive Vice President of Worldwide Government, Legal and Business Affairs MacAndrews & Forbes Holdings Inc.	✓	• Corporate Responsibility (Chair) • Compensation • Executive

Freeport-McMoRan    2016 Proxy Statement    3

STOCKHOLDER ENGAGEMENT

We have an extensive stockholder outreach program through which we seek ongoing input from our largest institutional investors and other stockholders regarding our executive compensation and governance practices, and implement changes based on this input. We value stockholder views and insights and believe that constructive and meaningful dialogue builds informed relationships that promote transparency and accountability.

Independent Board Members Lead the Process

Since being appointed lead independent director by the independent directors of the board in 2013, Gerald J. Ford, now the non-executive chairman of the board, has conducted a series of engagements on behalf of the board collecting feedback from stockholders on various governance-related topics, including our compensation program and governance practices. The board has historically used the feedback Mr. Ford gathered when evaluating potential changes to governance and compensation structures, resulting in decisions that were better informed and more likely to be supported by stockholders.

Capturing Stockholder Perspectives on Proxy Access Nuances

In late 2014, we received a non-binding stockholder proposal requesting that the board adopt and submit to stockholders for their approval a “proxy access” amendment to our by-laws. Under the direction of Mr. Ford, we conducted outreach with our stockholders in order to implement a thoughtful approach to proxy access. We found that many of our stockholders view proxy access as an important right. We recognized, based on discussions with some of our significant stockholders and our review of the voting guidelines of and public commentary by investors, that proxy access was an evolving governance topic on which our stockholders had a diverse range of views, including with regards to some of the details of how a proxy access right should be structured. In recognition of developing trends regarding proxy access, the board committed to present a proxy access proposal designed to reflect the company’s specific ownership and governance structures for stockholder approval at our 2016 annual meeting after careful consideration and stockholder engagement. During early 2015, Mr. Ford offered to meet with 15 of our largest institutional stockholders and with representatives from institutional investors collectively representing over 20% of our outstanding shares. At the 2015 stockholder meeting a majority of shares cast were in support of the stockholder proposal, validating the board’s perception that there was broad based support for a proxy access right.

For several months last year, we took a transparent and inclusive approach in developing a proxy access by-law. During the fall and winter of 2015, Mr. Ford and our deputy general counsel and corporate secretary met in person and by telephone with several of our largest institutional stockholders. Following those meetings, our deputy general counsel and corporate secretary, under the direction of Mr. Ford and on behalf of the board, continued engagement efforts by telephone with about 15 of our institutional stockholders, including the stockholder who submitted the proxy access proposal presented at our 2015 stockholder meeting. These stockholders collectively represented approximately 30% of our outstanding shares. While each discussion was tailored to reflect the interests of the stockholder, management generally:

•	Discussed recent business developments, including announced capital and operating initiatives, review of strategic alternatives for oil and gas business and status of operations in Indonesia

•	Reviewed changes to board composition, board leadership structure and board practices

•	Solicited feedback on the addition of a supplemental performance metric to the long-term compensation program

•	Gathered views on proxy access, including preferred structure and approach to implementation

•	Listened to any other stockholder concerns

Insights gathered in these discussions were reported to the board and discussed at relevant board and committee meetings. The proxy access proposal that we are presenting for stockholder approval at this year’s annual meeting was guided by that stockholder input. The board believes it is the right one for our company. For more information, see our proxy access proposal, beginning on page 60.

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Recent Engagements by the Board and Management

Engagement Period	Topics of Discussion	Engagement Outcomes

2015	• Business strategy • Leadership structure • Executive compensation program • Board composition and refreshment • Succession planning • Proxy access

•  We reported all of the feedback and suggestions to the compensation committee and the board of directors for consideration

•  Streamlined executive management by eliminating Office of the Chairman structure

•  We received positive feedback on the executive compensation program and corporate governance changes we implemented in 2014

•  Reconstituted and reduced the size of the board

•  Appointed non-executive chairman of the board

•  Revised director compensation program to eliminate meeting attendance fees and reduce the value of annual equity awards from $270,000 to $170,000, with the awards vesting after one year; reduced fee of lead independent director/non-executive chairman from $100,000 to $50,000 (paid in shares of our common stock)

•  Conducted outreach in order to develop a proxy access right for presentation to stockholders at the 2016 annual meeting

December 2015- First Quarter 2016	• Proxy access • Board composition and refreshment • Leadership structure • Business strategy

•  Continued outreach and developed a proxy access right for presentation to stockholders at this year’s annual meeting

•  We further improved the executive compensation program, incorporating financial and operational metrics in addition to total stockholder return into our 2016 long-term incentive program

•  Investors were supportive of the board’s actions to restructure executive and board leadership roles

•  Investors signaled support for the business strategy while raising concerns about the significant challenges faced by the business

Ongoing Dialogue Regarding Social and Environmental Sustainability

In addition to engagement regarding proxy access, governance and compensation, we have a robust stakeholder communication program addressing corporate social responsibility. As part of this program, we regularly work with our stockholders and other stakeholders via in-person meetings and site visits, teleconferences, inquiries via email and related conferences. Through these engagement and outreach efforts, our corporate sustainable development team and senior personnel address key industry topics, including:

•	Health, safety and fatality prevention

•	Community development

•	Human rights

•	Transparency of government payments

•	Environmental management

•	Water resources

Freeport-McMoRan    2016 Proxy Statement    5

In 2015, our corporate team engaged with over 50 investor organizations, sustainability analyst firms, banking institutions and non-governmental organizations regarding our sustainability programs and performance. In addition, our operational-level teams regularly engage locally with community stakeholders, development institutions and non-governmental organizations. Our corporate team also works closely with our sales departments to engage both downstream customers and international governmental agencies on sustainability programs and address specific environmental and public health areas of interest that affect access to markets for our various products within the value chain. We believe that effective stakeholder engagement can help reduce sustainability-related risks and enable us to continue to deliver positive contributions to society.

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CORPORATE GOVERNANCE

Corporate Governance Guidelines; Principles of Business Conduct

Corporate governance is a long-standing priority at our company. We believe effective corporate governance promotes the long-term interests of our stockholders, maintains internal checks and balances, strengthens management accountability, engenders public trust and fosters responsible decision-making and accountability. Our corporate governance guidelines, along with the charters of our principal board committees, provide the framework for the governance of our company and reflect the board’s commitment to monitor the effectiveness of policy and decision-making both at the board and management levels.

We are also proud of our commitment to the highest level of ethical and legal conduct in all of our business operations. Our principles of business conduct are a reaffirmation of our commitment to integrity and define the expected behavior of all of our employees and our board. Amendments to or waivers of our principles of business conduct granted to any of our directors or executive officers will be published promptly on our website.

Our corporate governance guidelines and principles of business conduct are available at www.fcx.com under “Investor Center – Corporate Governance” and are available in print to any stockholder who requests a copy.

Board Composition

We recognize the importance of board refreshment to achieve the right blend of institutional knowledge and fresh perspectives. Following constructive discussions with many of our largest stockholders, the board discussed the proper and most effective size and make-up consistent with the needs of the company as we navigated challenging market conditions and refocused the business on our leading global position in the copper industry. During the fourth quarter of 2015 we reconstituted and reduced the size of the board from sixteen to nine. Our newly reconstituted board, which includes two new directors in addition to seven continuing directors, brings diverse and extensive professional, financial and business experience while balancing independence and tenure. The board represents a strong blend of institutional knowledge and fresh perspectives that will benefit stockholders as we address market challenges and position the company for long-term success.

Effective as of our 2016 annual meeting, Mr. Day’s term will expire and he will no longer serve as a member of the board. The board wishes to thank Mr. Day for his many years of service as a director of the company. As a result, immediately following our annual meeting, the board will decrease from nine to eight members. The board has affirmatively determined that seven of the eight director nominees have no material relationship with the company and are independent within the meaning of our director independence standards, which meet, and in some respects exceed, the independence requirements of the New York Stock Exchange (NYSE).

After our 2016 annual meeting, if all of the director nominees are elected, independent directors will comprise 87.5% of the board, the average age of our directors will be 59.4, and the average tenure of our directors will be 5.8 years, compared to an average age of 63.1 and an average tenure of 8.5 years for all directors at the companies in the S&P 500 index according to the 2015 Spencer Stuart Board Index. We remain committed to an ongoing review of the board’s composition to ensure we continue to have the right mix of skills, background and tenure.

Freeport-McMoRan    2016 Proxy Statement    7

Board Leadership Structure

The board believes that the decision to combine or separate the positions of chairman and chief executive officer is highly dependent on the strengths and personalities of the individuals involved and must take into account current business conditions and the environment in which the company operates. The positions of chairman and chief executive officer have been separate at our company since 2003. While our by-laws and corporate governance guidelines do not require our chairman and chief executive officer positions to be separate, the board believes that having separate positions continues to be the appropriate leadership structure for the company at this time. The board’s leadership structure changed significantly during 2015 and early 2016:

•	Our co-founder, former chairman of the board and long-time executive James R. Moffett resigned and entered into a consulting arrangement with us.

•

The Board appointed our former lead independent director, Mr. Ford, as non-executive chairman of the board, with responsibilities that include: (a) presiding at meetings of the Board and meetings of stockholders; (b) overseeing the management, development and functioning of the Board; and (c) in consultation with the chief executive officer, planning and organizing the schedule and establishing the agendas for board meetings. Consistent with our Corporate Governance Guidelines, the board does not have a lead independent director because the chairman is an independent director.

•	James C. Flores resigned from our board in 2015, and departed the company in 2016.

Elimination of Office of the Chairman Structure

Following completion of our acquisition of Plains Exploration & Production Company (Plains Exploration) in 2013, we established the Office of the Chairman, which was comprised of our then top three executives – James R. Moffett, Executive Chairman, Richard C. Adkerson, Vice Chairman, President and Chief Executive Officer of the company and James C. Flores, Vice Chairman of the company and President and Chief Executive Officer of Freeport-McMoRan Oil & Gas LLC. In connection with the reconstitution of the board, we also streamlined our executive management by eliminating the Office of the Chairman structure, re-designating responsibilities and electing a non-executive chairman. The board believes this structure provides an effective balance between strong company leadership and appropriate safeguards and oversight by independent directors. These changes are also consistent with feedback from our stockholders, which was considered as part of the board’s deliberation on the issue.

Board and Committee Meeting Attendance

The board had five regular meetings and six special meetings during 2015. During 2015, each of our directors participated in more than 75% of the total number of meetings of the board and meetings held by each committee of the board on which each director served. Directors are invited but not required to attend annual meetings of our stockholders. Mr. Adkerson attended our last annual meeting of stockholders.

Board Committees

The board has five standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee, a corporate responsibility committee and an executive committee, each of which is composed entirely of independent directors. Each committee operates under a written charter adopted by the board. All of the committee charters are available on our website at www.fcx.com under “Investor Center – Corporate Governance” and are available in print upon request. The following table identifies the current committee members.

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Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Corporate Responsibility Committee	Executive Committee
Richard C. Adkerson
Robert A. Day*	Chairman		Vice Chairman		✓
Gerald J. Ford	✓		Chairman		Chairman
Lydia H. Kennard			✓	Vice Chairman
Andrew Langham		✓	✓
Jon C. Madonna	Vice Chairman	Vice Chairman	✓
Courtney Mather	✓				✓
Dustan E. McCoy		Chairman		✓	✓
Frances Fragos Townsend		✓		Chairman	✓

*	Effective as of our 2016 annual meeting, Mr. Day will no longer serve as a member of the board of directors or the audit, nominating and corporate governance or executive committees. The board will address committee assignments at its next regularly scheduled meeting in May 2016.

Audit Committee. The audit committee assists the board in fulfilling its oversight responsibilities relating to (1) the effectiveness of the company’s internal control over financial reporting; (2) the integrity of the company’s financial statements; (3) the company’s compliance with legal and regulatory requirements; (4) the qualifications and independence of the company’s independent registered public accounting firm; and (5) the performance of the company’s independent registered public accounting firm and internal audit firm. For more information on the audit committee, see the section titled “Audit Committee Report.” The audit committee held four meetings in 2015.

Compensation Committee. The compensation committee assists the board in fulfilling its oversight responsibilities by (1) discharging the board’s responsibilities relating to compensation of the company’s executive officers, and (2) administering the company’s cash-based and equity-based incentive compensation plans. For more information on the compensation committee, see the section titled “Corporate Governance – Compensation Committee Procedures.” The compensation committee held three meetings in 2015.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee assists the board in fulfilling its oversight responsibilities by (1) identifying and formally considering and recommending to the board candidates to be nominated for election or re-election to the board at each annual meeting of stockholders or as necessary to fill vacancies and newly-created directorships; (2) monitoring the composition of the board and its committees and making formal recommendations to the board on membership of the committees; (3) maintaining the company’s corporate governance guidelines and recommending to the board any desirable changes; (4) evaluating the effectiveness of the board, its committees and management; and (5) overseeing the form and amount of director compensation. The nominating and corporate governance committee held two regular meetings and two special meetings in 2015.

Corporate Responsibility Committee. The corporate responsibility committee assists the board in fulfilling its oversight responsibilities with respect to the company’s (1) environmental policy and implementation programs; (2) human rights policy and practices; (3) safety and health policies and programs; (4) community health programs and related public health and medical matters; (5) community policy and practices, governmental and stakeholder relations, and social investment and sustainable development programs; (6) charitable contributions; and (7) political activity and spending practices. The corporate responsibility committee held three meetings in 2015.

Executive Committee. The executive committee assists the board in fulfilling its oversight responsibilities by acting on behalf of the board during periods between meetings of the board in order to enhance the board’s ability to respond to time-sensitive matters. The members of the executive committee are the lead independent director or non-executive chairman, as applicable, who is chairman of the executive committee, and the chairmen of the other standing committees of the board, who are all independent directors, and any other independent director as appointed by the board.

The executive committee has all of the powers of the board except as limited by law. The executive committee held two meetings in 2015.

Freeport-McMoRan    2016 Proxy Statement    9

Board and Committee Independence; Audit Committee Financial Experts

In accordance with the rules of the NYSE, the board must make an affirmative determination that a director has no material relationship with the company and management for such director to be deemed independent. To assist the board in making determinations of independence, the nominating and corporate governance committee established director independence standards, which meet, and in some respects exceed, the independence requirements of the NYSE. In addition, members of the audit and compensation committees must meet heightened standards of independence in accordance with the requirements of the NYSE corporate governance listing standards and U.S. Securities and Exchange Commission (SEC) rules and regulations. The director independence standards are part of our corporate governance guidelines, which are available at www.fcx.com under “Investor Center – Corporate Governance.”

On the basis of information solicited from each director, and upon the advice and recommendation of the nominating and corporate governance committee, the board has affirmatively determined that each of Messrs. Day, Ford, Langham, Madonna, Mather and McCoy, and each of Mses. Kennard and Townsend has no material relationship with the company and is independent within the meaning of our director independence standards. In making this determination, the nominating and corporate governance committee, with assistance from the company’s legal counsel, evaluated responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the company and management. In its review of director independence, the committee considered the commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the company or management. The nominating and corporate governance committee recommended to the board that the eight directors named above be considered independent, which the board approved.

The board also has determined that each of the members of the audit, compensation, nominating and corporate governance, and corporate responsibility committees has no material relationship with the company and satisfies the independence criteria (including the enhanced criteria with respect to members of the audit committee and compensation committee) set forth in the applicable NYSE listing standards and SEC rules. In addition, the board has determined that each of Messrs. Day, Ford, Madonna and Mather qualify as an “audit committee financial expert,” as such term is defined by the rules of the SEC. Effective as of our 2016 annual meeting, Mr. Day will no longer serve as a director or as a member of the audit, nominating and corporate governance or executive committees. As a result, the size of the board will decrease to eight members.

Compensation Committee Procedures

The compensation committee has the sole authority to set compensation for our executive officers, including annual compensation amounts and annual and long-term incentive plan criteria, evaluate the performance of our executive officers, and make awards to our executive officers under our stock incentive plans. The compensation committee also reviews, approves and recommends to the board any proposed plan or arrangement providing for incentive, retirement or other compensation to our executive officers. The compensation committee oversees our assessment of whether our compensation practices are likely to expose the company to material risks. The compensation committee annually recommends to the board the slate of officers for the company, periodically reviews the functions of our executive officers and makes recommendations to the board concerning those functions.

To the extent stock options or other equity awards are granted in a given year, the compensation committee’s historical practice has been to grant such awards at its first meeting of that year, which is usually held in January or February. Each July or August, the board establishes a meeting schedule for itself and its committees for the next calendar year. Thus, the first meeting of each year is scheduled approximately six months in advance and is scheduled to fall within the window period following the release of the company’s earnings for the fourth quarter of the previous year. The compensation committee has a written policy stating that it will approve all regular annual equity awards at its first or second meeting of each fiscal year, and that to the extent the committee approves any out-of-cycle awards at other times during the year, such awards will be made during an open window period during which our executive officers and directors are permitted to trade.

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The terms of our stock incentive plans provide that the exercise price of each stock option cannot be less than the fair market value of a share of our common stock on the grant date. Pursuant to the compensation committee’s policies, for purposes of our stock incentive plans, the fair market value of our common stock will be determined by reference to the closing quoted per share sale price of our common stock on the composite tape for NYSE-listed stocks on the grant date. In addition, our stock incentive plans permit the committee to delegate to appropriate personnel its authority to make awards to employees other than those subject to Section 16 of the Securities Exchange Act of 1934, as amended.

Our current equity grant policy provides that each of our chairman of the board and our chief executive officer of the company has authority to make or modify grants to such employees, subject to the following conditions:

•	No grant may relate to more than 20,000 shares of our common stock;

•

Such grants must be approved during an open window period and must be approved in writing by such officer, the grant date being the date of such written approval or such later date set forth in the grant instrument;

•	The exercise price of any options granted may not be less than the fair market value of our common stock on the date of grant; and

•	The officer must report any such grants to the committee at its next meeting.

The compensation committee engages an independent executive compensation consultant to advise the compensation committee on matters related to executive compensation. Please refer to the section titled “Compensation Discussion and Analysis” for more information related to the independent executive compensation consultant. In addition, the board has its own independent legal counsel, with whom the compensation committee consults on an as needed basis.

Compensation Committee Independence – No Interlocks or Insider Participation

The current members of our compensation committee are Messrs. McCoy, Madonna and Langham and Ms. Townsend. In 2015, none of our executive officers served as a member of the compensation committee of another entity, or as a director of another entity, one of whose executive officers served on our compensation committee or as one of our directors.

Our insider trading policy prohibits our executives and directors from entering into any hedging arrangements with respect to our securities and limits the ability of our executives and directors to pledge our securities. For more information, see the section titled “Executive Officer Compensation – Compensation Discussion and Analysis” beginning on page 25.

Board Evaluation Process

The nominating and corporate governance committee is responsible for overseeing the annual performance evaluation of the board as a whole and each committee of the board. Annually, each director completes an evaluation of the full board and of each committee on which the director serves. The evaluations are intended to provide the board and each committee with an opportunity to evaluate performance for the purpose of improving board and committee processes and effectiveness. The detailed questionnaires seek quantitative ratings and subjective comments in key areas of board practices, and ask each director to evaluate how well the board and committees operate and to make suggestions for improvements. The nominating and corporate governance committee reviews the results and the assessment of board performance is presented to the full board. The results of each committee evaluation are delivered to the respective chairman of each committee. The results can then be leveraged by the board or relevant committee when considering issues such as board refreshment, committee operations, or board procedures.

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Director Nominations and Qualifications

In evaluating nominees for membership on the board, our nominating and corporate governance committee applies the board membership criteria set forth in our corporate governance guidelines. Under these criteria, the committee takes into account many factors, including personal and professional integrity, general understanding of our industry, corporate finance and other matters relevant to the successful management of a large publicly traded company in today’s business environment, educational and professional background, independence, and the ability and willingness to work cooperatively with other members of the board and with senior management. In selecting nominees, the committee seeks to have a board that represents a diverse range of perspectives and experience relevant to the company. The committee also evaluates each individual in the context of the board as a whole, with the objective of recommending nominees who can best perpetuate the success of the business, be effective directors in conjunction with the full board, and represent stockholder interests through the exercise of sound judgment using their diversity of experience in these various areas. For more information regarding the experience, qualifications, attributes and skills of director nominees considered by the board through the nominating and corporate governance committee, see the section titled “Proposal No. 1: Election of Directors” on page 16.

Our nominating and corporate governance committee regularly assesses the appropriate size of the board, and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the committee will consider various potential candidates who may come to the attention of the committee through current board members, professional search firms, stockholders or other persons. Each candidate brought to the attention of the committee, regardless of who recommended such candidate, is considered on the basis of the criteria set forth in our corporate governance guidelines.

Director Candidates Submitted by Stockholders

Our nominating and corporate governance committee will consider candidates proposed for nomination by our stockholders. Stockholders may propose candidates by submitting the names and supporting information to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004. Supporting information should include (a) the name and address of the candidate and the proposing stockholder; (b) a comprehensive biography of the candidate and an explanation of why the candidate is qualified to serve as a director taking into account the criteria identified in our corporate governance guidelines; (c) proof of ownership, the class and number of shares, and the length of time that the shares of our voting securities have been beneficially owned by each of the candidate and the proposing stockholder; and (d) a letter from the candidate stating his or her willingness to serve, if elected.

In addition, our by-laws permit stockholders to nominate candidates directly for consideration at next year’s annual meeting of stockholders. Any nomination must be in writing and received by our corporate secretary at our principal executive office no later than April 9, 2017. If the date of next year’s annual meeting is moved to a date more than 90 days after or 30 days before the anniversary of this year’s annual meeting, the nomination must be received no later than the later of 60 days prior to the date of the 2017 annual meeting or 10 days following the public announcement of the date of the 2017 annual meeting. Any stockholder submitting a nomination under our by-law procedures must include (a) all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) the name and address (as they appear on the company’s books) of the nominating stockholder and the class and number of shares beneficially owned by such stockholder. Nominations should be addressed to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004.

If the proposal to implement stockholder proxy access is approved at our 2016 annual meeting, it will become effective immediately and proxy access will be available for the next annual meeting of stockholders, and stockholders will be able to nominate candidates as described in the section titled “Proposal No. 4: Approval of an Amendment to Our Amended and Restated By-Laws to Implement Stockholder Proxy Access” on page 60.

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Succession Planning for Senior Executives

The board is focused on ensuring that the company has a robust emergency and long-term succession plan in place for key senior executive positions. In the event of an unexpected executive departure, the emergency succession plan allows for smooth transfer of responsibilities to an individual who may or may not be permanently tasked with the new role. In the event of a senior executive’s departure, both internal and external candidates may be considered for permanent appointment to a given role.

The long-term succession plan is intended to develop a pipeline of qualified talent for key roles. The planning process includes a discussion of succession candidates, assessment of relevant skills and planning for professional development where necessary. The company’s short and long-term business strategy will be considered when evaluating candidates and their skills. Multiple succession candidates may be identified for an individual role and provided with relevant growth opportunities. Where possible, the board gains insight through direct exposure to internal succession candidates from their presentations to the board, work with individual directors or board committees, and participation in board activities.

The board has tasked the executive committee, which is fully independent, with the responsibility of overseeing the succession planning process. In past years, the lead independent director and other members of the executive committee partnered with the members of the Office of the Chairman to review the company’s succession plan for all key senior executives. Following the recent changes to our leadership structure, the executive committee, which includes our non-executive chairman, will continue to review the company’s succession plan for all key senior executives as in prior years with input from the chief executive officer. Succession planning for the chief executive officer of the company is overseen by the independent executive committee and is formally discussed at least once annually by the independent directors. In the event that the succession plan is triggered for any of these roles, the full board would participate in the discussion and consideration of any action with a final decision to be made by the independent directors of the board.

Board’s Role in Oversight of Risk Management

The board as a whole is responsible for risk oversight, with reviews of certain areas being conducted by the relevant board committees that report to the full board. In its risk oversight role, the board reviews, evaluates and discusses with appropriate members of management whether the risk management processes designed and implemented by management are adequate in identifying, assessing, managing and mitigating material risks facing the company. In addition, as reflected in our principles of business conduct, the board seeks to establish a “tone at the top” communicating the board’s strong commitment to ethical behavior and compliance with the law.

The board believes that full and open communication between senior management and the board is essential to effective risk oversight. Our non-executive chairman regularly meets and discusses with our chief executive officer a variety of matters including business strategies, opportunities, key challenges and risks facing the company, as well as management’s risk mitigation strategies. Senior management attends all regularly scheduled board meetings where they conduct presentations on various strategic matters involving our operations and are available to address any questions or concerns raised by the board on risk management-related or any other matters. The board oversees the strategic direction of the company, and in doing so considers the potential rewards and risks of our business opportunities and challenges, and monitors the development and management of risks that impact our strategic goals. The chart below provides an overview of the allocation of risk management responsibilities among the board committees.

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Director and Executive Officer Stock Ownership Guidelines

The nominating and corporate governance committee adopted stock ownership guidelines applicable to our non-management directors and the compensation committee adopted stock ownership guidelines applicable to our executive officers. Under the guidelines, each non-management director is expected to maintain ownership of company stock valued at five times his or her annual retainer, which retainer is currently $75,000. Mr. Adkerson is expected to maintain ownership of company stock valued at five times his base salary and each of our other executive officers is expected to maintain ownership of company stock valued at three times his or her base salary. The value of the stock ownership is calculated based on the one-year and five-year trailing average monthly stock price. Shares of our common stock currently owned and not pledged, including restricted stock units, count as stock owned for purposes of the stock ownership guidelines. Shares held in trust may also be included; however, due to the complexities of the trust laws, the decision to include the shares is made on a case-by-case basis after reviewing the nature of the specific trust involved and considering whether the individual has maintained a pecuniary interest in the shares. Newly-appointed directors are expected to comply with the stock ownership target within four years. As of December 31, 2015, all of our non-management directors and all of our executive officers exceeded their target ownership levels.

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Communications with the Board

Stockholders or other interested parties may communicate directly with one or more members of the board, or the non-management directors as a group, by writing to the director or directors at the following address: Freeport-McMoRan Inc., Attn: Board of Directors or the name of the individual director or directors, 333 North Central Avenue, Phoenix, Arizona 85004. The communication will be forwarded to the appropriate directors.

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PROPOSAL NO. 1:    ELECTION OF DIRECTORS

The board currently consists of nine members. As previously disclosed, effective as of our 2016 annual meeting, Mr. Day’s term will expire and he will no longer serve as a member of the board. As a result, the size of the board will decrease to eight.

Upon the recommendation of our nominating and corporate governance committee, the board has nominated eight directors for election at our 2016 annual meeting to hold office until the next annual meeting and the election of their successors. All of the nominees are currently directors. Each agreed to be named in this proxy statement and to serve if elected. The persons named as proxies on the proxy card intend to vote your proxy for the election of each such nominee, unless otherwise directed. If, contrary to our expectations, a nominee should become unavailable for any reason, your proxy will be voted for a substitute nominee designated by the board or the board may reduce its size.

The board, through the nominating and corporate governance committee, considers the following experience, qualifications, attributes and skills of both director candidates as well as existing members of the board when determining the director nominees:

For more information regarding director nominations and qualifications, see the sections titled “Corporate Governance – Director Nominations and Qualifications” and “Corporate Governance – Director Candidates Submitted by Stockholders” beginning on page 12.

Vote Required to Elect Director Nominees

Under our by-laws, in uncontested elections, directors are elected by a majority of the votes cast. In contested elections where the number of nominees exceeds the number of directors to be elected, directors are elected by a plurality vote, with the director nominees who receive the most votes being elected.

In an uncontested election, any nominee for director who has a majority of votes cast “withheld” from his or her election will be required to promptly tender his or her resignation to the board. Our nominating and corporate governance committee will recommend to the board whether to accept or reject the tendered resignation. The board will act on the committee’s recommendation and publicly disclose its decision within 90 days from the date of the annual meeting of stockholders. Any director who tenders his or her resignation will not participate in the committee’s recommendation or the board action regarding whether to accept or reject the tendered resignation.

In addition, if each member of the nominating and corporate governance committee fails to be elected at the same election, the independent directors who were elected will appoint a committee to consider the tendered resignations and recommend to the board whether to accept or reject them. Any vacancies on the board may be filled by a majority of the directors then in office. Each director elected in this manner will hold office until his or her successor is elected and duly qualified. For more information on the voting requirements, see “Questions and Answers About the Proxy Materials, Annual Meeting and Voting.”

Board of Directors’ Recommendation on Proposal No. 1

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ALL OF THE DIRECTOR NOMINEES LISTED BELOW.

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Information About Director Nominees

The following table provides certain information as of April 12, 2016, with respect to each director nominee, including information regarding business experience, director positions with other public companies held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that led our nominating and corporate governance committee and the board to determine that such person should be nominated at our 2016 annual meeting of stockholders to serve as a director of the company. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years. Former public company directorships reflect positions held in the last five years.

Richard C. Adkerson Vice Chairman, President and Chief Executive Officer of Freeport-McMoRan Inc. Age: 69 Director since: 2006

Business Experience: Chief Executive Officer of the company since December 2003. President of the company since January 2008 and from April 1997 to March 2007. Chief Financial Officer of the company from October 2000 to December 2003. Vice Chairman of the Board of the company since May 2013. Co-Chairman of the Board of McMoRan Exploration Co. from 1998 until acquired by the company in 2013. President and Chief Executive Officer of McMoRan Exploration Co. from 1998 to 2004. Vice Chairman of our former parent company from 1995 to 1997. Partner in Arthur Andersen & Co. from 1978 to 1989 where he served as a Managing Director and head of the firm’s global oil and gas industry services. Professional Accounting Fellow with the Securities and Exchange Commission and Presidential Exchange Executive from 1976 to 1978.

Skills and Qualifications: Mr. Adkerson is a recognized business leader with experience in both the mining and the oil and gas industries, making him highly qualified to serve as a Vice Chairman of the Board of the company. As President and Chief Executive Officer of our company, he has demonstrated exceptional leadership abilities in developing and executing a financial strategy that has benefited our stockholders and building an operational, financial and administrative organization that efficiently supports our business. Mr. Adkerson is recognized as a mining industry leader, having served as past Chairman of the International Council on Mining and Metals and on the Executive Board of the International Copper Association. In addition, Mr. Adkerson’s experience as an oil and gas industry executive and as a managing director of an international accounting firm, where he headed the firm’s worldwide oil and gas industry practice, provide him with detailed knowledge and perspective regarding financial, accounting, regulatory and operational opportunities and challenges, particularly as they relate to the oil and gas industry. Mr. Adkerson’s strong leadership skills and executive management experiences are instrumental in fostering strong relationships with business partners, key customers, suppliers and host governments, thereby enabling him to guide the company’s business strategy. He holds a B.S. in Accounting with highest honors and an M.B.A. from Mississippi State University and completed the Advanced Management Program at Harvard Business School.

Former Public Company Directorships: McMoRan Exploration Co.

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Gerald J. Ford Non-Executive Chairman of the Board of Freeport-McMoRan Inc.; Chairman of the Board of Hilltop Holdings Inc. Age: 71 Director since: 2000 Independent

Business Experience: Non-Executive Chairman of the Board from January 2016 to present. Principal stockholder and Chairman of the Board of Hilltop Holdings, Inc., a Texas-based, publicly traded, diversified financial holding company, since 2007, and a director of Hilltop Holdings Inc. since 2005. General Partner of Ford Financial Fund, L.P. and Ford Financial II, L.P., private equity firms, from 2010 to present. Chairman of the Board and Chief Executive Officer of Golden State Bancorp, Inc. and its wholly owned subsidiary, California Federal Bank, FSB, a Federal Savings Bank, from 1998 through its 2002 merger with Citigroup Inc. Chairman of the Board of First Acceptance Corporation from 1996 to 2010 and Chief Executive Officer of First Acceptance Corporation from 1996 to 2002.

Skills and Qualifications: Mr. Ford is a banking and financial institutions entrepreneur who has been involved in numerous mergers and acquisitions of private and public sector financial institutions over the past 35 years. In that capacity, he acquired and consolidated 30 commercial banks from 1975 to 1993, forming First United Bank Group, Inc., a multi-bank holding company for which he served as Chairman of the Board and Chief Executive Officer until its sale in 1994. During this period, he also led investment consortiums that acquired numerous financial institutions, forming in succession, First Gibraltar Bank, FSB, First Madison Bank, FSB and First Nationwide Bank. His extensive banking industry experience and educational background provide him with expertise in financial, accounting and regulatory matters, making him a valuable member of the board of directors. In addition, Mr. Ford’s service on the board of directors and audit and corporate governance committees of a variety of public companies gives him a deep understanding of the role of the board and positions him well to serve as our Non-Executive Chairman of the Board, chairman of our executive and nominating and corporate governance committees and as a member of our audit committee. He holds a B.A. in Economics and a J.D. from Southern Methodist University.

Current Public Company Directorships: Hilltop Holdings Inc. and Scientific Games Corporation

Former Public Company Directorships: First Acceptance Corporation, Pacific Capital Bancorp, McMoRan Exploration Co. and SWS Group, Inc.

Lydia H. Kennard President and Chief Executive Officer of KDG Construction Consulting Age: 61 Director since: 2013 Independent

Business Experience: President and Chief Executive Officer of KDG Construction Consulting, a construction and program management firm, from 2009 to present. Principal of Airport Property Ventures, LLC, a developer and operator of aviation facilities, from 2007 to present. Executive Director of Los Angeles World Airports, from 1999 to 2003, and again from 2005 to 2007. Member of the California Air Resources Board from 2004 to 2011.

Skills and Qualifications: Ms. Kennard’s over 30 years of executive and operational experience in aviation, construction management and real estate development enables her to contribute to the board her leadership skills and her critical insights into the operational requirements of a large public company. As a result of her former involvement with the California Air Resources Board, she is able to share her understanding of environmental management and pollution control matters, which is valuable in enhancing the board’s insight with respect to our company’s environmental policies and practices. She holds a B.A. in Urban Planning and Management from Stanford University, a Masters in City Planning from Massachusetts Institute of Technology and a J.D. from Harvard Law School.

Current Public Company Directorships: Prologis, Inc.

Former Public Company Directorships: Intermec, Inc. and URS Corporation

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Andrew Langham General Counsel of Icahn Enterprises L.P. Age: 43 Director since: 2015 Independent

Business Experience: General Counsel of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion, from 2014 to present. Assistant General Counsel of Icahn Enterprises L.P. from 2005 to 2014. Associate at Latham & Watkins LLP from 2000 to 2005, focusing on corporate finance, mergers and acquisitions, and general corporate matters.

Skills and Qualifications: Based on Mr. Langham’s extensive corporate and public company experience, we believe that Mr. Langham has the requisite set of skills to serve as a member of the board. Mr. Langham received a B.A. from Whitman College, and a J.D. from the University of Washington.

Mr. Langham was appointed to the board of directors in October 2015, and has been nominated for election to the board at our 2016 annual meeting of stockholders in accordance with the terms of the Nomination and Standstill Agreement with Carl C. Icahn, High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Partners Master Fund LP, Icahn Offshore LP, Icahn Partners LP, Icahn Onshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc., Beckton Corp., Andrew Langham and Courtney Mather.

Current Public Company Directorships: CVR Partners LP, CVR Refining, LP and CVR Energy, Inc., each of which is indirectly controlled by Carl C. Icahn, and Manitowoc Foodservice, Inc.

Jon C. Madonna Retired Chairman and Chief Executive Officer of KPMG LLP Age: 72 Director since: 2007 Independent

Business Experience: Retired Chairman and Chief Executive Officer of KPMG LLP, an international accounting and consulting firm. Retired from KPMG LLP in 1996 having held numerous senior leadership positions throughout his 28-year career with KPMG LLP. Chairman of DigitalThink, Inc. from 2002 to 2004 and Chief Executive Officer of DigitalThink, Inc. from 2001 to 2002. President and Chief Executive Officer of Carlson Wagonlit Corporate Travel, Inc. from 1999 to 2000 and Vice Chairman of Travelers Group, Inc. from 1997 to 1998.

Skills and Qualifications: Mr. Madonna’s long career in public accounting with an international accounting firm and his service as an executive and a director for several publicly traded companies provides him with extensive experience in addressing strategic, operational, financial, accounting, and regulatory matters at the board level. His depth of experience enables him to provide valuable insight to the board of directors. He holds a B.S. in Accounting from The University of San Francisco.

Current Public Company Directorships: AT&T Inc.

Former Public Company Directorships: Tidewater, Inc.

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Courtney Mather Managing Director of Icahn Capital LP Age: 39 Director since: 2015 Independent

Business Experience: Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds, from April 2014 to present. Served in various investment roles, including managing director, at Goldman Sachs & Co. from 1998 to 2012. Director of Loan Syndications and Trading Association, an organization that develops market policies with firms transacting in debt, in 2011.

Skills and Qualifications: Mr. Mather’s significant business and financial experience and leadership roles in various companies provide him with the requisite set of skills to serve as a member of the board. Mr. Mather received a B.A. from Rutgers College and attended the United States Naval Academy.

Mr. Mather was appointed to the board of directors in October 2015, and has been nominated for election to the board at our 2016 annual meeting of stockholders in accordance with the terms of the Nomination and Standstill Agreement with Carl C. Icahn, High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Partners Master Fund LP, Icahn Offshore LP, Icahn Partners LP, Icahn Onshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc., Beckton Corp., Andrew Langham and Courtney Mather.

Current Public Company Directorships: Federal-Mogul Holdings Corporation, which is indirectly controlled by Carl C. Icahn.

Former Public Company Directorships: Viskase Companies, Inc., American Railcar Industries, Inc., CVR Refining, LP and CVR Energy, Inc., each of which is indirectly controlled by Carl C. Icahn.

Dustan E. McCoy Retired Chairman and Chief Executive Officer of Brunswick Corporation Age: 66 Director since: 2007 Independent

Business Experience: Retired Chairman and Chief Executive Officer of Brunswick Corporation, a leading, publicly traded, global manufacturer and marketer of recreation products including marine engines, boats, fitness equipment and billiards equipment, having held such positions from December 2005 to February 2016. President of the Brunswick Boat Group from 2000 until 2005. Joined Brunswick in 1999 as Vice President, General Counsel and Corporate Secretary. Prior to joining Brunswick, served as Executive Vice President for Witco Corporation, a publicly traded specialty chemical products company, with operating responsibility for a variety of global businesses and functions and served as Senior Vice President, General Counsel and Corporate Secretary.

Skills and Qualifications: Mr. McCoy’s extensive experience in legal and compliance matters generally, and more specifically his experience in corporate governance and disclosure matters for publicly traded companies makes him well-suited to serve on the board of directors. Mr. McCoy’s executive management experience provides him with a broad understanding of the operational, financial and strategic issues facing large global companies, enabling him to provide valuable strategic advice to the board and management in advancing the company’s interests. He holds a B.A. in Political Science from Eastern Kentucky University and a J.D. from Salmon P. Chase College of Law at Northern Kentucky University.

Current Public Company Directorships: Louisiana-Pacific Corporation

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Frances Fragos Townsend Executive Vice President of Worldwide Government, Legal and Business Affairs at MacAndrews & Forbes Holdings Inc. Age: 54 Director since: 2013 Independent

Business Experience: Executive Vice President of Worldwide Government, Legal and Business Affairs at MacAndrews & Forbes Holdings Inc. from 2013 to present and Senior Vice President from 2010 to 2013. Partner at Baker Botts L.L.P. from 2009 to 2010. Homeland Security and Counterterrorism Advisor to President George W. Bush from 2005 until 2008 and Chair of the Homeland Security Council from 2004 to 2008. Deputy Assistant to President George W. Bush and Deputy National Security Advisor for Combatting Terrorism from 2003 until 2004. Prior to serving the President, Ms. Townsend was the first Assistant Commandant for Intelligence for the U.S. Coast Guard. Before that, Ms. Townsend spent 13 years at the U.S. Department of Justice under the administrations of President George H.W. Bush, President William J. Clinton and President George W. Bush. Ms. Townsend is a member of the Council on Foreign Relations and the Trilateral Commission.

Skills and Qualifications: Ms. Townsend brings to the board over 25 years of domestic and international experience in legal, law enforcement and security. Her extensive public policy, government and regulatory experience enables her to provide valuable insight with respect to complex international and regulatory matters addressed at the board level. She holds a B.A. in Political Science and a B.S. in Psychology from American University and a J.D. from the University of San Diego School of Law.

Current Public Company Directorships: Scientific Games Corporation and The Western Union Company

Former Public Company Directorships: SIGA Technologies, Inc.

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STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

We believe that it is important for our directors and executive officers to align their interests with the long-term interests of our stockholders. We encourage stock accumulation through the grant of equity incentives to our directors and executive officers and through stock ownership guidelines applicable to our directors and executive officers.

The table below shows the amount of our common stock beneficially owned as of April 4, 2016 by each of our directors, director nominees, our named executive officers and our executive officers and directors as a group. Unless otherwise indicated, all shares shown in the table below are held with sole voting and investment power.

Name of Beneficial Owner	Number of Shares Not Subject to Exercisable Options or Vesting of RSUs or PSUs	Number of Shares Subject to Exercisable Options (1)	Number of Shares Subject to Vesting of RSUs (1)	Total Number of Shares Beneficially Owned (2)		Percent of Class (3)
Richard C. Adkerson	1,851,308	6,760,500	1,000,000	9,611,808	(4)	*
Michael J. Arnold	298,737	1,613,750	—	1,912,487	(5)	*
Robert A. Day	299,275	137,414	8,100	444,789	(6)	*
James C. Flores	10,847,615	927,150	—	11,774,765	(7)	*
Gerald J. Ford	2,229,633	142,680	8,100	2,380,413	(8)	*
Lydia H. Kennard	3,875	—	5,450	9,325		*
Andrew Langham	2,825	—	—	—		*
Jon C. Madonna	22,155	100,000	20,400	142,555		*
Courtney Mather	5,346	—	—	5,346		*
Dustan E. McCoy	16,000	110,000	19,875	145,875		*
James R. Moffett	3,338,996	5,214,000	—	8,552,996	(9)	*
Kathleen L. Quirk	399,088	2,420,500	—	2,819,588		*
Frances Fragos Townsend	4,945	—	5,450	10,395		*

Directors and executive officers as a group (12 persons) (10)	5,159,294	11,671,603	1,067,375	17,889,645		1.4%

*	Ownership is less than 1%.

(1)	Reflects our common stock that could be acquired within sixty days of the record date upon the exercise of options, vesting of restricted stock units (RSUs), and the termination of deferrals on previously vested RSUs.

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(2)	In addition to the RSUs included in “Number of Shares Subject to Vesting of RSUs,” each beneficial owner holds the following unvested RSUs and unvested performance share units (PSUs), which are not included in the table above because they do not vest within sixty days of the record date. The amount for Mr. Flores reflects RSUs subject to a mandatory six-month delay in payment.

Name of Beneficial Owner	Number of Shares Subject to Unvested RSUs	Number of Shares Subject to Unvested PSUs
Richard C. Adkerson	—	862,000
Michael J. Arnold	—	475,000
Robert A. Day	16,525	—
James C. Flores	41,832	262,000
Gerald J. Ford	16,525	—
Lydia H. Kennard	16,275	—
Andrew Langham	15,200	—
Jon C. Madonna	16,525	—
Courtney Mather	15,200	—
Dustan E. McCoy	16,525	—
James R. Moffett	—	262,000
Kathleen L. Quirk	—	558,000
Frances Fragos Townsend	16,275	—

Directors and executive officers as a group (12 persons)	144,050	2,065,000

For more information regarding the RSUs and PSUs, see the sections titled “Director Compensation” and “Executive Officer Compensation – Compensation Discussion and Analysis,” and the “2015 Grants of Plan-Based Awards” table.

(3)	Based on 1,251,856,720 shares of our common stock outstanding as of April 4, 2016.

(4)	Includes (a) 20,330 shares held in his individual retirement account (IRA); (b) 793,000 shares held in a trust and (c) 131,686 shares held in a foundation with respect to which Mr. Adkerson, as a member of the board of trustees, shares voting and investment power, but as to which he disclaims beneficial ownership. Total number of shares beneficially owned includes the 1,000,000 shares underlying the RSUs awarded in connection with the termination of Mr. Adkerson’s employment agreement in December 2013, which Mr. Adkerson will receive six months after his retirement; these RSUs were vested at grant.

(5)	Includes 6,186 shares held through our Employee Capital Accumulation Program (ECAP), which is the company’s tax-qualified defined contribution plan.

(6)	Mr. Day, who will cease serving as a director at our 2016 annual meeting, has pledged, in accordance with the company’s policy, 256,000 shares to secure a line of credit.

(7)	Includes (a) 2,086,041 shares held by Sable Management, L.P.; (b) 1,550,458 shares held by Flores Family Limited Partnership; (c) 2,850,000 shares held by Flores No. 2 Family Limited Partnership; (d) 20,000 shares held by JCF Partnership, L.P.; (e) 20,000 shares held by Mer.FF Partnership, L.P.; (f) 20,000 shares held by Ala.GF Partnership, L.P.; (g) 325 shares held through our ECAP and (h) 17,350 shares held by OLF Partnership, L.P.

(8)	Includes (a) 20,000 shares held as trustee of a trust and (b) 2,000,000 shares held by Diamond Family Investments LP.

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(9)	Includes (a) 2,165,818 shares held by a limited liability company with respect to which Mr. Moffett, as a member shares voting and investment power; (b) 1,000,000 shares with respect to which Mr. Moffett has sole voting power but does not have a pecuniary interest; (c) 65,626 shares held through our ECAP and (d) 107,552 shares held by his spouse, as to which he disclaims beneficial ownership.

(10)	Excludes shares beneficially owned by Mr. Moffett, who ceased serving as a director and executive officer effective as of December 31, 2015, and shares beneficially owned by Mr. Flores, who departed from the company effective as of April 4, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Based solely upon our review of such reports and amendments thereto furnished to us during 2015 and written representations from our directors and executive officers, we believe that during 2015, all required reports were timely filed with the SEC.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below shows persons known to us, as of April 4, 2016, to be the beneficial owner of more than 5% of our outstanding shares of common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Outstanding Shares (1)
Carl C. Icahn and affiliates c/o Icahn Associates Holding LLC 767 Fifth Avenue, Suite 4700 New York, NY 10153	104,000,000	(2)	8.31%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	98,557,392	(3)	7.87%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	83,848,561	(4)	6.70%

(1)	Based on 1,251,856,720 shares of our common stock outstanding as of April 4, 2016.

(2)	Based on a Schedule 13D filed with the SEC on August 27, 2015, as amended by Amendment No. 1 to the Schedule 13D filed with the SEC on September 18, 2015, Amendment No. 2 to the Schedule 13D filed with the SEC on September 23, 2015, and Amendment No. 3 to the Schedule 13D filed with the SEC on October 7, 2015, by Carl C. Icahn and affiliates. Also based on Schedule 13F filed with the SEC on February 16, 2016, filed by Carl C. Icahn.

(3)	Based on a Schedule 13G filed with the SEC on February 10, 2015, as amended by Amendment No. 1 to Schedule 13G filed with the SEC on February 10, 2016 by The Vanguard Group on its own behalf and on behalf of its subsidiaries identified therein, reflecting beneficial ownership as of December 31, 2015. The Schedule 13G/A reflects 96,378,816 shares held with sole dispositive power, 2,178,576 shares held with shared dispositive power, 2,070,741 shares held with sole voting power, and 99,500 shares held with shared voting power.

(4)	Based on Amendment No. 6 to Schedule 13G filed with the SEC on January 26, 2016, by BlackRock, Inc. on its own behalf and on behalf of its subsidiaries identified therein, reflecting beneficial ownership as of December 31, 2015. The Schedule 13G/A reflects 83,848,561 shares held with sole dispositive power and 72,898,408 shares held with sole voting power.

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EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our chief executive officer, our chief financial officer, and each of our three other executive officers during 2015 (collectively referred to as our named executive officers or NEOs). Our named executive officers for 2015 are:

Name	Title

Richard C. Adkerson	Vice Chairman, President and Chief Executive Officer

Kathleen L. Quirk	Executive Vice President, Chief Financial Officer and Treasurer

Michael J. Arnold	Executive Vice President and Chief Administrative Officer

James C. Flores	Former Chief Executive Officer of Freeport-McMoRan Oil & Gas LLC

James R. Moffett	Former Chairman of the Board

This CD&A is organized into five sections:

•	Executive Summary (page 26)

•	Executive Compensation Philosophy (page 30)

•	Overview of Principal Components of Executive Compensation (page 31)

•	Post-Termination Compensation (page 37)

•	Compensation Processes and Policies (page 39)

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Executive Summary

Recent Management Changes

2015 was a year of significant management changes for us. Following completion of our acquisitions of Plains Exploration and McMoRan Exploration Co. in 2013, we established the Office of the Chairman, comprised of our top three executives – Mr. Moffett, Executive Chairman; Mr. Adkerson, Vice Chairman, President and Chief Executive Officer; and Mr. Flores, Vice Chairman of the company and President and Chief Executive Officer of Freeport-McMoRan Oil & Gas LLC.

In October 2015, consistent with feedback from our stockholders and in connection with our strategic review of our oil and gas business, we streamlined our executive management structure by eliminating the Office of the Chairman. As a result of this reorganization, Mr. Moffett remained chairman of our board, Mr. Adkerson became the sole vice chairman of the board and Mr. Flores resigned from the board. See the discussion under “Corporate Governance – Board Leadership Structure” for more information regarding the changes to our leadership structure and the reasons behind the board’s elimination of the Office of the Chairman.

In December 2015, Mr. Moffett, our co-founder, chairman of our board and long-time executive, stepped down from his position as an executive and director and entered into a consulting arrangement with us. In addition, effective April 4, 2016, Mr. Flores departed from the company and his role as chief executive officer of our oil and gas subsidiary.

Stockholder Engagement and Transformation of Our Executive Compensation Program

Since 2013, our compensation committee (the committee) has engaged in extensive stockholder outreach efforts, and made significant changes to our executive compensation program in response to the feedback received from stockholders. These changes culminated in a comprehensive restructuring of the executive compensation program in 2014 for our three top executives, who previously formed the Office of the Chairman. This included a significant reduction in the target and actual compensation for these executives. Additionally, the committee more closely aligned our program with the long-term interests of our stockholders and furthered our long-term business strategy by refining the performance metrics used in our annual and long-term incentive programs. During meetings with stockholders over the last few years, we have received positive feedback on the restructured program. In addition, we have also noted the increased positive results received in connection with the advisory vote on our executive compensation program, with approximately 29% of votes cast in favor of the program at the 2013 annual meeting increasing to approximately 62% of votes cast in favor of the program in 2014, and to approximately 88% of votes cast in favor of the program at our 2015 annual meeting. See “Stockholder Engagement” on pages 4-6 for a thorough discussion of our extensive stockholder engagement efforts.

Recent Executive Compensation Actions

• No payouts under annual incentive plan for 2015

• No increases to base salaries

• Forfeiture of 20% of the 2013-2015 restricted stock unit award for failure to satisfy performance conditions

•    Consistent with our goals of reducing debt and costs, and continuing to safely and effectively operate our business, we adopted a new structure for 2016 performance share unit awards, incorporating financial and operational metrics in addition to relative TSR performance metric

• Streamlined executive management structure and discontinued paying three executives at the highest level

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Business Overview and 2015 Company Performance Highlights

We are a premier United States-based natural resources company with an industry-leading global portfolio of mineral assets, significant oil and natural gas resources, and a growing production profile. Our portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits, significant mining operations in North and South America, the Tenke Fungurume minerals district in the Democratic Republic of Congo in Africa, and significant oil and natural gas assets in the United States.

During 2015, we took aggressive actions to reduce costs and capital expenditures. We achieved significant cost reductions and structured our mining operations to generate free cash flow at copper prices near six-year lows.

In addition, we achieved a number of important milestones:

•	In Arizona, the new concentrating facility at Morenci reached full rates.

•	In Peru, we completed the construction of the world’s largest concentrating facility at Cerro Verde, positioning the mine to be a major large-scale producer for decades.

•	In Indonesia, we received important assurances from the Government of Indonesia regarding our long-term operating rights.

•	In Africa, exploration results at our Tenke Fungurume mine continue to indicate opportunities for significant future reserve additions.

•	Drilled 10 successful wells at our three 100-percent-owned production platforms in the Deepwater Gulf of Mexico.

Our mining assets are characterized by high volumes of low-cost current production, with large mineral reserves and resources available for future development and growth. We are positive and optimistic about our company’s long-term future, underpinned by a portfolio of exceptional assets and a highly motivated management team and workforce focused on executing our strategy.

Target 2015 Direct Compensation

Our executive compensation program is significantly performance-based, linking executive pay, company performance and results for stockholders, and is appropriately balanced with short- and long-term measures. The primary components of our executive compensation program are base salary, annual incentive awards and long-term incentive awards (which we collectively refer to as our executive’s “direct compensation”). The annual incentive awards and long-term incentive awards, which comprise the majority of our executive’s target direct compensation, are at-risk, with a significant percentage of the compensation (79% for our CEO and an average of 80% for our other named executive officers for 2015) based on measureable performance objectives, both annual and long-term (the PSUs), and increases in our stock price (stock options). The following charts illustrate the target mix of direct compensation elements for our CEO and our other named executive officers (an average) during 2015, as compared to the actual amounts granted as reflected in the “Summary Compensation Table.”

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The target and actual direct compensation above does not include the value of perquisites, personal benefits, severance payments or other post-employment compensation for the NEOs, which amounts are included in the “Summary Compensation Table” and the supplementary tables beginning on page 42.

Realizable Pay

2013 – 2015 Realizable Pay

In addition to reviewing total direct compensation, the committee also believes that it is important to review and assess “realizable” compensation over the last three years for our CEO and for our executive officers as a group. Realizable compensation differs from the amounts shown in the “Summary Compensation Table” required by the SEC, which appears on page 42, and provides an additional representation of executive compensation, but is not a substitute for that table. Realizable compensation includes the following elements of compensation found in the “Summary Compensation Table”; however, the valuation methodology of certain of these elements differs, as noted below:

•	Base salary for the three-year period

*	this value is equivalent to the aggregate value in the “Summary Compensation Table”

•	Cash awards under the Annual Incentive Program (AIP) for the three-year period

*	this value is equivalent to the aggregate value in the “Summary Compensation Table”

•	For performance-based RSUs and PSUs that were granted during the three-year period:

–	the value of such awards at vesting; or

–	for unvested awards, the value as of December 31, 2015

*	this value differs from the aggregate value reported in the “Summary Compensation Table,” which reports the grant date fair value of the performance-based RSUs granted during the three-year period

•	For stock options that were granted during the three-year period:

–	the value received upon exercise of such awards; or

–	for unexercised stock options, the Black-Scholes-Merton value as of December 31, 2015

*	this value differs from the aggregate value reported in the “Summary Compensation Table,” which reports the grant date fair value of the stock options granted during the three-year period.

As shown in the graph below, realizable compensation for our executive officers as a group and for our CEO for the three-year period was lower than the aggregate reported compensation in the “Summary Compensation Table,” primarily resulting from our actual stock price performance over the three-year period. Specifically, the decline in our stock price during the three-year period impacted the value of outstanding awards at the end of the period. In contrast, the values included in the “Summary Compensation Table” for these awards are the grant date fair values and thus do not reflect the impact of future stock price performance.

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Realizable compensation for all named executive officers does not include the value of the severance benefits accrued for Mr. Moffett in 2015. See “Executive Officer Compensation – Executive Compensation Tables – Potential Payments Upon Termination or Change of Control” starting on page 50 for information regarding his severance payments and benefits.

Compensation Governance and Best Practices

Our executive compensation program is designed and managed by the independent compensation committee of our board. Structuring a compensation program is a complex process that includes weighing various possible incentives and associated risks, assessing the competitive environment for executive talent, and understanding various constituencies. The committee values stockholder perspectives as an element of the review process. The committee is aware of stockholder views both through the broad feedback mechanism of our annual say-on-pay vote on executive compensation, and through direct conversations with investors that allow us to gather more actionable insights. The committee also seeks input from its independent compensation consultant and strives to incorporate compensation “best practices” into our program design.

Below we outline the compensation governance practices to which we are committed and which we believe enhance the performance of the company and the long-term value for stockholders, and those practices that we reject.

We Are Committed To:

✓ Paying for Performance – a significant portion of target direct compensation for our executive officers (79% for our CEO in 2015) is tied to performance of our company and our stock price.

✓  Limiting Total Target Incentive Compensation – we currently limit the total target incentive awards under our AIP and LTI programs that may be received in any one year by our chief executive officer to no more than 5x base salary.

✓ Clawback Policies – we may recover incentive awards paid based on restated financial statements under certain circumstances.

✓  Responding to Stockholder Feedback – in addition to the extensive transformation of our executive compensation program in 2014, the committee, with input from its independent consultant, reviewed our LTI program to incorporate additional performance metrics in our 2016 performance share awards in response to recent stockholder perspectives and in accordance with our goals of reducing debt and costs, and continuing to safely and effectively operate our business.

✓  Requiring Stock Ownership – we require our executive officers and directors to maintain ownership of our securities through our use of equity-based compensation elements and our stock ownership guidelines.

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We Reject:

x Excise Tax Gross-Ups – we have eliminated all excise tax gross-up provisions from our change in control arrangements with our executive officers.

x  Single Trigger Cash Payments – our change of control arrangements only provide for cash payments related to a change of control if the executive also experiences an actual or constructive termination of employment within one year of the change of control.

x  Single Trigger Vesting of Equity – equity-based awards granted by the company since February 2012 will not accelerate upon a change in control, and will only accelerate upon the recipient’s actual or constructive termination of employment within one year of the change of control.

x Hedging of Company Stock – our insider trading policy prohibits our executives and directors from entering into hedging arrangements with respect to our securities.

x  Excessive Pledging of Company Stock – our insider trading policy provides the following limits on the ability of our executives and directors to pledge our securities:

•  our securities may not be pledged as collateral for a margin loan,

•  the executive or director must notify the company prior to execution of the pledge,

•  the executive or director must establish that he or she has the financial capacity to repay the loan without resorting to the pledged securities, and

•  any shares pledged will not be considered as owned for purposes of the stock ownership guidelines applicable to the executive or the director.

Executive Compensation Philosophy

The fundamental principles of our company’s executive compensation philosophy are to:

•	Pay for performance by emphasizing performance-based compensation that balances rewards for both short- and long-term results,

•	Align compensation with the interests of stockholders and the strategy of our business, and

•	Provide a competitive level of compensation to retain talent.

In order to achieve these goals, our committee believes that not only should a significant portion of the named executive officers’ compensation be performance-based, but also that such compensation should correspond to the key measures used by our stockholders in assessing our company’s value and driving future growth.

Under our executive compensation program, the primary elements of the performance-based pay are (1) the awards under our AIP, which uses financial, operational, safety, environmental and social responsibility metrics to measure performance, and (2) awards under our LTI program, which in 2015 focused on stock price appreciation and total stockholder return, and in 2016 will incorporate certain financial and operational metrics as well as we respond to market conditions and strategic considerations.

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Overview of Principal Components of Executive Compensation

The principal components of executive officer compensation for 2015 were base salaries, annual incentive awards and long-term incentive awards in the form of PSUs and stock options. In addition, we provide our executives with certain personal benefits and perquisites, as well as post-employment compensation. The principal components are summarized as follows:

2015 Executive Compensation Program
Compensation Element	Characteristics
Base Salary	• Fixed cash compensation • Used to calculate other compensation elements
Annual Incentive Program (AIP)	• Annual variable cash compensation based on pre-established performance metrics • Formula-driven plan using the following metrics (weighted as indicated) to determine target and earned awards:
	Financial (operating cash flow net of working capital)	50%
	Operational (copper and oil equivalent production volumes)	25%
	Safety	15%
	Environmental & Social Responsibility	10%
	• Annual cash awards capped at a multiple of base salary (for former members of the Office of the Chairman, target – 1x base salary; maximum – 2x base salary).
Long-Term Incentive Program (LTI Program)

•  PSU award (50% of LTI program awards) – payable in shares of stock after a three-year performance period, all of which is at risk based on performance measured by total stockholder return.

-   Range of payout of the PSUs is 0% to 200% depending on our total stockholder return compared to our peers; if our total stockholder return is equal to or less than 0%, maximum possible payout is capped at 100%.

•  Stock options (50% of LTI program awards) – vest over a four-year period from date of grant.

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Base Salaries

How base salaries support our compensation philosophy and objectives:

•  Base salaries help us meet the objective of attracting and retaining the key talent and executive officers needed to manage our business successfully.

•  Fixed compensation in the form of base salary represents a small portion of our executive officers’ target compensation, reflecting our goal to allocate more compensation to the performance-dependent elements of the total compensation package.

•  Individual base salary amounts reflect our committee’s judgment with respect to each executive officer’s responsibility, performance, work experience and the individual’s historical salary level; we have not increased the base salaries of our executive officers since May 2007; as part of the redesign of our executive compensation program in 2014, we reduced the base salaries of our three top executives by 50%, from $2.5 million to $1.25 million.

•  As of the end of 2015, the base salaries of Mr. Flores and Ms. Quirk were contractually set pursuant to their employment agreements.

2015 Highlights: Base Salaries
There were no increases to our executives’ base salaries in 2015.

Annual Incentive Awards

How the overall design of the 2015 AIP supports our compensation philosophy and objectives:

•  Our AIP is designed to provide performance-based cash awards to our executive officers, each of whose performance has a significant impact on our financial stability, profitability and future growth.

•  It encourages the alignment of executive management with stockholder objectives.

•  Its focus on operating cash flow and copper and oil equivalent production volumes reflects our business goals and objectives, including long-term returns for our stockholders, while its inclusion of safety and environmental and social responsibility metrics promote the goals of operating the business in a responsible manner.

•  The variability of cash flows associated with changes in commodity prices, fluctuations in production volumes, cost management and other business conditions, closely aligns management and stockholder interests.

•  Its cap on awards to 2x the executives’ base salary for the former members of the Office of the Chairman limits the value of awards while providing significant compensation opportunities if the company’s performance warrants high payouts.

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General Structure of the AIP for 2015. For 2015, the committee established target performance goals in three categories that it believes effectively measure the performance of the company, with each category accounting for a specific percentage of the target award. In these categories, the committee chose the following metrics to measure performance:

Performance Category	Performance Metrics	Purpose

Financial	Operating Cash Flow Excluding Working Capital Changes	Directly reflects focus on cash generated from our businesses

Operational	Copper Production Volumes	A meaningful indicator of our operational performance
	Oil Equivalents Production Volumes	A meaningful indicator of our operational performance

Safety and Environmental/Social Responsibility	Safety	Alignment of our highest priority – safety of our people
	Environmental & Social Responsibility	Supports our significant focus on working toward sustainable development

Following the end of the year, each performance metric is evaluated against the target goal, with payout levels defined for threshold (70% of the target goal), target and maximum (130% of the target goal) levels of performance. If performance falls within these levels, a sliding scale is used to determine the appropriate payout.

2015 Highlights: Annual Incentive Program

•  Under the 2015 program, each executive had a target award based on a multiple of salary, and was eligible to earn an annual cash award based on the company’s performance relative to defined goals established by the committee.

o  The target annual incentive award for each of Messrs. Adkerson, Flores and Moffett was 100% of base salary, or $1.25 million.

o  The target for each of Ms. Quirk and Mr. Arnold was 175% of base salary.

o  Annual cash incentive payments for threshold performance started at 50% of target with maximum performance earning 200% of target, although the committee retained the right to reduce the payment to 0% of target.

•  Despite achievement of a payout amount equal to 88.5% of the target award based on the company’s performance relative to the pre-established goals, in consideration of our total stockholder return in 2015 and other factors and based on management’s recommendation, the committee exercised its discretion and did not award any AIP payouts for 2015.

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Review of 2015 AIP Results. In February 2016, the committee evaluated the company’s performance against the AIP targets, which were as follows:

Performance Category	Performance Metrics	Weighting	Target (+/-5%)	2015 Results
Financial	Operating Cash Flow Excluding Working Capital Changes (in billions)	50.0%	$3.2	$2.85
Operational	Copper Production Volumes (in billions of pounds)	17.5%	4.3	4.0
	Oil Equivalents Production Volumes (MMBOE)	7.5%	55.5	52.6
Safety and Environmental/Social Responsibility	Safety (TRIR)	15.0%	0.56	0.56
	Environmental & Social Responsibility	10.0%	3	3

Upon establishment of the financial and operational performance metrics in February 2015, the committee approved target goals that were consistent with the company’s budget for the year, and also approved the method for calculating results under each metric. In connection with the committee’s review of our results in early 2016, no adjustments were taken and the committee determined that the company performed just below the target level for each of the financial and operational metrics and at target for the safety metric.

With regard to the environmental and social responsibility metric, the committee evaluated the company’s performance relative to a scorecard it approved in early 2015. The committee considered the environmental performance with respect to environmental penalties, reportable spills and releases, and notices of violation. With regard to the social responsibility category, the committee considered a corporate-level human rights impact assessment to further integrate the UN Guiding Principles on Business and Human Rights into our programs, investment in community programs, and third-party feedback and recognition of sustainability programs. As a result of its assessment, the committee determined that the executives had earned 100% of the target level of this metric as well.

Based on the company’s overall performance relative to the metrics, the executives earned 88.5% of the target payout under the 2015 AIP. However, given the weak commodity price environment and the significant decrease in our stock price, management recommended and the committee agreed to exercise its negative discretion under the plan and did not award any cash incentive payments to the executive officers for 2015.

Establishment of 2016 AIP Goals. In March 2016, the committee established target performance goals for the 2016 AIP. The committee used the same three categories as it used in 2015, although the committee set different financial and operational metrics to reflect the company’s current focus. Specifically, the committee established financial and operational performance targets for 2016 based on debt reduction, capital expenditures and consolidated net unit cash costs per pound of copper. The safety and environmental and social responsibility metrics remained the same as those used in 2015.

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Long-Term Incentive Awards

How our long-term incentive awards support our compensation philosophy and objectives:

•  Long-term incentives are a variable component of compensation intended to reward our executives for the company’s success in achieving sustained, long-term profitability and increases in stock value.

•  Performance share units payout is based on our relative stockholder return compared to our peers over a three-year performance period, thus directly linking our executives’ earnings to our stockholders’ returns.

•  Stock options align our executives’ interests with those of our stockholders as the stock option’s value is dependent on the performance of our stock price. Based on the past experience of our company, our committee believes that stock options continue to be an excellent performance-based compensation vehicle that links executive compensation to stockholder return.

•  Equity-based long-term incentives also strengthen focus on stock price performance and encourage executive ownership of our stock.

2015 Highlights: LTI Program

In 2015, our executive officers received grants of performance share units (PSUs) and stock options as follows:

•  For Messrs. Adkerson, Flores and Moffett, the aggregate grant date value of the target PSUs and stock options awarded was equal to approximately 4x base salary.

•  For Ms. Quirk and Mr. Arnold, the aggregate grant date value of the target PSUs and stock options awarded was equal to approximately 5x base salary.

•  On the grant date, the target award values were equally split between PSUs and stock options, with the grant levels determined based on estimates of the grant date fair values of the two awards at the time. As of the grant date, the PSUs had an estimated grant date fair value of $13.86 per PSU, although the final valuation resulted in a lower grant date fair value of $11.9195 per PSU.

Under the LTI program, the stock options vest ratably over a four-year period, and the future value of the stock options will be solely dependent on the performance of the company’s stock price from the grant date. The PSUs vest and pay out in shares of common stock following the end of a three-year performance period based on the company’s total stockholder return compared to the total stockholder return of our peer group (see page 39 for information about the companies in the peer group applicable to the 2015 PSUs). The executives will earn between 0% and 200% of the target PSU award based on the company’s rank compared to the peer companies; provided, however, that if the company’s total stockholder return is equal to or less than 0%, the maximum that can be earned is 100% of the target award. Earned awards will be determined as specified in the following table:

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FCX Rank	FCX TSR >0% Performance Share Payout %	FCX TSR </=0% Performance Share Payout %
1-2 (>87th percentile)	200%	100%
3	180%	100%
4	160%	100%
5	140%	100%
6	120%	100%
7-8 (50th-56th percentile)	100%	100%
9	80%	80%
10	60%	60%
11	40%	40%
12-16 (<25th percentile)	0%	0%

New Approach for 2016 PSUs. As noted in the Executive Summary on page 26, in response to recurring feedback from our investors and to promote actions we must take in response to low commodity prices and market conditions, the committee and its independent consultant reviewed the structure of our PSU program during 2015 and early 2016, with the goal of including one or more additional performance metrics for performance periods beginning in 2016. The committee believes that while total stockholder return, or TSR, is an effective metric to align executive pay with stockholder returns, other metrics better emphasize execution and performance in areas that are expected to drive improvements in future stockholder returns. In addition, the committee recognized that as commodity prices and market conditions evolve beyond 2016, additional or different metrics may be more relevant in the second or third year of the performance cycle, thus it was important to retain flexibility to appropriately set the applicable metrics as the cycle unfolds. In March 2016, as part of the long-term incentive program, the committee granted PSUs to our executive officers for the 2016-2018 performance cycle with the following terms:

•

Instead of a “TSR-only” design, the PSUs are based on the financial and operational performance objectives of our annual incentive plan for each of the three years in the performance cycle, with the results of each year averaged at the end of the performance cycle to determine the preliminary payout amount, which amount is subject to a “TSR modifier.”

•	The financial and operational performance objectives applicable to 2016 are targets based on debt reduction, capital expenditures and consolidated net unit cash costs per pound of copper.

•

Under the “TSR modifier,” the preliminary payout amount can be increased or decreased by up to 25% of the target award based on our total stockholder return over the performance cycle compared to the total stockholder return of an eight-company peer group (consisting of the eight mining company peers listed on page 40), as follows:

FCX TSR Rank	Impact on Preliminary Earned PSUs
1-2	+25%
3-4	+12.5%
5	No Change
6-7	-12.5%
8-9	-25%

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Forfeiture of a Portion of 2013 Restricted Stock Unit (RSU) Award

In February 2016, the committee certified the results of the performance-based RSUs granted in 2013 to our executive officers. These RSUs had a three-year performance period ending December 31, 2015, and were subject to two performance metrics – return on investment and total stockholder return. Although the return on investment goal was achieved, because our total stockholder return fell below the median of the applicable peer group, the executives forfeited 20% of the RSUs that were originally granted. The table below details the RSUs that were forfeited in 2016, including the amounts reflected in the Summary Compensation Table for 2013 compared to the amount actually realized.

Executive	Performance- Based RSUs Granted in 2013	Performance- Based RSUs Forfeited in February 2016	Performance- Based RSUs Earned in February 2016	Value of Grant Reflected for 2013 in Summary Compensation Table (in millions)	Realized Value of Earned Shares in February 2016 (in millions)
Mr. Adkerson	300,000	60,000	240,000	$9.86	$1.33
Ms. Quirk	100,000	20,000	80,000	$3.29	$0.44
Mr. Arnold	50,000	10,000	40,000	$1.64	$0.22
Mr. Flores	n/a	n/a	n/a	n/a	n/a
Mr. Moffett	300,000	60,000	240,000	$9.86	$1.33
Totals	750,000	150,000	600,000	$24.65	$3.32

Personal Benefits and Perquisites

In addition to the primary elements of our compensation program discussed above, we also provide certain personal benefits and perquisites to our executive officers. In recent years we have revised this program to discontinue certain benefits, and we will continue to monitor this program and adjust it as we deem appropriate. The personal benefits and perquisites currently offered are reflected in the “Summary Compensation Table.” Many of these benefits are designed to provide an added level of security to our executives and increase travel efficiencies, thus ensuring the executives’ ready availability on short notice and enabling the executives to focus more time and energy on company matters and driving performance. Our committee also recognizes the high degree of integration between the personal and professional lives of these executive officers, and that these benefits ensure the security of the company’s proprietary information by enabling our officers to conduct business while traveling without concern that company information will be compromised.

Post-Termination Compensation

In addition to the compensation received by the executive officers during 2015 and benefits under our tax-qualified defined contribution plans, which we provide to all qualified employees, we also provide certain post-employment benefits to our executive officers, including a nonqualified defined contribution plan, as well as a supplemental executive retirement plan and change of control and severance benefits to certain executives.

Nonqualified Defined Contribution Plan

We maintain an unfunded nonqualified defined contribution plan for the benefit of our executive officers, as well as other employees. The plan provides those employees whose earnings in a prior year were in excess of the dollar limit under Section 401(a)(17) of the Internal Revenue Code the ability to defer up to 20% of their base salary after deferrals to the ECAP (the 401(k) plan) have ceased due to qualified plan limits. The company makes a matching contribution (up to 5% of the participant’s base salary) equal to each participant’s deferrals in this plan and the ECAP. In addition, in 2015 the company also made enhanced contributions equal to 5% of eligible compensation (base salary plus 50% of bonus) in excess of qualified plan limits for each eligible employee, with employees who met certain age and service requirements in 2000 (including Messrs. Moffett and Adkerson) receiving an additional 5% contribution. The purpose of the nonqualified plan is to make total retirement benefits for our employees who earn over the qualified plan limits commensurate with those available to other employees as a percentage of pay.

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Supplemental Executive Retirement Plan

We established an unfunded supplemental executive retirement plan (SERP) for Messrs. Moffett and Adkerson in February 2004. Our committee, advised by its independent compensation consultant at the time, approved the SERP, which was then recommended to and approved by our board. The SERP provides for benefits payable in the form of a 100% joint and survivor annuity, life annuity or an equivalent lump sum. The annuity will equal a percentage of the executive’s highest base pay for any three of the five years immediately preceding the earlier of the executive’s retirement or the completion of 25 years of credited service, plus his average bonus for those years, provided that the average bonus cannot exceed 200% of average base pay. The percentage used in this calculation is equal to 2% for each year of credited service up to 25 years. Income associated with option exercises or the vesting of RSUs is not considered in determining the benefits payable under the SERP.

The SERP benefit will be reduced by the value of all benefits received under all other retirement plans (qualified and nonqualified), sponsored by the company, by FM Services Company, one of our wholly owned subsidiaries, or by any predecessor employer (including our former parent company), except for benefits produced by accounts funded exclusively by deductions from the participant’s pay. As of December 31, 2015, Messrs. Moffett and Adkerson were both 100% vested under the SERP.

Change of Control and Severance Benefits

During 2015, we provided Messrs. Moffett and Flores and Ms. Quirk with contractual protections in the event of certain terminations of employment outside of the change of control context, as well as in connection with a change of control. We believe that severance protections, particularly in connection with a change of control transaction, can play a valuable role in attracting and retaining key executive officers by providing protections commonly provided in the market. In addition, we believe these benefits also serve the company’s interest by promoting a continuity of management in the context of an actual or threatened change of control transaction. The existence of these arrangements does not impact our decisions regarding other components of our executive compensation program, although we consider these severance protections an important part of our executives’ compensation packages.

We believe that the occurrence, or potential occurrence, of a change of control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage certain executive officers to remain employed with the company during an important time when their prospects for continued employment following the transaction are often uncertain, we provide certain executive officers with enhanced severance benefits if their employment is terminated by the company without cause or, in certain cases, by the executive in connection with a change of control. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the company without cause, and because we believe that in the context of a change of control, potential acquirors would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances. We do not provide excise tax gross-up protections under any change of control arrangements with our executive officers.

We also do not believe that our executive officers should be entitled to receive cash severance benefits merely because a change of control transaction occurs. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment following a change of control (i.e. a “double trigger”). In addition, beginning with the awards we granted in early 2012, our long-term incentive awards, including the stock options, RSUs and PSUs granted to the executives, provide for accelerated vesting of the award following a change of control only if the recipient also experiences an actual or constructive termination of employment within one year after the change of control.

During 2015, Messrs. Moffett and Flores and Ms. Quirk were also entitled to severance benefits in the event of a termination of employment by the company without cause or by the executive for good reason. Our committee determined that it is appropriate to provide these executives with severance benefits under these circumstances in light of their positions with the company and as part of their overall compensation package. For more information regarding these benefits, see the section titled “Executive Officer Compensation – Executive Compensation Tables – Potential Payments Upon Termination or Change of Control” starting on page 50.

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Separation of Certain Executive Officers

As discussed previously, James R. Moffett, our co-founder and former chairman of the board, stepped down from his role as chairman of the board of the company effective December 31, 2015. As a result of his departure, Mr. Moffett was entitled to receive the payments and benefits due to him upon a termination of employment without cause under his employment agreement with the company, and also was eligible to receive retirement treatment under outstanding PSU awards. In addition, Mr. Moffett received certain benefits that were vested prior to his termination of employment under the company’s retirement plans, including the nonqualified defined contribution plan, the SERP, and other benefit arrangements in which he was a participant.

Effective April 4, 2016, Mr. Flores departed from the company. As a result of his departure, Mr. Flores was entitled to receive the payments and benefits due to him upon a termination of employment without cause under his employment agreement with the company. In addition, Mr. Flores received certain benefits that were vested prior to his termination of employment under the company’s retirement plans, including the nonqualified defined contribution plan, and other benefit arrangements in which he was a participant.

The payments and benefits received by Messrs. Moffett and Flores in connection with their separations from the company are described in detail under “Executive Officer Compensation – Executive Compensation Tables – Potential Payments Upon Termination or Change of Control” starting on page 50.

Compensation Processes and Policies

Role of Advisors

Our committee has engaged Pay Governance LLC (Pay Governance) as its independent executive compensation consultant since February 2010. Consistent with our committee’s longstanding policy, Pay Governance will not provide, and has not provided, any services to the company’s management. As required by SEC rules, the committee has assessed the independence of Pay Governance and concluded that Pay Governance’s work did not raise any conflicts of interest. A representative of Pay Governance attends meetings of our committee and communicates with our committee chair between meetings; however, our committee makes all decisions regarding the compensation of our executive officers. Pay Governance provides various executive compensation services to our committee, including advising our committee on the principal aspects of our executive compensation program and evolving industry practices and providing market information and analysis regarding the competitiveness of our program design, as discussed in more detail below.

Peer Group

Following our acquisitions of oil and gas companies in mid-2013, Pay Governance worked with the committee and management to structure a new peer group that would better align with the company’s transformation to a natural resources company. The committee sought to identify peers engaged in international mining activities or oil and gas exploration and production activities. The committee recognized that there are a limited number of international public mining companies of a similar size, scale and complexity as the company. The committee also considered the appropriate mix of mining and oil and gas companies and concluded that two-thirds mining and one-third oil and gas was the appropriate balance. In addition, the committee considered key business competitors that the company has internally tracked for performance and other purposes. The committee determined that the following companies were appropriate peers for us to compare both our executive compensation programs and our performance: Anglo American plc, Antofagasta plc, Barrick Gold Corporation, BHP Billiton Limited, Glencore plc, Newmont Mining Corporation, Rio Tinto plc, Southern Copper Corporation, Teck Resources Limited, Vale S.A., Anadarko Petroleum Corporation, Apache Corporation, ConocoPhillips, Devon Energy Corporation, and Occidental Petroleum Corporation.

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In March 2016, the committee, with input from Pay Governance, developed a new group of peer companies that we will use going forward to compare our executive compensation programs and performance. This new group of peers consists solely of mining companies and is set forth below:

Anglo American plc
Antofagasta plc
BHP Billiton Limited
Glencore Xstrata plc
Rio Tinto plc
Southern Copper Corporation
Teck Resources Limited
Vale S.A.

Stock Ownership

We believe that it is important for our executive officers to align their interests with the long-term interests of our stockholders. With that philosophy in mind, we have structured our compensation program to ensure that a portion of our executive officers’ compensation is delivered in the form of equity, such as stock options, RSUs and PSUs.

Under our stock ownership guidelines, each of our executive officers is required to maintain ownership of company stock valued at a certain multiple of base salary. Shares that the executive has pledged, shares held by a spouse or children, and shares due upon the vesting of PSUs are not counted as shares “owned” for purposes of the guidelines. As of December 31, 2015, all of our named executive officers had exceeded their target ownership level.

Executive	Ownership Requirement	Actual Ownership Level as of December 31, 2015 (Using 1-year trailing average stock price)
Mr. Adkerson	5x base salary	33x base salary
Ms. Quirk	3x base salary	10x base salary
Mr. Arnold	3x base salary	8x base salary
Mr. Flores	5x base salary	129x base salary
Mr. Moffett	5x base salary	19x base salary

These ownership levels reflect their individual commitments to align their interests with those of our stockholders and provide our executives with an incentive to maximize the value of our stock over the long term. For more information regarding the current stock holdings of our executive officers, please see the section titled “Stock Ownership of Directors and Executive Officers.”

Compensation Clawback Policy

Our committee has adopted an incentive compensation clawback policy that would enable the company to clawback all or a portion of incentive compensation in the event an executive’s misconduct causes the company to have to issue a restatement of its financial statements, to the extent that such executive’s incentive compensation was based on the misstated financials. Our committee will amend the clawback policy, as needed, once the SEC adopts the final implementing rules regarding compensation clawbacks mandated by Dodd-Frank.

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Risks Arising from Compensation Policies and Practices

After reviewing the company’s significant compensation programs, management and our committee believe that the risks arising from our compensation policies and practices for our employees, including our executive officers, are not reasonably likely to have a material adverse effect on the company. In reaching this conclusion, we have taken into account the purpose and structure of these programs and the following design elements of our compensation programs and policies: our balance and amount of annual and long-term compensation elements at the executive and management levels; our use of operating cash flow and copper and oil equivalent production volumes as performance metrics for executives and management level employees, which we believe are meaningful indicators of our performance; the multi-year vesting of equity awards and three-year performance period of our PSUs that promote focus on the long-term operational and financial performance of our company; and bonus arrangements for most employees that are not guaranteed and are ultimately at the discretion of either our committee (for our executive officers and senior management) or senior management (for other employees). These features, as well as the stock ownership requirements for our executive officers, result in a compensation program that aligns our executives’ interests with those of our stockholders and does not promote excessive risk-taking on the part of our executives or other employees.

Section 162(m)

Section 162(m) of the Internal Revenue Code (Section 162(m)) limits to $1 million a public company’s annual tax deduction for compensation paid to certain highly compensated executive officers. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. The committee’s policy is to structure compensation awards that will be deductible where doing so will further the purposes of our executive compensation programs. The committee also considers it important to retain flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible. As such, the committee may implement revised or additional compensation programs in the future as it deems necessary to appropriately compensate our executive team.

The 2015 AIP was structured under our annual incentive plan, which was approved by our stockholders in 2014. This plan provides the committee the ability to structure annual incentive awards that are designed to qualify as performance-based compensation under Section 162(m), although the committee retains the discretion to structure compensation arrangements outside of the new plan that may not be deductible under Section 162(m). With respect to the LTI awards granted in 2015, the stock options and the PSUs were also designed to qualify for the exclusion from the deduction limitation under Section 162(m).

Compensation Committee Report

The compensation committee of the board has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussion, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee on April 15, 2016: Dustan E. McCoy, Chairman Jon C. Madonna, Vice Chairman Andrew Langham Frances Fragos Townsend

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Executive Compensation Tables

The table below shows the total compensation paid to or earned by our named executive officers. For a more detailed discussion of our executive compensation program, including recent changes to our program, see the section titled “Executive Officer Compensation – Compensation Discussion and Analysis” beginning on page 25.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus		Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Richard C. Adkerson Vice Chairman, President and Chief Executive Officer	2015 2014 2013	$1,250,000 1,354,167 2,500,000	$	— 125,000 —	$2,145,510 2,556,265 9,860,216	$2,494,000 2,489,050 4,941,000	$ — 1,125,000 1,250,000	$1,874,626 1,735,332 —	$ 806,655 738,221 36,709,323	$8,570,791 10,123,035 55,260,539
Kathleen L. Quirk Executive Vice President, Chief Financial Officer and Treasurer	2015 2014 2013	650,000 650,000 650,000		— 113,750 —	1,370,743 1,652,220 3,286,739	1,634,000 1,634,600 1,647,000	— 1,023,750 1,100,000	— — —	109,089 93,472 159,822	3,763,832 5,167,792 6,843,561
Michael J. Arnold Executive Vice President and Chief Administrative Officer	2015 2014 2013	550,000 550,000 550,000		— 96,250 —	1,191,950 1,402,828 1,643,369	1,376,000 1,374,550 1,482,300	— 866,250 1,000,000	— — —	105,934 97,143 156,706	3,223,884 4,387,021 4,832,375
James C. Flores (6) Former Chief Executive Officer of Freeport- McMoRan Oil & Gas LLC	2015 2014 2013	1,250,000 1,354,167 1,461,795		— 125,000 —	2,145,510 2,556,265 —	2,494,000 2,489,050 —	— 1,125,000 1,250,000	— — —	483,719 624,346 353,190	6,373,229 8,273,828 3,064,985
James R. Moffett (7) Former Chairman of the Board	2015 2014 2013	1,250,000 1,354,167 2,500,000		— 125,000 —	2,145,510 2,556,265 9,860,216	2,494,000 2,489,050 4,941,000	— 1,125,000 1,250,000	2,038,884 1,825,857 1,644,729	16,891,557 1,102,537 1,644,603	24,819,951 10,577,876 21,840,548

(1)	The amounts reported for 2015 reflect the aggregate grant date fair value of the performance share units (PSUs) awarded on February 3, 2015, computed in accordance with FASB ASC Topic 718, without taking into account estimated forfeitures. A Monte-Carlo valuation model was used to estimate the grant date fair value of the PSUs. The Monte-Carlo model utilizes multiple inputs to produce distributions of total stockholder return for the company and each of applicable peer companies to calculate the fair value of each award. Specifically, for the 2015 awards, the simulation model applied a risk-free interest rate of 0.82% and an expected volatility assumption for the company of 32.18%. The risk-free rate is assumed to equal the yield on an approximate three-year treasury bond on the grant date. Volatility is based on historical volatility for the approximate three-year period preceding the grant date. Using these assumptions, the PSUs were valued at $11.9195 per unit, which is the per unit value reflected in the table. The maximum aggregate grant date value of the 2015 stock awards for each of the named executive officers assuming maximum payout of the PSUs, and based on the stock price at the date of grant, is as follows: for each of Messrs. Adkerson, Flores and Moffett—$6,832,800, for Ms. Quirk—$4,365,400 and for Mr. Arnold—$3,796,000. For more information regarding PSUs granted to the named executive officers, see the section titled “Executive Officer Compensation – Compensation Discussion and Analysis” beginning on page 25 and footnote (2) to the “2015 Grants of Plan-Based Awards” table on page 44.

(2)	Reflects the aggregate grant date fair value of the options granted to the named executive officers in the year reflected, determined using the Black-Scholes-Merton option valuation model. For information relating to the assumptions made by us in valuing the option awards made to our named executive officers, refer to Notes 1 and 10 of our financial statements in our 2015 Annual Report on Form 10-K for the year ended December 31, 2015. For more information regarding options granted to the named executive officers, see the section titled “Executive Officer Compensation – Compensation Discussion and Analysis” beginning on page 25.

(3)	Reflects the annual incentive award payments received under our annual incentive program based on the achievement of pre-established goals. See the section titled “Executive Officer Compensation – Compensation Discussion and Analysis” beginning on page 25 for more information.

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(4)	Includes the aggregate change in actuarial present value of our supplemental executive retirement plan for Messrs. Moffett and Adkerson. See the section titled “Executive Officer Compensation – Executive Compensation Tables – Retirement Benefit Programs” beginning on page 48 for more information.

(5)	The amounts reported for 2015 are shown in the table below and reflect all perquisites and other personal benefits and (A) amounts contributed by the company to defined contribution plans, which include amounts contributed to the ECAP and the nonqualified defined contribution plan; (B) the dollar value of life insurance premiums paid by the company; and (C) the dollar value of interest credited on dividend equivalents on outstanding restricted stock units (RSUs).

For Mr. Moffett, the amount reported also includes the $16,110,216 severance payment accrued in connection with the termination of his employment in December 2015. For more information, see the section titled “Executive Officer Compensation – Compensation Discussion and Analysis” beginning on page 25 and the section titled “Executive Officer Compensation – Executive Compensation Tables – Potential Payments Upon Termination or Change of Control” beginning on page 50.

The perquisites and other personal benefits reported in the table below include (a) personal financial and tax advice under the company’s executive services program, (b) for Messrs. Moffett and Adkerson, personal use of fractionally owned company aircraft, which includes the hourly operating rate, fuel costs and incidental fees directly related to the flight, and for Mr. Flores, personal use of company owned aircraft, which includes maintenance expenses, fuel costs, crew travel expenses, in-flight food and beverage services, parking, ramp and landing fees, airport taxes and similar fees directly related to the flight, (c) personal use of company facilities and personnel, (d) personal and business use of company cars and security services, which includes annual driver compensation and repair, maintenance, and fuel costs, and (e) our premium payments for personal excess liability insurance. The amounts reflect the incremental cost to the company.

2015 All Other Compensation

	Perquisites and Other Personal Benefits					Additional All Other Compensation
Name	Financial and Tax Advice	Aircraft Usage	Facilities and Personnel	Security and Cars	Personal Excess Liability Insurance Premiums	Plan Contributions	Life Insurance Premiums	Interest Credited on Dividend Equivalents	Severance Payment
Mr. Adkerson	$17,810	$240,459	$53,180	$131,089	$5,126	$240,525	$24,713	$93,753	—
Ms. Quirk	2,300	—	—	—	2,528	91,388	—	12,873	—
Mr. Arnold	18,381	—	—	780	2,458	77,650	—	6,665	—
Mr. Flores	20,000	281,520	—	—	6,151	152,013	—	24,035	—
Mr. Moffett	20,000	96,973	310,287	69,760	5,126	240,525	—	38,670	$16,110,216

The aggregate incremental cost to the company of Messrs. Adkerson, Flores and Moffett’s personal use of aircraft does not include the lost tax deduction for expenses that exceeded the amounts reported as income for each executive, which for fiscal year 2015 was approximately $140,448 for Mr. Adkerson and $171,803 for Mr. Moffett with respect to their personal use of fractionally owned company aircraft, and $778,316 for Mr. Flores with respect to his personal use of company owned aircraft. Expenses subject to disallowance of deductions in 2015 in connection with the personal use of company owned aircraft include fixed costs such as depreciation, some of which may be recovered by the company in future years upon sale of the aircraft.

(6)	Effective April 4, 2016, Mr. Flores departed from the company. See the section titled, “Executive Officer Compensation – Executive Compensation Tables – Potential Payments Upon Termination or Change of Control” for information regarding the severance-related payments and benefits he received.

(7)	Effective December 31, 2015, Mr. Moffett ceased serving as a director and executive officer and entered into a consulting agreement with us. See the section titled, “Executive Officer Compensation – Executive Compensation Tables – Potential Payments Upon Termination or Change of Control” for information regarding the severance-related payments and benefits he received.

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2015 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards (4)	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Richard C. Adkerson AIP LTIP – PSUs LTIP – Options	— 02/03/15 02/03/15	$625,000 — —	$1,250,000 — —	$2,500,000 — —	— 72,000 —	— 180,000 —	— 360,000 —	— — 580,000	— — $18.98	$	— 2,145,510 2,494,000
Kathleen L. Quirk AIP LTIP – PSUs LTIP – Options	— 02/03/15 02/03/15	568,750 — —	1,137,500 — —	2,275,000 — —	— 46,000 —	— 115,000 —	— 230,000 —	— — 380,000	— — 18.98		— 1,370,743 1,634,000
Michael J. Arnold AIP LTIP – PSUs LTIP – Options	— 02/03/15 02/03/15	481,250 — —	962,500 — —	1,925,000 — —	— 40,000 —	— 100,000 —	— 200,000 —	— — 320,000	— — 18.98		— 1,191,950 1,376,000
James C. Flores AIP LTIP – PSUs LTIP – Options	— 02/03/15 02/03/15	625,000 — —	1,250,000 — —	2,500,000 — —	— 72,000 —	— 180,000 —	— 360,000 —	— — 580,000	— — 18.98		— 2,145,510 2,494,000
James R. Moffett AIP LTIP – PSUs LTIP – Options	— 02/03/15 02/03/15	625,000 — —	1,250,000 — —	2,500,000 — —	— 72,000 —	— 180,000 —	— 360,000 —	— — 580,000	— — 18.98		— 2,145,510 2,494,000

(1)	For 2015, under the annual incentive program, each executive had a target award based on a multiple of salary, with the amount to be earned based on the company’s performance relative to defined goals established by the compensation committee. The amounts reported represent the estimated threshold, target and maximum possible annual cash incentive payments that could have been received by each named executive officer pursuant to the annual incentive program for 2015. The estimated amounts in the “Target” column were approved by the compensation committee and reflect 100% of base salary for each of Messrs. Adkerson, Flores and Moffett and 175% of base salary for each of Ms. Quirk and Mr. Arnold. Achievement of the threshold level of performance would result in a payout of 50% of the target award, and a maximum performance would result in 200% of target. For more information, see the section titled “Executive Officer Compensation – Compensation Discussion and Analysis” beginning on page 25.

(2)	These awards represent PSUs awarded to the executive officers as part of the 2015 long-term incentive program. Each of the named executive officers received 50% of their 2015 target long-term incentive program award in the form of PSUs based on estimated grant date fair values, although following the grant date, the final grant date fair value for the PSU award (as reflected in the table above) was 14% less than the estimated value used by the committee to determine the award amount. Each PSU granted in 2015 represents a contingent right to receive one share of our common stock, with the final number of shares to be issued to our named executive officers based on our total stockholder return (TSR) compared to the TSR of our peer group during the three-year period ending on December 31, 2017. The executives will earn between 0% and 200% of the target PSU award based on the company’s rank compared to the peer companies; threshold performance will result in an award of 40% of the target award. For more information regarding PSUs granted to the named executive officers, see the section titled “Executive Officer Compensation – Compensation Discussion and Analysis” beginning on page 25.

(3)	Each of the named executive officers received 50% of their 2014 long-term incentive program award in the form of options.

(4)	The exercise price of each stock option reflected in this table was determined by reference to the closing quoted per share sale price of our common stock on the composite tape for NYSE-listed stocks on the grant date.

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Outstanding Equity Awards at December 31, 2015

	Option Awards (1)						Stock Awards (2)
Name	Option Grant Date		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price (3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4)
Richard C. Adkerson	01/30/06 01/29/07 01/28/08 02/02/09 02/01/10 02/07/11 02/06/12 05/11/07 02/02/09 02/02/10 02/08/11 02/06/12 01/29/13 02/04/14 02/03/15	* * * * * * *	189,000 162,000 162,000 162,000 162,000 135,000 135,000 3,000,000 250,000 1,000,000 500,000 330,000 450,000 83,750 —	— — — — — — — — — — — — — 251,250 580,000	$36.760 22.650 27.860 11.930 29.130 31.950 24.080 36.460 12.295 36.255 55.640 46.730 35.010 30.940 18.980	01/30/16 01/29/17 01/28/18 02/02/19 02/01/20 02/07/21 02/06/22 05/11/17 02/02/19 02/02/20 02/08/21 02/06/22 01/29/23 02/04/24 02/03/25	—	—	404,800	$2,740,496
Kathleen L. Quirk	01/30/06 01/29/07 01/28/08 02/02/09 02/01/10 02/07/11 02/06/12 05/11/07 02/02/09 02/02/10 02/08/11 02/06/12 01/29/13 02/04/14 02/03/15	* * * * * * *	16,200 40,500 40,500 40,500 40,500 40,500 36,450 1,000,000 300,000 300,000 150,000 82,500 75,000 55,000 —	— — — — — — 4,050 — — — — 27,500 75,000 165,000 380,000	36.760 22.650 27.860 11.930 29.130 31.950 24.080 36.460 12.295 36.255 55.640 46.730 35.010 30.940 18.980	01/30/16 01/29/17 01/28/18 02/02/19 02/01/20 02/07/21 02/06/22 05/11/17 02/02/19 02/02/20 02/08/21 02/06/22 01/29/23 02/04/24 02/03/25	—	—	167,200	1,131,944
Michael J. Arnold	05/11/07 02/02/09 02/02/10 02/08/11 02/06/12 01/29/13 02/04/14 02/03/15		700,000 180,000 240,000 120,000 75,000 67,500 46,250 —	— — — — 25,000 67,500 138,750 320,000	36.460 12.295 36.255 55.640 46.730 35.010 30.940 18.980	05/11/17 02/02/19 02/02/20 02/08/21 02/06/22 01/29/23 02/04/24 02/03/25	—	—	108,000	731,160
James C. Flores	12/30/10 06/01/11 06/01/12 02/04/14 02/03/15	* * *	1,350 5,400 5,400 83,750 —	— — — 251,250 580,000	31.820 32.600 16.340 30.940 18.980	12/30/20 06/01/21 06/01/22 02/04/24 02/03/25	113,700	$769,749	104,800	709,496
James R. Moffett	01/30/06 01/29/07 01/28/08 02/01/10 02/07/11 02/06/12 05/11/07 02/02/10 02/08/11 02/06/12 01/29/13 02/04/14 02/03/15	* * * * * *	270,000 243,000 243,000 243,000 270,000 270,000 750,000 1,000,000 500,000 330,000 450,000 335,000 580,000	— — — — — — — — — — — — —	36.760 22.650 27.860 29.130 31.950 24.080 36.460 36.255 55.640 46.730 35.010 30.940 18.980	01/30/16 01/29/17 01/28/18 02/01/20 02/07/21 02/06/22 05/11/17 02/02/20 02/08/21 02/06/22 01/29/23 02/04/24 02/03/25	—	—	404,800	2,740,496

Freeport-McMoRan    2016 Proxy Statement    45

*	Represents stock options granted by McMoRan Exploration Co. that converted to company stock options in connection with our acquisition of McMoRan Exploration Co. on June 3, 2013.

(1)	Unless otherwise noted, the stock options become exercisable in 25% annual increments on each of the first four anniversaries of the date of grant and have a term of 10 years. The stock options granted by the company prior to 2012 will become immediately exercisable in the event of a change in control of the company (as defined in the applicable agreement), and stock options granted by the company beginning in 2012 will only become immediately exercisable if there is a qualifying termination of employment following a change in control.

(2)	Represents RSUs and PSUs held by the named executive officers, as set forth in the tables below. The RSUs will vest and be paid out in shares of our common stock as set forth in the table below, provided that, with respect to the RSUs held by each named executive officer other than Mr. Flores, the average return on investment for the five calendar years preceding the year of vesting is at least 6%. In addition, the RSUs vesting on February 15, 2016 are subject to a 20% reduction if our total TSR for the three-year period ending on December 31, 2015 is below the median TSR of a peer group. In accordance with this provision, 20% of the RSUs vesting on February 15, 2016 were forfeited. The full amounts of the RSU grants are reflected in the table below.

Name	RSUs		Vesting Date
Mr. Adkerson	300,000		02/15/16
Ms. Quirk	100,000		02/15/16
Mr. Arnold	50,000		02/15/16
Mr. Flores	28,962 20,916 20,916	* * *	03/31/16 03/31/17 03/31/18
Mr. Moffett	300,000		02/15/16

*	Represents RSUs granted by Plains Exploration that converted to company RSUs in connection with our acquisition of Plains Exploration on May 31, 2013.

In addition to the 70,794 stock-settled RSUs described above, Mr. Flores holds 42,906 RSUs that will vest and be paid out in cash as follows.

Name	RSUs		Vesting Date
Mr. Flores	42,906	*	03/31/16

*	Represents RSUs granted by Plains Exploration that converted to company RSUs in connection with our acquisition of Plains Exploration on May 31, 2013.

46    Freeport-McMoRan    2016 Proxy Statement

The PSUs will vest as of the end of the applicable performance period and be paid out in shares of our common stock based on satisfaction of the performance goals as set forth in the table below. The amounts reported in the table above are based on achieving threshold performance goals, resulting in an award of 40% of the target PSU award. The executives will earn between 0% and 200% of the target PSU award based on the company’s TSR compared to the TSR of the company’s peer group.

	PSUs			Last Day of Performance Period
Name	Threshold	Target	Maximum
Mr. Adkerson	32,800 72,000	82,000 180,000	164,000 360,000	12/31/16 12/31/17
Ms. Quirk	21,200 46,000	53,000 115,000	106,000 230,000	12/31/16 12/31/17
Mr. Arnold	18,000 40,000	45,000 100,000	90,000 200,000	12/31/16 12/31/17
Mr. Flores	32,800 72,000	82,000 180,000	164,000 360,000	12/31/16 12/31/17
Mr. Moffett	32,800 72,000	82,000 180,000	164,000 360,000	12/31/16 12/31/17

(3)	The exercise price of the stock options granted by the company was determined by reference to the closing price of our common stock on the grant date.

(4)	The market value of the unvested RSUs and PSUs reflected in this table was based on the $6.77 closing market price per share of our common stock on December 31, 2015.

2015 Option Exercises and Stock Vested (1)

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Richard C. Adkerson	85,598	$1,736,783
Kathleen L. Quirk	27,819	564,448
Michael J. Arnold	23,539	477,606
James C. Flores	71,868(3)	1,361,899
James R. Moffett	85,598	1,736,783

(1)	None of the named executive officers exercised options during 2015.

(2)	The value realized on vesting of RSUs is based on the closing sale price on the date of vesting of the RSUs or, if there were no reported sales on such date, on the last preceding date on which any reported sale occurred.

(3)	Includes 28,962 stock-settled RSUs and 42,906 cash-settled RSUs that vested in 2015.

Freeport-McMoRan    2016 Proxy Statement    47

Retirement Benefit Programs

Nonqualified Defined Contribution Plan. We maintain an unfunded nonqualified defined contribution plan (NQDC plan) for the benefit of our executive officers, as well as others. The NQDC plan provides those employees whose earnings in a prior year were in excess of the dollar limit under Section 401(a)(17) of the Internal Revenue Code the ability to defer up to 20% of their base salary after deferrals to the ECAP (our tax-qualified defined contribution plan) have ceased due to qualified plan limits. The company makes a matching contribution equal to each participant’s deferrals in this NQDC plan and the ECAP limited to 5% of the participant’s base salary. In addition, in 2015, the company also made enhanced contributions equal to 5% of eligible compensation (base salary plus 50% of bonus) in excess of qualified plan limits for each eligible employee, with employees who met certain age and service requirements in 2000 (including Messrs. Moffett and Adkerson) receiving an additional 5% contribution. Distribution is made in a lump sum as soon as practicable or if timely elected by the participant, on January 1st of the year following retirement, but no earlier than the date allowable under law following separation from service. The table below sets forth the balances under our NQDC plan as of December 31, 2015 for each named executive officer.

Deferred Restricted Stock Units. In connection with the termination of his employment agreement in December 2013, Mr. Adkerson received 1,000,000 RSUs. These RSUs represent the right to receive an equivalent number of shares of our common stock. The RSUs were vested at grant but payout of shares of our common stock is deferred until six months after Mr. Adkerson’s retirement.

Nonqualified Deferred Compensation

Name	Plan	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (4)
Richard C. Adkerson	NQDC plan	$94,750	$205,525	$808,185	—	$25,577,285
	Deferred RSUs	—	—	(16,590,000)	—	6,770,000
Kathleen L. Quirk	NQDC plan	41,000	64,888	50,688	—	1,649,696
Michael J. Arnold	NQDC plan	28,250	51,150	121,941	—	3,880,602
James C. Flores	NQDC plan	94,750	125,013	3,437	—	223,199
James R. Moffett	NQDC plan	94,750	205,525	1,104,273	—	34,897,710

(1)	The amounts reflected in this column are included in the “Salary” column for each named executive officer for 2015 reported in the “Summary Compensation Table.”

(2)	The amounts reflected in this column are included in the “All Other Compensation” column for each named executive officer for 2015 in the “Summary Compensation Table,” although the “Plan Contributions” reflected in footnote (7) to that table also include contributions to the company’s ECAP.

(3)	The assets in the NQDC plan are treated as if invested to produce a rate of interest equal to the prime rate, as published in the Federal Reserve Statistical Report at the beginning of each month. For 2015, that rate of interest was equal to 3.25% during the period from January 1, 2015 to December 16, 2015 and 3.50% during the period from December 17, 2015 to December 31, 2015 and none of the earnings were considered preferential. With respect to Mr. Adkerson’s deferred RSUs, the amount represents the number of deferred RSUs multiplied by the change in the price of our common stock from December 31, 2014 ($23.36) to December 31, 2015 ($6.77).

(4)	The following amounts reflected in this column were included in the 2014 “total” compensation for each named executive officer in the “Summary Compensation Table”: Mr. Adkerson – $320,113, Ms. Quirk – $159,820, Mr. Arnold – $71,540 and Mr. Moffett – $320,113. The following amounts reflected in this column were included in the 2013 “total” compensation for each named executive officer in the “Summary Compensation Table”: Mr. Adkerson – $1,016,356, Ms. Quirk – $204,005, Mr. Arnold – $108,905 and Mr. Moffett – $1,016,356.

48    Freeport-McMoRan    2016 Proxy Statement

Supplemental Executive Retirement Plan – Messrs. Moffett and Adkerson. In February 2004, we established an unfunded Supplemental Executive Retirement Plan (SERP) for Messrs. Moffett and Adkerson. The compensation committee, advised by its independent compensation consultant at that time, approved the SERP, which was then recommended to and approved by the board. The SERP provides for benefits payable in the form of a 100% joint and survivor annuity, life annuity or an equivalent lump sum. The annuity will equal a percentage of the executive’s highest average base pay for any three of the five calendar years immediately preceding the executive’s retirement, plus his average bonus for the same three years; provided that the average bonus cannot exceed 200% of the average base pay. The percentage used in this calculation is 2% for each year of credited service for the company and its predecessor beginning in 1981, but capped at 25 years. For Messrs. Moffett and Adkerson, who have attained 25 years of credited service, the annuity was fixed as of January 1st of the year in which the executive completed 25 years of credited service, and will only increase at retirement as a result of mortality and interest adjustments.

The SERP benefit is reduced by the value of all benefits from current and former retirement plans (qualified and nonqualified), sponsored by the company, by FM Services Company or by any predecessor employer (including our former parent company), except for benefits produced by accounts funded exclusively by deductions from the participant’s pay. The amounts provided in the table below reflect these reductions. As of December 31, 2015, Messrs. Moffett and Adkerson were both 100% vested under the SERP, and each has elected to receive his SERP benefit in a lump sum.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2)
Richard C. Adkerson	Supplemental Executive Retirement Plan	25	$30,603,682
James R. Moffett	Supplemental Executive Retirement Plan	25	27,551,021

(1)	The years of credited service under the SERP is the participant’s years of service with the company and its predecessor beginning in 1981, but capped at 25 years.

(2)	The actuarial present value of the accumulated benefit at the normal retirement date is calculated using the following assumptions: the mortality table described in Revenue Ruling 2001-62 of the IRS, and a 6% interest rate.

Freeport-McMoRan    2016 Proxy Statement    49

Potential Payments Upon Termination or Change of Control

Employment Agreements—Messrs. Moffett and Flores and Ms. Quirk. As of December 31, 2015, we had employment agreements with each of Messrs. Moffett and Flores and Ms. Quirk, which were approved by our compensation committee and the board. The following describes the general terms of the employment agreements as of December 31, 2015. A description of Mr. Moffett’s employment agreement effective during 2015 is included below. However, Mr. Moffett is not included in the table below titled “Potential Payments Upon Termination of Change of Control.” Instead, for Mr. Moffett, who terminated employment effective December 31, 2015, we have provided information regarding the payments and benefits due to him as a result of his termination after such table. For additional information, see the section titled “Executive Officer Compensation – Compensation Discussion and Analysis” beginning on page 25.

Mr. Moffett. The employment agreement with Mr. Moffett provided for a base salary of $1,250,000 per year and continued eligibility for all other benefits and compensation generally provided to our most senior executives. Mr. Moffett’s agreement also contained non-competition, non-disclosure and other provisions intended to protect our interests if he ceases to be employed by us.

Mr. Flores. We assumed the employment agreement between Plains Exploration and Mr. Flores in connection with our acquisition of Plains Exploration on May 31, 2013. Effective February 1, 2014, we amended Mr. Flores’ employment agreement to reduce his base salary to $1,250,000 per year. Mr. Flores’ employment agreement was also amended to eliminate all tax gross-ups and to eliminate the provision providing for a payout of three times the sum of salary and target annual bonus upon death or disability. Mr. Flores continues to be eligible for all other benefits and compensation generally provided to our most senior executives. The term of the amended agreement continues through February 2019, with automatic one-year extensions thereafter unless prior written notice is given by the compensation committee that it does not wish to extend the agreement. In the event of a change of control, the amended agreement will expire three years following the change of control. Mr. Flores’ amended agreement also contains non-competition, non-disclosure and other provisions intended to protect our interests if he ceases to be employed by us.

Ms. Quirk. The employment agreement with Ms. Quirk reflects a current base salary of $650,000, and provides that she is eligible to participate in our annual incentive plan. Ms. Quirk continues to be eligible for all other benefits and compensation generally provided to our most senior executives. The term of the agreement continues through January 1st, with automatic one-year extensions unless prior written notice is given by the compensation committee that it does not wish to extend the agreement. In the event of a change of control, the agreement will expire three years following the change of control. The agreement also contains non-competition, non-disclosure and other provisions intended to protect our interests if Ms. Quirk ceases to be employed by us.

In addition to the post-employment benefits provided under the company’s retirement benefit programs described above, we provided the following additional benefits to our named executive officers.

Severance Benefits—Mr. Moffett and Ms. Quirk. As of December 31, 2015, the employment agreements for Mr. Moffett and Ms. Quirk provide that if we terminate the executive’s employment without cause or the executive terminates employment for good reason, we will make certain payments and provide certain benefits to the executive, including:

•	payment of a pro rata bonus for the year in which the termination of employment occurs;

•	a cash payment equal to three times the sum of (a) the executive’s base salary plus (b) the average of the bonuses paid to the executive for the immediately preceding three years;

•	continuation of insurance and welfare benefits for three years or until the executive accepts new employment, if earlier;

•	acceleration of the vesting and payout of all outstanding stock options and RSUs; and

•

under the PSU agreements, in the case of termination without cause, retention of outstanding PSUs, which will vest after the end of the applicable performance period based on the company’s achievement of the performance goal.

50    Freeport-McMoRan    2016 Proxy Statement

Under the employment agreements with Mr. Moffett and Ms. Quirk, “cause” is generally defined as the executive’s (a) failure to perform substantially the executive’s duties with the company, (b) breach of the agreement, (c) felony conviction, (d) unauthorized acts resulting in harm to the company or (e) falsification of financial records. “Good reason” is generally defined as (a) any failure by the company to materially comply with any of the provisions of the agreement or (b) the assignment to the executive of any duties inconsistent in any material respect with the executive’s position, authority, duties or responsibilities under the agreement.

If the executive’s employment terminates as a result of death, disability or retirement, benefits to the executive or the executive’s estate include the payment of a pro rata bonus for the year of termination and, in the case of retirement, the continuation of insurance and welfare benefits for three years or until the executive accepts new employment, if earlier. The executive will also receive an additional year’s vesting on unvested stock options and the vesting and retention of certain outstanding RSUs and PSUs, all as described in footnotes (1), (2), (3) and (5) to the table below.

As a condition to receipt of these severance benefits, the executive must retain in confidence all confidential information known to him or her concerning our business. Further, Mr. Moffett has agreed not to compete with us for a period of two years after termination of employment. Ms. Quirk has agreed not to compete with us for a period of six months after termination of employment.

Severance Benefits—Mr. Flores. The employment agreement with Mr. Flores provides that if we terminate Mr. Flores’ employment without cause or Mr. Flores terminates employment for good reason, we will make certain payments and provide certain benefits to Mr. Flores, including:

•	a cash payment equal to three times the sum of (a) his base salary plus (b) his target annual bonus;

•	continuation of insurance and welfare benefits for three years or until he accepts new employment, if earlier;

•	acceleration of the vesting and payout of all outstanding stock options and RSUs; and

•	retention of outstanding PSUs, which will vest after the end of the applicable performance period based on the company’s achievement of the performance goal.

Under the employment agreement with Mr. Flores, “cause” is generally defined as his (a) failure to perform his reasonably assigned duties with the company, (b) conduct which is injurious to the company, (c) conviction of certain crimes or (d) failure to notify the company of certain conflicts of interest. “Good reason” is defined as (a) the assignment to Mr. Flores of any duties that materially adversely alter the nature or status of Mr. Flores’ office; (b) the failure by the company to continue in effect any compensation plan that is material to Mr. Flores’ total compensation; (c) the taking of any action by the company which would materially reduce or deprive Mr. Flores of any material pension, welfare or fringe benefit then enjoyed by Mr. Flores; (d) the relocation of the principal executive offices of Freeport-McMoRan Oil & Gas LLC outside the greater Houston, Texas metropolitan area; (e) the failure to nominate Mr. Flores as a director of the company or (f) the failure by the company to obtain a satisfactory agreement from any successor company to assume the agreement.

If Mr. Flores’ employment terminates as a result of death, disability or retirement, benefits to Mr. Flores or his estate include the payment of a pro rata bonus for the year of termination and, in the case of retirement, the continuation of insurance and welfare benefits for three years or until Mr. Flores accepts new employment, if earlier. Pursuant to the terms of the award agreements, Mr. Flores will also receive an additional year’s vesting on unvested stock options and the vesting of certain outstanding RSUs and PSUs as described in footnotes (1), (2), (3) and (5) to the table below.

As a condition to receipt of these severance benefits, Mr. Flores must retain in confidence all confidential information known to him concerning our business. Further, Mr. Flores has agreed not to compete with us for a period of one year after termination of employment (unless his employment is terminated without cause or he terminates with good reason).

Freeport-McMoRan    2016 Proxy Statement    51

Change of Control Benefits—Messrs. Moffett and Flores and Ms. Quirk. As of December 31, 2015, the change of control agreement for Mr. Moffett and the employment agreement for each of Mr. Flores and Ms. Quirk provided generally that the terms and conditions of the executive’s employment (including position, compensation and benefits) will not be adversely changed until the third anniversary of the change of control.

Under the agreements, if the executive is terminated without “cause,” as generally defined above, or if the executive terminates for “good reason” during the three-year period after a change of control, the executive is generally entitled to receive the same payments and benefits that he or she would receive in the event of a similar termination under the employment agreements, described above, except that the executive would receive a cash payment calculated as follows:

•

Mr. Moffett and Ms. Quirk would receive a cash payment equal to three times the sum of the executive’s base salary plus the highest bonus paid to the executive (rather than the average bonus paid to the executive) for the immediately preceding three fiscal years, and

•

Mr. Flores would receive a cash payment equal to three times the sum of Mr. Flores’ base salary plus the greater of (a) his target annual bonus or (b) the highest bonus paid to Mr. Flores for the immediately preceding three fiscal years.

In addition, in the event of a change of control, outstanding PSUs would convert into an equivalent number of RSUs based on the target amount, which would vest on the earlier of the last day of the applicable performance period or the date the executive is terminated without cause or terminates for good reason.

These agreements provide “double trigger” benefits meaning that the executives do not receive benefits unless (1) a change of control occurs and (2) employment is terminated. For Mr. Moffett and Ms. Quirk, the term “good reason” includes the failure of the acquiror to provide the executive with substantially the same position, authority, duties and responsibilities held prior to the change of control, in addition to the reasons generally provided above. For Mr. Flores, the term “good reason” includes the failure of the company to obtain a satisfactory agreement from any acquiror to assume and perform Mr. Flores’ employment agreement, provided that Mr. Flores resigns within one year of the change of control.

If employment terminates as a result of death, disability or retirement following a change of control, the executive will receive the same benefits described above under “Severance Benefits—Mr. Moffett and Ms. Quirk” and “Severance Benefits—Mr. Flores” in the event of death, disability or retirement.

We do not provide excise tax gross-up protections in any of our change of control arrangements with our executive officers. If any part of the payments or benefits received by Messrs. Moffett or Flores or Ms. Quirk in connection with a termination following a change of control constitutes an excess parachute payment under Section 4999 of the Internal Revenue Code, the executive will receive the greater of (a) the amount of such payments and benefits reduced so that none of the amount constitutes an excess parachute payment, net of income taxes, or (b) the amount of such payments and benefits, net of income taxes and net of excise taxes under Section 4999 of the Internal Revenue Code.

The confidentiality and non-competition provisions of the executives’ employment agreements continue to apply after a change of control.

Change of Control Benefits—Messrs. Adkerson and Arnold. We currently do not have severance or change of control agreements with either of Messrs. Adkerson or Arnold. For Messrs. Adkerson and Arnold, the following table shows only accelerated vesting of stock options, RSUs and PSUs upon certain terminations of employment and upon a change of control. For Mr. Arnold, this benefit is a term of the stock option, RSU or PSU grant, and applies to all stock option, RSU or PSU recipients, not just our executives. For Mr. Adkerson, the terms of the award agreements were impacted by his December 2013 letter agreement with the company, which provides that he will receive retirement treatment on these awards as set forth in the applicable award agreement following any termination, except a termination due to death or termination by the company for cause. For additional information regarding the impact of retirement on the various awards, see the footnotes to the “Potential Payments Upon Termination or Change of Control” table on page 53.

Except for certain restrictive covenants that continue to apply following termination of employment, the above described agreements with Mr. Moffett terminated as of December 31, 2015, and the above described agreement with Mr. Flores terminated effective April 4, 2016.

52    Freeport-McMoRan    2016 Proxy Statement

The following table quantifies the potential payments to our named executive officers under the contracts, arrangements or plans discussed above for various scenarios involving a change of control or termination of employment of each of our named executive officers, other than Mr. Moffett. In addition to these benefits, our named executive officers would be entitled to receive the retirement and pension benefits described above under “Executive Officer Compensation – Executive Compensation Tables – Retirement Benefit Programs,” and outstanding vested stock options, which amounts are reflected in the “Walk-Away Value” column.

In accordance with SEC rules, the information below assumes a termination date of December 31, 2015 and reflects the arrangements in effect at that time. We have used the closing price of our common stock of $6.77 on December 31, 2015, as reported on the NYSE, for purposes of calculating the value of the unvested and accelerated options, RSUs and PSUs. For Mr. Moffett, who terminated employment effective December 31, 2015, we have provided information following the table regarding the payments and benefits due him as a result of his termination. In addition, for Mr. Flores, we have provided information regarding the actual payments and benefits due him as a result of his termination on April 4, 2016.

Potential Payments Upon Termination or Change of Control

Name	Lump Sum Payment	Options (Unvested and Accelerated) (1)	Restricted Stock Units (Unvested and Accelerated) (2)	Accumulated Dividends and Interest Payable on Accelerated RSUs	Performance Share Units (Unvested and Accelerated) (3)	Accumulated Dividends Payable on Accelerated PSUs	Health and Welfare Benefits	Total	Walk-Away Value (Including Value of Vested Benefits) (4)
Richard C. Adkerson
• Retirement (5)	n/a	—	$1,624,800	$959,678	$1,773,740	$170,751	n/a	$4,528,969	$65,192,936
• Death/Disability (5)	n/a	—	1,624,800	959,678	1,773,740	170,751	n/a	4,528,969	65,192,936
• Termination – No Cause	n/a	—	1,624,800	959,678	1,773,740	170,751	n/a	4,528,969	65,192,936
• Termination after Change of Control (6)	n/a	—	1,624,800	959,678	1,773,740	170,751	n/a	4,528,969	65,192,936
Kathleen L. Quirk
• Retirement (5)	n/a	—	541,600	319,893	1,137,360	110,014	37,195	2,146,062	3,795,758
• Death/Disability (5)	n/a	—	541,600	319,893	1,137,360	110,014	n/a	2,108,867	3,758,563
• Termination – Good Reason	$9,504,179	—	541,600	319,893	n/a	n/a	37,195	10,402,867	12,052,563
• Termination – No Cause	9,504,179	—	541,600	319,893	1,137,360	110,014	37,195	11,650,241	13,299,937
• Termination after Change of Control (6)(7)	11,810,217	—	541,600	319,893	1,137,360	110,014	37,195	13,956,279	15,605,975
Michael J. Arnold
• Retirement (5)	n/a	—	270,800	159,946	981,650	94,022	n/a	1,506,418	5,387,020
• Death/Disability (5)	n/a	—	270,800	159,946	981,650	94,022	n/a	1,506,418	5,387,020
• Termination – No Cause (8)	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	3,880,602
• Termination after Change of Control (6)(9)	n/a	—	270,800	159,946	981,650	94,022	n/a	1,506,418	5,387,020
James C. Flores
• Retirement (5)	n/a	—	769,749	675,276	1,773,740	170,751	85,780	3,475,296	3,698,495
• Death/Disability (5)	n/a	—	769,749	675,276	1,773,740	170,751	n/a	3,389,516	3,612,715
• Termination – Good Reason/No Cause	7,500,000	—	769,749	675,276	1,773,740	170,751	85,780	10,975,296	11,198,495
• Termination after Change of Control (6)(7)	7,500,000	—	769,749	675,276	1,773,740	170,751	85,780	10,975,296	11,198,495

*	“n/a” means that the benefit is not provided to the executive.

(1)	Vesting of outstanding stock options may be accelerated under certain termination scenarios pursuant to the employment agreements as discussed above. The value of the accelerated options is determined by multiplying (a) the difference between the December 31, 2015 closing price of our common stock and the applicable exercise price of each option, by (b) the number of unvested and accelerated options. All outstanding stock options held by the executives were out-of-the-money as of December 31, 2015.

(2)	The values of the RSUs were determined by multiplying the December 31, 2015 closing price of our common stock by the number of RSUs to be vested or retained under each scenario. For additional information, see footnote (5) below.

(3)	The values of the PSUs were determined by multiplying the December 31, 2015 closing price of our common stock by the number of PSUs to be vested or retained under each scenario. For additional information, see footnote (5) below.

(4)	Includes the value of the following benefits as of December 31, 2015: outstanding, in-the-money vested stock options, the aggregate balance of the NQDC plan (as reflected on page 48), and the present value of the SERP (as reflected on page 49). These amounts do not include benefits under our ECAP or life insurance policies. In addition to the standard life insurance policy generally available to employees, Mr. Adkerson has an executive life insurance policy providing for a death benefit of $1.5 million.

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(5)	Generally, pursuant to the terms of the stock option agreements, upon termination of the executive’s employment as a result of death, disability or retirement, the unvested portion of any outstanding stock option that would have vested within one year of the date of termination will vest.

Pursuant to the terms of the performance-based RSU agreements outstanding as of December 31, 2015, termination of the executive’s employment as a result of death, disability or retirement will not result in acceleration of vesting of outstanding RSUs and the related dividend equivalent credits. Instead, such grants will not be forfeited and will remain outstanding and vest on the regularly scheduled vesting dates, provided the applicable performance condition is met. The RSUs granted in 2013 are subject to a 20% reduction if our total TSR for the three-year period ending on December 31, 2015, is below the median TSR of a peer group. Because our total TSR for the three-year period ending on December 31, 2015 was below the median TSR of the peer group, 20% of the RSUs granted in 2013 were forfeited. Accordingly, 80% of RSUs granted in 2013 have been included in the table above. Mr. Flores’ RSUs that were assumed in connection with the company’s acquisition of Plains Exploration would vest in full upon termination of employment as a result of death or disability.

Pursuant to the terms of the PSU agreements outstanding as of December 31, 2015, termination of the executive’s employment as a result of death will result in acceleration of vesting of the number of outstanding PSUs represented by the target award and the related dividend equivalent credits. Termination of the executive’s employment as a result of disability or retirement will not result in acceleration of vesting of outstanding PSUs and the related dividend equivalent credits. Instead, such grants will not be forfeited and will remain outstanding and vest on the regularly scheduled vesting dates, provided the applicable performance condition is met. The target award of PSUs granted in 2015 has been included in the table above.

(6)	Certain of the benefits described in the table would be achieved in the event of a change of control alone, and would not require a termination of the executive’s employment. In particular, pursuant to the terms of our stock incentive plans and the individual award agreements outstanding as of December 31, 2012, upon a change of control as defined in the plans, all outstanding stock options would immediately vest. In addition, in the event of a change of control, all restrictions on Mr. Flores’ outstanding RSUs that were assumed in connection with the company’s acquisition of Plains Exploration would lapse. However, with respect to the stock options, RSUs and PSUs granted by the company in 2013, 2014 and 2015, the agreements provide for the benefits described in the table following a change of control only if the recipient also experiences an actual or constructive termination of employment within one year after the change of control. The amounts stated in the rows titled “Termination after Change of Control” assume the full vesting of options granted in 2012, 2013, 2014 and 2015 and PSUs granted in 2014 and 2015. As noted previously, 20% of the RSUs granted in 2013 were forfeited due to our TSR performance during the performance period ended December 31, 2015. Accordingly, 80% of the RSUs granted in 2013 have been included in the rows titled “Termination after Change of Control.”

(7)	Pursuant to the terms of the executive’s employment agreement, the total payments may be subject to reduction if such payments result in the imposition of an excise tax under Section 280G of the Internal Revenue Code.

(8)	Mr. Arnold is entitled to certain severance benefits in the event of his termination without cause under the company’s severance plan, which is generally available to certain eligible employees.

(9)	Mr. Arnold is entitled to certain benefits in the event of his termination following a change of control under the company’s change of control plan, which is generally available to certain eligible employees.

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Termination Payments to Mr. Moffett. As previously discussed in the section titled “Executive Officer Compensation – Compensation Discussion and Analysis” on page 25, Mr. Moffett stepped down as an executive of the company and from the board effective December 31, 2015. In connection with Mr. Moffett’s departure, he and the company entered into a separation and consulting letter agreement (the letter agreement) dated as of December 24, 2015. Pursuant to the letter agreement, Mr. Moffett received the payments and benefits due to him (1) upon a termination of employment without cause under his Amended and Restated Executive Employment Agreement with the company dated December 2, 2008, as amended by letter agreement dated February 27, 2014, and (ii) upon a retirement under his performance share unit award agreements. These benefits include (a) a severance payment of $16,110,216, to be paid on July 1, 2016, (b) vesting of 1,165,750 unvested options, which options had no intrinsic value as of December 31, 2015, (c) retention of vesting of 300,000 performance-based RSUs, which awards remained subject to the performance condition and resulted in the payout of 240,000 shares of common stock (80% of the award), and related accumulated dividend equivalents of $963,807 on February 15, 2016, (d) retention of 262,000 PSUs, which remain subject to the applicable performance conditions, and (e) continued health and welfare benefits for up to three years. In addition, Mr. Moffett received certain benefits that were vested prior to his termination of employment under the company’s retirement plans and other benefit arrangements in which he participated in accordance with the terms thereof. For more information on the other terms of the letter agreement, see the section titled “Certain Transactions.”

Termination Payments to Mr. Flores. As previously discussed in the section titled “Executive Officer Compensation – Compensation Discussion and Analysis” on page 25, Mr. Flores departed from the company effective April 4, 2016. In connection with Mr. Flores’ departure, he became entitled to receive the payments and benefits due to him upon a termination of employment without cause under his Amended and Restated Employment Agreement with the company dated February 27, 2014. These benefits include (a) a severance payment of $7,500,000, to be paid within 30 days following the required six-month delay under Section 409A of the Code, (b) vesting of 602,500 unvested options, which options had no intrinsic value as of April 4, 2016, (c) vesting of 41,832 stock-settled restricted stock units and related accumulated dividend equivalents of $251,131 as of March 31, 2016, (d) retention of 262,000 PSUs, which remain subject to the applicable performance conditions, and (e) continued health and welfare benefits for up to three years. In addition, Mr. Flores received certain benefits that were vested prior to his termination of employment under the company’s retirement plans and other benefit arrangements in which he participated in accordance with the terms thereof.

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AUDIT COMMITTEE REPORT

The audit committee is currently comprised of four directors. The board has determined that each member of the audit committee has no material relationship with the company and that each is independent and financially literate under the listing standards of the NYSE and under the SEC’s standards relating to independence of audit committees.

We, the audit committee, operate under a written charter approved by the committee and adopted by the board. Our primary function is to assist the board in fulfilling the board’s oversight responsibilities relating to (1) the effectiveness of the company’s internal control over financial reporting, (2) the integrity of the company’s financial statements, (3) the company’s compliance with legal and regulatory requirements, (4) the qualifications and independence of the company’s independent registered public accounting firm, and (5) the performance of the company’s independent registered public accounting firm and internal audit firm.

We oversee the company’s financial reporting process on behalf of the board. Our responsibility is to monitor this process, but we are not responsible for (1) developing and consistently applying the company’s accounting principles and practices, preparing and maintaining the integrity of the company’s financial statements and maintaining an appropriate system of internal controls; or (2) auditing the company’s financial statements and the effectiveness of internal control over financial reporting, and reviewing the company’s unaudited interim financial statements. Those are the responsibilities of management and the company’s independent registered public accounting firm, respectively.

During 2015, management assessed the effectiveness of the company’s system of internal control over financial reporting in connection with the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. We reviewed and discussed with management, Deloitte & Touche LLP, the company’s internal audit firm (Deloitte & Touche) and Ernst & Young, LLP, the company’s independent registered public accounting firm (Ernst & Young), management’s report on internal control over financial reporting and Ernst & Young’s report on their audit of the company’s internal control over financial reporting as of December 31, 2015, both of which are included in our 2015 Annual Report on Form 10-K for the year ended December 31, 2015.

Appointment of Independent Registered Public Accounting Firm; Financial Statement Review

In February 2015, in accordance with our charter, we appointed Ernst & Young as the company’s independent registered public accounting firm for 2015. We have reviewed and discussed the company’s audited financial statements for the year 2015 with management and Ernst & Young. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States, and Ernst & Young provided an audit opinion to the same effect.

We have received from Ernst & Young the written disclosures required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the company’s independent registered public accounting firm’s independence, and we have discussed with them their independence from the company and management. We have also discussed with Ernst & Young the matters required to be discussed by PCAOB Auditing Standard Nos. 16 and 18 – Communication with Audit Committees (PCAOB Rel. No. 2012-004, August 15, 2012), effective pursuant to SEC Release No. 34-68453 (December 17, 2012).

In addition, we have discussed with Ernst & Young the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls as they considered necessary to support their opinions on the financial statements and on the internal control over financial reporting for the year 2015, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting. Ernst & Young also met with us without management being present to discuss these matters.

In reliance on these reviews and discussions, we recommended to the board, and the board approved, the inclusion of the audited financial statements referred to above in our 2015 Annual Report on Form 10-K for the year ended December 31, 2015.

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Internal Audit

We also review the company’s internal audit function, including the selection and compensation of the company’s internal audit firm. In February 2015, in accordance with our charter, we appointed Deloitte & Touche as the company’s internal audit firm for 2015. We have discussed with Deloitte & Touche the scope of their audit plan, and have met with them to discuss the results of their reviews, their review of management’s documentation, testing and evaluation of the company’s system of internal control over financial reporting, any difficulties or disputes with management encountered during the course of their reviews and other matters relating to the internal audit process. The internal audit firm also met with us without management being present to discuss these matters.

Dated: April 15, 2016 Robert A. Day, Chairman Jon C. Madonna, Vice Chairman Gerald J. Ford Courtney Mather

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees and Related Disclosures for Accounting Services

The following table discloses the fees for professional services provided by Ernst & Young in each of the last two fiscal years:

	2015	2014
Audit Fees (1)	$16,828,000	$16,936,000
Audit-Related Fees (2)	158,000	1,580,000
Tax Fees (3)	290,000	569,000
All Other Fees	—	—

(1)	Audit Fees were primarily for professional services rendered for the audits of the consolidated financial statements and internal controls over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002, the review of documents filed with the SEC, consents, comfort letters and financial accounting and reporting consultations. Amounts related to oil and gas operations were approximately $4.9 million and $3.7 million of the total amounts reported for 2015 and 2014, respectively. Of the total amount reported for 2015, approximately $685,000 is pending audit committee approval.

(2)	Audit-Related Fees were primarily for professional services rendered for the audits of disposed businesses and other attest services.

(3)	Tax Fees were for professional services related to general tax consultation, transfer pricing, tax compliance and international tax matters.

The audit committee has determined that the provision of the services described above is compatible with maintaining the independence of our independent registered public accounting firm.

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Audit Committee Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit, audit-related, tax and permitted non-audit services to be provided by our independent registered public accounting firm. In accordance with that policy, the committee annually pre-approves a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to specified cost levels. Any service that is not included in the approved list of services must be separately pre-approved by the audit committee. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically pre-approved by the audit committee; however, any proposed service that has an anticipated or additional cost of no more than $30,000 may be pre-approved by the chairman of the audit committee, provided that the total anticipated costs of all such projects pre-approved by the chairman during any fiscal quarter does not exceed $60,000.

At each regularly-scheduled audit committee meeting, management updates the committee on (1) the scope and anticipated cost of any service pre-approved by the chairman since the last meeting of the committee and (2) the pre-approved fees for each service or group of services being provided by our independent registered public accounting firm. Each service provided by our independent registered public accounting firm has been approved in advance by the audit committee, and none of those services required use of the de minimis exception to pre-approval contained in the SEC’s rules.

PROPOSAL NO. 2:    RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016

The audit committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the company’s financial statements. In February 2016, the audit committee appointed Ernst & Young to serve as the company’s independent registered public accounting firm for 2016. This appointment is being submitted to the stockholders for ratification. A representative of Ernst & Young is expected to be present at our 2016 annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The audit committee pre-approves the scope of all audit, audit-related, tax and permitted non-audit services to be provided by Ernst & Young during the ensuing year and determines the appropriate funding to be provided by the company for payment of such services. Ernst & Young has been retained as the company’s independent registered public accounting firm continuously since 2002. The audit committee and the board believe that the continued retention of Ernst & Young to serve as the company’s independent registered public accounting firm is in the best interests of the company and its stockholders. If stockholders do not ratify this appointment, the audit committee will reconsider the appointment although it may determine the independent registered public accounting firm should continue. Even if stockholders ratify the appointment, the audit committee retains its discretion to change the company’s independent registered public accounting firm.

Vote Required to Ratify the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm For 2016

Approval of this proposal requires the affirmative vote of a majority of the common stock present in person or by proxy and entitled to vote. For more information on the voting requirements, see “Questions and Answers About the Proxy Materials, Annual Meeting and Voting.”

Board of Directors’ Recommendation on Proposal No. 2

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016.

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PROPOSAL NO. 3:    ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The board is committed to excellence in governance and recognizes the interest our stockholders have in our executive compensation program. As part of that commitment and in accordance with Section 14A of the Securities Exchange Act of 1934, our stockholders are being asked to approve an advisory resolution on the compensation of our named executive officers, as reported in this proxy statement.

This proposal, commonly known as the “say-on-pay” proposal, is advisory, which means that the vote on executive compensation is not binding on the company, the board or the compensation committee of the board. Nonetheless, the board takes this vote and the opinions of our stockholders seriously and the compensation committee will evaluate the outcome of this vote in making future compensation decisions with respect to our named executive officers. The vote on this resolution is intended to address the company’s overall compensation of our named executive officers and our compensation philosophy and practices, as described in this proxy statement.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

RESOLVED, That the stockholders of Freeport-McMoRan Inc. (the Company) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for our 2016 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures provided in this proxy statement.

Based on input from our investors regarding the company’s executive compensation program since 2013, the compensation committee transformed our executive compensation program, and at our 2015 annual meeting, our stockholders approved the company’s “say-on-pay” proposal. Some highlights of our executive compensation program and recent compensation committee actions include the following:

•	Majority of our executives’ target direct compensation is at risk and based on measurable performance and increases in stock price under our annual and long-term incentive programs.

•	No payouts under the annual incentive plan for 2015.

•	No increases to base salaries of executives.

•	Forfeiture of 20% of the 2013-2015 restricted stock unit award for failure to satisfy performance conditions.

•

Consistent with our goals of reducing debt and costs, and continuing to safely and effectively operate our business, we adopted a new structure for 2016 performance share unit awards, incorporating financial and operational metrics in addition to relative TSR performance metric.

•	Streamlined executive management structure and discontinued paying three executives at the highest level.

In considering how to vote on this proposal, we urge you to review the relevant disclosures in this proxy statement, especially the section titled “Executive Officer Compensation – Compensation Discussion and Analysis,” which contains detailed information about the recent changes to our executive compensation program.

We currently hold our “say-on-pay” advisory vote every year. Accordingly, the next “say-on-pay” vote will occur at our 2017 annual meeting of stockholders.

Vote Required to Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers

Approval of this proposal requires the affirmative vote of a majority of the common stock present in person or by proxy and entitled to vote. For more information on the voting requirements, see “Questions and Answers About the Proxy Materials, Annual Meeting and Voting.”

Board of Directors’ Recommendation on Proposal No. 3

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

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PROPOSAL NO. 4:    APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED BY-LAWS TO IMPLEMENT STOCKHOLDER PROXY ACCESS

At our 2015 annual meeting, a non-binding stockholder proposal requested that the board adopt and submit to stockholders for their approval a “proxy access” amendment to our by-laws. In recognition of developing trends regarding proxy access, the board committed to present a proxy access proposal designed to reflect the company’s specific ownership and governance structures for stockholder approval at our 2016 annual meeting after careful consideration and stockholder engagement. The proposal received majority support at our 2015 annual meeting. As a result of our stockholder outreach efforts in the fall of 2015 and early 2016, the board has developed and is presenting to stockholders for approval at our 2016 annual meeting a proxy access proposal designed to implement a proxy access right consistent with the request expressed by our stockholders, while reflecting the company’s specific ownership and governance structures.

The proposed amendment is summarized below and attached as Annex A to this proxy statement. This summary of the proposed amendment may not contain all the information that is important to you and you should read Annex A carefully before you decide how to vote.

Purpose and Effect of the Proposal

The purpose of this proposal is to recommend that our stockholders approve an amendment to our amended and restated by-laws to implement proxy access. Implementation of a proxy access by-law would permit a stockholder or stockholder group meeting the criteria set forth in the amended and restated by-laws to include in the company’s proxy materials for an annual meeting of stockholders at which directors are to be elected certain eligible stockholder-nominated candidates (stockholder nominees) for election to the board. Based on our stockholder outreach efforts and discussions with institutional investors, the board developed the proposed proxy access provisions described below.

Summary of the Proposed Amendment

Stockholder Eligibility to Nominate Directors. Under the proposed amendment, any stockholder, or group of up to 20 stockholders, who has owned 3% or more shares of our common stock continuously for the three years prior to the date of submission of a notice nominating a candidate for director and continuing up to the date of the annual meeting would be eligible to include in the company’s proxy materials stockholder nominees for election to the board at an annual meeting of stockholders. Each stockholder may only belong to one nominating group. A group of funds in the same complex is considered as one stockholder.

Number of Stockholder Nominees. Eligible stockholders would be permitted to nominate the greater of (a) two stockholder nominees or (b) 20% of the total number of directors in office as of the last day nominations of stockholder nominees may be submitted, rounded down to the nearest whole number. If one or more vacancies occurs on the board after the deadline to nominate stockholder nominees and the board reduces the size of the board accordingly, the reduced board size will be used in calculating the maximum number of stockholder nominees. Based on our board size of eight following the annual meeting, the maximum number of stockholder nominees that could be included in the proxy materials for an annual meeting is two. If the number of stockholder nominees for any annual meeting of stockholders exceeds the maximum number, then such stockholder nominees would be selected, one by one, for inclusion in the proxy materials in order of the number of shares of our common stock (largest to smallest) held by each nominating stockholder or group of nominating stockholders until the maximum is reached. The maximum number would be reduced by:

•	stockholder nominees whose nominations are subsequently withdrawn;

•	stockholder nominees who the board itself decides to nominate for election at such annual meeting; and

•	the number of incumbent directors who had been stockholder nominees at any of the preceding two annual meetings and whose reelection at the upcoming annual meeting is being recommended by the board.

Calculation of Qualifying Ownership. To ensure that the interests of stockholders seeking to nominate a stockholder nominee are aligned with those of our other stockholders, a nominating stockholder would only be

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considered to own shares of our common stock if such stockholder possesses both (a) full voting and investment rights pertaining to the shares and (b) the full economic interest in (including the opportunity for profit from and the risk of loss on) such shares. Borrowed or hedged shares would not be deemed to be owned shares, but loaned shares would be considered owned if they are recalled by the nominating stockholder within five business days of the nominating stockholder being notified that its stockholder nominee will be included in the proxy materials and are held by the nominating stockholder through the annual meeting. A nominating stockholder would be deemed to own shares held in the name of a nominee or other intermediary so long as such stockholder retains economic and voting rights over the shares. If any stockholder withdraws before the annual meeting from a group of stockholders submitting a stockholder nomination, the calculation of the ownership of the group would include only the remaining stockholders.

Nominating Procedures. In order to provide adequate time to assess stockholder nominees, nominations of stockholder nominees must be received by our corporate secretary not later than the close of business on the 120th nor earlier than the close of business on the 150th day prior to the first anniversary of the mailing date of the prior year’s definitive proxy statement.

Information Required of Nominating Stockholders. Each stockholder or group of stockholders seeking to include a stockholder nominee in the company’s proxy materials must provide certain information to the company, including the following:

•	verification of qualifying stock ownership for the requisite period and an agreement to provide immediate notice if stock ownership falls below the minimum requirements;

•	a copy of the Schedule 14N filed by the nominating stockholder;

•	the written consent of each stockholder nominee to being named in the proxy materials as a nominee and to serving as a director if elected;

•

representations and undertakings regarding, among other things, the nominating stockholder’s compliance with applicable law and such stockholder’s intent, including a lack of intent to change or influence control of the company; and

•

an undertaking to assume liability arising out of the nominating stockholder’s and its stockholder nominee’s communications in connection with the nomination or election of directors and to indemnify the company for any breach by the nominating stockholder or the stockholder nominee of such person’s respective applicable obligations, agreements or representations under the proxy access provisions of the by-laws.

Information Required of Stockholder Nominees. Each stockholder nominee must provide certain information to the company, including representations and undertakings regarding, among other things:

•	the stockholder nominee’s compliance with the policies, guidelines and principles of business conduct applicable to the company’s directors;

•	disclosure of any compensation or other financial arrangements in connection with the nominee’s candidacy for or service as a director;

•	disclosure of any voting commitments; and

•	delivery of such other information, including a director nominee questionnaire, as the board or its designee may request.

Independence of Stockholder Nominees. A stockholder nominee would not be eligible for inclusion in the company’s proxy materials if the board or its designee determines that he or she is not independent under the company’s corporate governance guidelines or the applicable stock exchange requirements.

Supporting Statement. The nominating stockholder or group of stockholders would be permitted to include in the proxy statement a statement not exceeding 500 words in support of a stockholder nominee’s election to the board, so long as the statement fully complies with all applicable rules and regulations. The company may omit, supplement or correct any information, including all or a portion of such statement, if the board or its designee determines that such information or statement (or portion thereof) is not true in all material respects, omits a material statement, impugns the character, integrity or personal reputation of or makes charges concerning improper illegal or immoral conduct or associations, without factual foundation with respect to any individual, entity or government authority, would impose a material risk of liability on the company, or would violate any applicable law, rule or regulation.

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Exclusion of Stockholder Nominees. The company would not be required to include a stockholder nominee in the proxy materials for any annual meeting of stockholders if:

•

the company has received a notice indicating that a stockholder intends to nominate a candidate for director pursuant to the advance notice provisions of our by-laws, unless the notice expressly elects to have the candidate included in the proxy statement pursuant to the proxy access provision of the by-laws;

•	the nominating stockholder or a qualified representative for the nominating stockholder does not appear at the annual meeting to present the nomination or withdraws its nomination;

•

the board or its designee determines that the stockholder nominee’s nomination or election would result in a violation of our by-laws, certificate of incorporation, or any applicable law, rule or regulation;

•

a stockholder nominee who was nominated at one of the company’s two preceding annual meetings of stockholders subsequently withdrew or became ineligible or unavailable for election at such annual meeting or received a vote of less than 15% of the shares of common stock entitled to vote for such stockholder nominee;

•	the stockholder nominee has been, within the past three years, an officer or director of a competitor;

•	the nominating stockholder no longer satisfies the eligibility requirements;

•	any representations or warranties in the notice nominating the stockholder nominee cease to be materially true and accurate;

•	the stockholder nominee becomes unwilling or unable to serve on the board; or

•	the nominating stockholder or stockholder nominee has materially violated or breached any of such person’s respective applicable obligations, agreements, representations or warranties.

Vote Required to Approve the Amendment to Our Amended and Restated By-Laws

Approval of this proposal requires the affirmative vote of a majority of the common stock present in person or by proxy and entitled to vote. If the proposed amendment is approved, it will become effective immediately and proxy access will be available for the next annual meeting of stockholders. For more information on the voting requirements, see “Questions and Answers About the Proxy Materials, Annual Meeting and Voting.”

Board of Directors’ Recommendation on Proposal No. 4

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO OUR AMENDED AND RESTATED BY-LAWS TO IMPLEMENT STOCKHOLDER PROXY ACCESS.

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PROPOSAL NO. 5:    APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

We are currently authorized to issue an aggregate of 1.85 billion shares of capital stock, consisting of 1.8 billion shares of common stock, $0.10 par value per share, and 50 million shares of preferred stock, $0.10 par value per share. The board of directors unanimously approved, and recommends that our stockholders approve, an amendment to section (a) of Article FOURTH of our amended and restated certificate of incorporation (certificate of incorporation) to increase the number of authorized shares of common stock from 1.8 billion to 3.0 billion. The authorized preferred stock would remain 50 million shares. This will increase the aggregate number of shares of all classes of stock that the company may issue to 3.05 billion.

Shares that have already been issued are referred to as “issued” or “issued and outstanding.” The difference between the total number of authorized shares and the number of issued shares is the number of shares that we may issue in the future without amending the certificate of incorporation. Delaware law and the rules and regulations of the NYSE may require stockholder approval of issuances under certain circumstances.

As of March 31, 2016, our total number of shares of common stock outstanding on a fully diluted basis (assuming that all outstanding options were exercised, all restricted stock units were vested, and all performance share units were vested) is 1.3 billion as reflected in the table below:

Number of Shares (In millions)
Common shares outstanding	1,251.8
Common shares issuable upon exercise of outstanding options	53.7
Common shares issuable upon vesting of outstanding RSUs	3.8
Common shares issuable upon vesting of outstanding PSUs	5.2
Common shares available for future issuance under stock plans	3.4
Fully Diluted	1,317.9

Accordingly, as of March 31, 2016, the total number of shares of common stock that were authorized, but not outstanding or reserved for issuance was approximately 482 million. In addition, we are proposing that our stockholders approve a new stock incentive plan at our 2016 annual meeting (see “Proposal No. 7: Approval of the Adoption of the Proposed 2016 Stock Incentive Plan”). Because only approximately 27% of the authorized shares currently remain available for issuance (23% if the 2016 Stock Incentive Plan is adopted), the board believes it is in the best interests of the company and our stockholders to increase our authorized shares of common stock in order to have additional shares available for use as the board deems appropriate or necessary for future corporate needs.

Purpose and Effect of the Proposal

The purpose of the proposal to increase the number of authorized shares of common stock is to provide the company with greater flexibility in considering and planning for future business and financial needs. We believe that it is advantageous for us to have the ability to act promptly with respect to potential opportunities and that the proposed increase in the number of authorized shares of common stock is desirable in order to have the additional shares available, as needed, for possible financing transactions, future stock splits, strategic transactions or other general corporate purposes that are determined by the board to be in the best interest of our stockholders. Having such additional authorized shares available for issuance in the future would better position us to take timely advantage of market conditions and would enable us to issue shares of common stock or other securities exercisable, exchangeable or convertible into common stock, without the expense and delay of a stockholders’ meeting, except as may be required by applicable law or regulations. The board of directors will determine the terms of any issuance of the additional shares of common stock.

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The proposed amendment to section (a) of Article FOURTH of the certificate of incorporation, if approved by stockholders, would replace section (a) of the article with the following:

(a) Authorized Stock. The total number of shares of capital stock that the corporation shall have authority to issue is 3,050,000,000 shares, consisting of 50,000,000 shares of Preferred Stock, par value $0.10 per share, and 3,000,000,000 shares of Common Stock, par value $0.10 per share.

At present, we have no definitive plans, understandings, agreements or arrangements to issue additional shares of newly authorized common stock for any purpose, other than pursuant to our outstanding stock incentive plans; however, we believe that the adoption of this proposal will enable us to promptly and appropriately respond to business opportunities, to raise additional equity capital or to declare stock splits and stock dividends. Given the number of shares currently available for issuance, the company may not be able to effect these business opportunities without first obtaining stockholder approval for an increase in the number of authorized shares of common stock. The cost, prior notice requirements and delay involved in obtaining stockholder approval at the time that corporate action may become necessary could eliminate the opportunity to effect the action or reduce the expected benefits.

The proposed amendment will not have any immediate effect on the rights of existing stockholders. If the amendment is approved, except as may be required by applicable law or by the rules of NYSE or of any stock exchange on which our securities may be listed, the additional shares of common stock proposed to be authorized, together with existing authorized and unissued shares of common stock, generally will be available for issuance without any requirement for further stockholder approval. Future issuances of shares of common stock or securities convertible into or exchangeable for common stock could have a dilutive effect on our earnings per share, book value per share and the voting power and interest of current stockholders. The board of directors has no current plans to do so; however, shares of common stock could be issued in various transactions that would make a change in control of the company more difficult or costly and, therefore, less likely. Although we could theoretically use the additional shares to make more difficult or to discourage an attempt to acquire control of the company, the proposed amendment is not the result of any specific effort to obtain control of the company by a tender offer, proxy contest or otherwise, and we have no present intention to use the increased shares of authorized common stock for anti-takeover purposes.

If the stockholders approve the proposed amendment, it will become effective upon the filing of a certificate of amendment setting forth the amendment with the Secretary of State of the State of Delaware. The additional shares of common stock authorized by the proposed amendment, if and when issued, would have the same rights and privileges as the shares of common stock currently authorized. The common stock has no preemptive rights to purchase common stock or other securities. In addition, Delaware law does not provide dissenters’ or appraisal rights to our stockholders in connection with the proposed increase in the number of authorized shares of common stock. The board reserves the right to abandon or delay the filing of the amendment even if it is approved by our stockholders.

Vote Required to Approve the Amendment to Our Certificate of Incorporation

Approval of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of common stock of the company. For more information on the voting requirements, see “Questions and Answers About the Proxy Materials, Annual Meeting and Voting.”

Board of Directors’ Recommendation on Proposal No. 5

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK.

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PROPOSAL NO. 6:    APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CLARIFY THAT ANY DIRECTOR MAY BE REMOVED WITH OR WITHOUT CAUSE

In a recent decision involving an unrelated company, the Delaware Court of Chancery invalidated a certificate of incorporation provision that purported to limit the removal of the company’s directors by stockholders only for cause. The company’s directors served non-staggered, one-year terms, and the court held that, under Section 141(k) of the Delaware General Corporation Law (DGCL), directors serving non-staggered, one-year terms are removable by stockholders either with or without cause. Currently, section (b)(2)(B) of Article FOURTH of our company’s certificate of incorporation provides that “any director may be removed, with cause, by a vote of the holders of Common Stock and the holders of Voting Preferred Stock, voting together.”

Purpose and Effect of the Proposal

We received a letter from counsel for a purported stockholder demanding that we amend section (b)(2)(B) of Article FOURTH of our certificate of incorporation. The stockholder, through counsel, asserted that because our directors serve non-staggered, one-year terms, the provision conflicts with Section 141(k) of the DGCL and is therefore invalid. Section (b)(2)(B) of Article FOURTH of our certificate of incorporation does not provide that directors may be removed “exclusively” or “only” for cause. Accordingly, we do not interpret that section of our certificate of incorporation as negating the provisions of Section 141(k) of the DGCL that permit the removal of directors without cause. However, in connection with its review of our certificate of incorporation, the board has determined that it is advisable and in the best interests of the company and its stockholders to amend section (b)(2)(B) of Article FOURTH to expressly reference the stockholders’ power to remove directors without cause. As a result, the board has approved, adopted and declared advisable, and recommends that the stockholders approve and adopt, the proposed amendment to the certificate of incorporation.

The proposed amendment to section (b)(2)(B) of Article FOURTH of the certificate of incorporation, if approved by stockholders, would replace section (b)(2)(B) of the article with the following (new language underlined for reference):

(B) Any director may be removed, with or without cause, by a vote of the holders of Common Stock and the holders of Voting Preferred Stock, voting together.

If the stockholders approve the proposed amendment, it will become effective upon the filing of a certificate of amendment setting forth the amendment with the Secretary of State of the State of Delaware. The board reserves the right to abandon or delay the filing of the amendment even if it is approved by our stockholders.

Vote Required to Approve the Amendment to Our Certificate of Incorporation

Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of common stock of the company. For more information on the voting requirements, see “Questions and Answers About the Proxy Materials, Annual Meeting and Voting.”

Board of Directors’ Recommendation on Proposal No. 6

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO CLARIFY THAT ANY DIRECTOR MAY BE REMOVED WITH OR WITHOUT CAUSE.

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PROPOSAL NO. 7:    APPROVAL OF THE ADOPTION OF THE PROPOSED 2016 STOCK INCENTIVE PLAN

We are seeking stockholder approval of the company’s 2016 Stock Incentive Plan (the “plan”). The plan will become effective on the day of our 2016 annual meeting, assuming approval of this proposal by our stockholders.

The board, following a recommendation from the compensation committee (the “committee”), has adopted the plan for our employees, directors and consultants, subject to stockholder approval. The board is seeking approval of the plan as the successor to the company’s Amended and Restated 2006 Stock Incentive Plan (the “2006 plan”), the company’s only equity plan with shares available for grant. If the plan is approved by the stockholders, no future awards will be granted under the 2006 plan, however, the terms and conditions of any prior plans will continue to govern any outstanding awards thereunder. If the stockholders do not approve the plan, the plan will not become effective.

The following description of the plan is qualified in its entirety by reference to the full text of the plan, which is attached hereto as Annex B.

Why Stockholders Should Vote to Approve the Plan

Equity Incentive Awards Are An Important Part Of Our Compensation Philosophy

The company believes that the adoption of the plan is essential to our success. Equity awards are intended to motivate high levels of performance, align the interests of the company’s employees, directors and consultants with those of its stockholders by giving them the perspective of an owner with an equity stake in the company and providing a means of recognizing their contributions to the success of the company. The board and company management believe that equity awards are necessary to remain competitive in the industry and are essential to recruiting and retaining the highly qualified individuals who help the company meet its goals.

Our 2006 Plan Will No Longer Have Shares Available For Grant

Under the company’s current forecasts, our 2006 plan will run out of shares available for grant within the next 12 months, and the company will not be able to continue to issue equity to its employees, directors and consultants unless its stockholders approve the plan. This assumes the company continues to grant awards consistent with its historical usage and current practices, as reflected in its historical burn rate discussed below, and noting that future circumstances may require the company to change its current equity grant practices. While the company could increase cash compensation if it is unable to grant equity incentives, the company anticipates that it will have difficulty attracting, retaining and motivating its employees and directors if it is unable to make equity grants to them.

Outstanding Awards Under Prior Plans And Determination Of Share Reserve For The Plan

The table below presents information about the number of shares that were subject to various outstanding stock-settled awards under all prior plans and the shares remaining available for issuance under our 2006 plan, each at April 12, 2016.

	Number of Shares	As a % of Shares Outstanding (1)	Market Value ($ in Millions)(2)
Options outstanding	53,539,294	4.3%	$558.4
Weighted-average exercise price of outstanding options	$30.26
Weighted-average remaining term of outstanding options	5.3 years
Restricted stock units outstanding (3)	3,815,935	0.3%	$39.8
Performance share units outstanding (4)	5,178,000	0.4%	$54.0
Shares available for grant	3,550,402	0.3%	$37.0

(1)	Based on 1,252,026,029 shares of company common stock outstanding as of April 12, 2016.

(2)	Based on the closing price of company common stock on April 12, 2016, of $10.43 per share.

(3)	Includes unvested RSUs and vested but deferred RSUs.

(4)	Represents maximum shares that could be delivered under outstanding PSUs.

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In determining whether to approve the plan, including the share reserve under the plan, the board and committee considered the following:

•

Share Reserve. The board has approved the reservation of 72 million shares under the plan. If the plan is approved by our stockholders, it will represent the only equity plan under which the company will be able to grant future equity awards and the company will no longer grant awards under the 2006 plan. Analysis by the committee’s independent compensation consultant, which was based on generally accepted evaluation methodologies used by proxy advisory firms, confirmed that the number of shares to be reserved under the plan is within generally accepted standards as measured by an analysis of the plan cost relative to industry standards.

•

Burn Rate. In calendar years 2013, 2014 and 2015, the company’s annual equity burn rates (calculated by dividing (1) the number of shares subject to equity awards granted during the year by (2) the weighted-average number of shares outstanding at the end of the applicable year) under the prior plans were 0.80%, 0.52% and 0.76%, respectively, for a three-year average of 0.69%.

•

Expected Duration of the Plan. The company expects the share reserve under the plan to provide the company with enough shares for awards for approximately five or more years, assuming the company continues to grant awards consistent with its current practices and historical usage, as reflected in its historical burn rate, and further dependent on the price of the company common stock and hiring activity during the next few years, forfeitures of outstanding awards under the prior plans, and noting that future circumstances may require the company to change its current equity grant practices. The company cannot predict its future equity grant practices, the future price of its common stock or future hiring activity with any degree of certainty at this time, and the share reserve under the plan could last for a shorter or longer time.

•

Dilution. In calendar years 2013, 2014 and 2015, the end of year overhang rate (calculated by dividing (1) the sum of the number of shares issuable pursuant to equity awards outstanding at the end of the calendar year plus shares remaining available for issuance for future awards at the end of the calendar year by (2) the sum of the number of shares outstanding at the end of the calendar year plus the sum from (1) above) was 6.7%, 6.3% and 5.8%, respectively. Upon approval of the plan, the company expects its overhang to be approximately 9.5%.

In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to the company’s ability to continue to attract and retain highly qualified individuals in the extremely competitive labor markets in which it competes, the board has determined that the size of the share reserve under the plan is reasonable and appropriate at this time.

Equity Compensation Best Practices Reflected in the Plan

The plan contains a number of provisions that the company believes are consistent with best practices in equity compensation and that protect our stockholders’ interests.

•

Continued Broad-Based Eligibility for Equity Awards. The company grants equity awards to its directors, a significant number of its employees, and certain consultants. By doing so, the company links their interests with stockholder interests throughout the organization and motivates these individuals to act as owners of the business. As of April 12, 2016, 2,036 of the company’s active employees and consultants and its eight current non-management directors held outstanding equity awards.

•

Stockholder Approval is Required for Additional Shares and Other Material Amendments. The plan does not contain an annual “evergreen” provision. The plan authorizes a limited number of shares, so that stockholder approval is required to increase the maximum number of shares of common stock which may be issued under the plan. In addition, other material amendments to the plan require stockholder approval.

•

No Discount Stock Options or Stock Appreciation Rights. All stock options and stock appreciation rights will have an exercise price equal to or greater than the fair market value of the company’s common stock on the date the stock option or stock appreciation right is granted; although discount stock options and SARs may be granted in the event such awards are assumed or substituted in connection with certain corporate transactions. The committee generally defines fair market value as the closing sale price of a share of our common stock on the stock exchange or national market system on which our common stock is listed on such date or, if no sale occurred on the date in question, the closing sale price for a share of our common stock on the last preceding date for which such quotation exists. The closing sale price for a share of our common stock on the New York Stock Exchange, or the NYSE, on April 12, 2016 was $10.43.

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•	No Automatic Single-Trigger Vesting of Awards. The plan does not provide for automatic “single-trigger” accelerated vesting upon a change in control.

•

Limitations on Dividend Payments. Dividends and dividend equivalents may be paid on awards subject to performance vesting conditions only to the extent such conditions are met. Further, participants holding stock option or stock appreciation rights do not receive dividend equivalents for any period prior to the exercise of the award.

•

Limitations on Grants. Individual limits on awards granted to any participant pursuant to the plan during any calendar apply as follows: (a) a maximum of 3.75 million shares of common stock may be subject to all options and stock appreciation rights granted to a participant; (b) a maximum of 2 million shares of common stock may be earned subject to all restricted stock, restricted stock units, other stock-based awards granted to a participant that are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code; and (c) a maximum of $5 million may become payable pursuant to other stock-based awards denominated in dollars or cash-based performance awards granted to a participant that are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code; provided that, these numbers may be adjusted to take into account equity restructurings and certain other corporate transactions as described below and will be multiplied by two with respect to awards granted to a participant during the calendar year in which the participant commences employment with the company or its subsidiaries. Notwithstanding the foregoing, in no event will more than the authorized number of shares available for issuance under the plan be granted to any one person during any calendar year with respect to one or more awards denominated in shares. For purposes of these limits, each share subject to an award (including a full value award) will count as one share against the specified limit.

•

Limitations on Non-Management Director Compensation. An annual limit of $750,000 per calendar year applies to the sum of all cash, equity-based awards (with the value determined as of the grant date) and other compensation granted to a non-management director for services as a member of the board, although no more than $500,000 of such annual amount may be awarded in the form of equity-based awards.

•

Reasonable Limit on Full Value Awards. For purposes of calculating the shares that remain available for issuance under the plan, grants of options and stock appreciation rights will be counted as the grant of one share for each one share actually granted, as described above. However, to protect stockholders from potentially greater dilutive effect of full value awards, all grants of full value awards will be deducted from the plan’s share reserve as 2.07 shares for every one share actually granted.

•

No Repricing of Awards. Awards may not be repriced, replaced or regranted through cancellation or modification without stockholder approval if the effect would be to reduce the exercise price for the shares under the award.

•	No Tax Gross-Ups. The plan does not provide for any tax gross-ups.

•

No Liberal Share Counting. Shares of common stock delivered or withheld in payment of the exercise price of a stock option, delivered or withheld to satisfy tax obligations in respect of an award, or repurchased with the proceeds of an option exercise may not be re-issued under the plan.

•

Minimum Vesting Conditions. Stock options and stock appreciation rights are subject to a minimum one-year vesting requirement, except that up to 3.6 million shares, or 5% of the shares available under the plan, may be granted without compliance with this minimum vesting condition.

•

Clawback of Awards. Awards under the plan are expressly subject to recovery if the company’s financial statements are restated within a three-year period following payout of the incentive and the participant is determined to be responsible, in whole or in part, for the reason for the restatement, or if the award is subject to any policy the company adopts pursuant to SEC or NYSE requirements.

Other company policies that help align the interests of our directors and executive officers with those of our stockholders include our policies that prohibit our directors and executive officers from hedging our common stock, and our minimum stock ownership guidelines for our directors and executive officers. See “Director Compensation” and “Executive Officer Compensation – Compensation Discussion and Analysis.”

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Summary of the Plan

Administration. The committee (or a subcommittee thereof) will generally administer the plan, and has the authority to make awards under the plan, including setting the terms of the awards. Our committee will also generally have the authority to interpret the plan, to establish any rules or regulations relating to the plan that it determines to be appropriate and to make any other determination that it believes necessary or advisable for proper administration of the plan. Subject to the limitations specified in the plan, our committee may delegate its authority to appropriate officers of the company with respect to grants to employees or consultants who are not subject to Section 16 of the Exchange Act. As provided under our current plans, our chairman of the board and our CEO will have limited authority to grant awards under the plan. See “Corporate Governance – Board Committees – Compensation Committee” for information on our chairman and CEO’s delegated authority.

Eligible Participants. Officers, directors and employees of the company and our consultants and advisors will be eligible to receive awards, or incentives, under the plan when designated as plan participants. We currently have four executive officers and eight non-management directors eligible to receive awards under the plan. In addition, approximately 2,036 other employees and consultants currently participate in our long-term incentive program and would be eligible to receive awards under the plan.

The committee may grant awards under the plan to eligible participants outside of the United States under such terms and conditions as may, in the judgment of the committee, be necessary or advisable to comply with the laws of the applicable foreign jurisdictions, and to that end, may establish sub-plans, modified vesting, exercise or settlement procedures and other terms and procedures.

Awards. Awards under the plan may be granted in any one or a combination of the following forms:

•	for officers and employees only, incentive stock options under Section 422 of the Internal Revenue Code;

•	non-qualified stock options;

•	stock appreciation rights (SARs);

•	restricted stock;

•	restricted stock units (RSUs);

•	other stock-based awards; and

•	cash-based performance awards.

Authorized Shares. The plan authorizes the issuance of up to 72 million shares of common stock, all of which can be issued pursuant to the exercise of ISOs under the plan during its ten-year term.

The plan uses a fungible pool design, and the aggregate number of shares available for issuance under the plan will be reduced by 2.07 shares for each share delivered in settlement of any full value award and by one share for each share delivered in settlement of any stock option or SAR. Shares issued under the plan may be authorized but unissued shares, shares purchased on the open market or treasury shares.

Limitations and Adjustments to Shares Issuable Through the Plan. No more than 3.75 million stock options and SARs may be granted to a participant in a single year. With respect to awards intending to qualify as performance-based compensation under Section 162(m) of the Code, awards related to no more than 2 million shares may be granted to a participant in a single year in the form of restricted stock, RSUs, or other stock-based awards and the maximum value of a performance award denominated in cash that may be granted to a participant in a single year is $5 million.

With respect to non-management directors, an annual limit of $750,000 per calendar year applies to the sum of all cash, equity-based awards (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes) and other compensation granted to a non-management director for services as a member of the board, although the maximum number of shares subject to equity-based awards that may be granted during a single fiscal year may not exceed $500,000 of such annual limit.

Generally, for purposes of determining the maximum number of shares of our common stock available for delivery under the plan, shares that are not delivered because an award is forfeited, cancelled, or settled in cash will not be

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deemed to have been delivered under the plan. With respect to SARs paid in shares, all shares to which the SARs relate are counted against the plan limits rather than the net number of shares delivered upon exercise. If shares are withheld to satisfy the exercise price of a stock option or the tax withholding obligation associated with any award, those withheld shares will not be available for reissuance under the plan. In addition, shares purchased on the open market with the proceeds of an option exercise will not be available for reissuance under the plan.

Proportionate adjustments will be made to all of the share limitations provided in the plan, including shares subject to outstanding awards, in the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares or other change in the shares of our common stock. Further, the committee may adjust the terms of any award to the extent appropriate to provide participants with the same relative rights before and after the occurrence of any such event.

Minimum Vesting Requirements. Stock options and SARs under the plan must be made subject to a one-year vesting period, although this minimum vesting requirement does not apply to awards with respect to five percent of the shares authorized under the plan.

Amendments to the Plan. The board may amend or discontinue the plan at any time. However, our stockholders must approve any amendment that would:

•	materially increase the benefits accruing to participants under the plan;

•	materially increase the number of shares of common stock that may be issued under the plan;

•	materially expand the classes of persons eligible to participate in the plan;

•	expand the types of awards available for grant under the plan;

•	materially extend the term of the plan;

•	reduce the price at which common stock may be offered through the plan; or

•	permit the re-pricing of a stock option or SAR.

No amendment or discontinuance of the plan may materially impair any previously granted award without the consent of the recipient.

Term of the Plan. No awards may be granted under the plan after June 8, 2026.

Types of Incentives. Each of the types of incentives that may be granted under the plan is described below:

•

Stock Options. The committee may grant non-qualified stock options or incentive stock options to purchase shares of our common stock. The committee will determine the number and exercise price of the options, provided that the option exercise price may not be less than the fair market value of a share of common stock on the date of grant, except for an option granted in substitution of an outstanding award in an acquisition transaction. In addition, the committee will determine the time or times that the options become exercisable, provided that options are subject to the minimum vesting requirements and exceptions described above. The term of an option will also be determined by the committee, but may not exceed ten years from the date of the grant. The committee may accelerate the exercisability of any stock option at any time. As noted above, the committee may not, without the prior approval of our stockholders, decrease the exercise price for any outstanding option after the date of grant. In addition, an outstanding option may not, as of any date that the option has a per share exercise price that is greater than the then current fair market value of a share of common stock, be surrendered to us as consideration for the grant of a new option with a lower exercise price, another incentive, a cash payment or shares of common stock, unless approved by our stockholders. Incentive stock options will be subject to certain additional requirements necessary in order to qualify as incentive stock options under Section 422 of the Internal Revenue Code. In addition, participants holding stock options will not be entitled to any dividend equivalent rights for any period of time prior to exercise of the stock option.

•

Stock Appreciation Rights. A stock appreciation right is a right to receive, without payment to us, a number of shares of common stock or an amount of cash determined by dividing the product of the number of shares as to which the SAR is exercised and the amount of the appreciation in each share by the fair market value of a share on the date of exercise of the right. The committee will determine the exercise price used to measure share appreciation, whether the right may be paid in cash, shares of common stock, or a combination of the two, and the number and term of SARs, provided that the term of a SAR may not exceed ten years from the

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date of grant. SARs are subject to the minimum vesting requirements and exceptions described above. The committee may accelerate the exercisability of any SAR at any time. The plan restricts decreases in the exercise price and certain exchanges of SARs on terms similar to the restrictions described above for stock options. Participants holding SARs will not be entitled to any dividend equivalent rights for any period of time prior to exercise of the SAR.

•

Restricted Stock. Shares of common stock may be granted by the committee and made subject to restrictions on sale, pledge or other transfer by the recipient for a certain restricted period. All shares of restricted stock will be subject to such restrictions as the committee may provide in an agreement with the participant, including provisions that may obligate the participant to forfeit the shares to us in the event of a termination of employment, certain competitive behavior or if specified performance goals or targets are not met. Subject to the restrictions provided in the agreement and the plan, a participant receiving restricted stock shall have all of the rights of a stockholder as to such shares, including the right to receive dividends if provided for in the agreement. Notwithstanding the previous sentence, if the vesting of the shares of restricted stock is based upon the attainment of performance goals, any and all cash and stock dividends paid with respect to the shares of restricted stock will be subject to attainment of the performance goals as applicable to the underlying shares of restricted stock.

•

Restricted Stock Units. A restricted stock unit represents the right to receive from the company on the scheduled vesting date or other specified payment date one share of common stock. All RSUs will be subject to such restrictions as the committee may provide in an agreement with the participant, including provisions which may obligate the participant to forfeit the units in the event of termination of employment or if specified performance goals or targets are not met. Subject to the restrictions provided in the agreement and the plan, a participant receiving RSUs shall have no rights of a stockholder as to such units until such time as shares of common stock are issued to the participant. RSUs may be granted with dividend equivalent rights; provided, however, that if the vesting of the RSUs is based upon the attainment of performance goals, any and all dividend equivalent rights with respect to the RSUs will be subject to the attainment of the performance goals applicable to the underlying RSUs.

•

Other Stock-Based Awards. The plan also permits the committee to grant participants awards of shares of common stock and other awards that are denominated in, payable in, valued in whole or in part by reference to, or are otherwise based on the value of, or the appreciation in value of, shares of common stock (other stock-based awards). The committee has discretion to determine the times at which such awards are to be made, the size of such awards, the form of payment, and all other conditions of such awards, including any restrictions, deferral periods or performance requirements.

•

Cash-Based Performance Awards. A cash-based performance award granted by the committee consists of the opportunity to earn cash awards based on performance, subject to such terms and conditions, including the attainment of specified performance goals, as the committee may determine in accordance with the plan. At the time cash-based performance awards are granted, the committee will establish their vesting criteria, including, as applicable, the performance period and the time or times at which any payout will be deemed vested and payable.

Performance-Based Compensation Under Section 162(m). Stock options and SARs granted in accordance with the terms of the plan are designed to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Performance-based compensation does not count toward the $1 million limit on the company’s federal income tax deduction for compensation paid to its most highly compensated executive officers. Grants of restricted stock, restricted stock units, other stock-based awards or cash-based performance awards that we intend to qualify as performance-based compensation under Section 162(m) must be made subject to the achievement of pre-established performance goals. The pre-established performance goals will be based upon any or a combination of the following criteria relating to the company or one or more of our divisions or subsidiaries:

•	net earnings or net income (before or after interest, taxes and/or other adjustments);

•	basic or diluted earnings per share (before or after interest, taxes and/or other adjustments);

•	reserve replacement;

•	book value per share;

•	net revenue or revenue growth;

•	sales;

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•	production;

•	costs of production;

•	net interest margin;

•	operating profit (before or after taxes);

•	return on assets, equity, capital, invested capital, investments or revenue;

•	cost of capital;

•	cash flow, increase in cash flow and return on cash flow (including, but not limited to, operating cash flow and free cash flow);

•	cash provided by operating activities;

•	capital expenditures;

•	share price (including, but not limited to, growth measures and total stockholder return);

•	earnings or loss per share (“EPS”) or EPS growth;

•	market capitalization;

•	working capital;

•	expense targets;

•	financial ratios (including those measuring liquidity, activity, profitability or leverage);

•	debt levels or reductions;

•	margins;

•	operating efficiency;

•	economic value or economic value added measure;

•	asset quality;

•	net asset value;

•	enterprise value;

•	employee retention;

•	objective measures of personal performance targets, goals or completion of projects;

•	asset growth;

•	dividend yield;

•	product development, product market share, licensing, mergers, acquisitions, or sales of assets; or

•	objective safety metrics.

For any performance period, the performance goals may be measured on an absolute basis or relative to a group of peer companies selected by the compensation committee, relative to internal goals or industry benchmarks, or relative to levels attained in prior years. Performance measurements may be adjusted as specified under the plan.

The committee has authority to use different targets from time to time with respect to the performance goals provided in the plan. The regulations under Section 162(m) require that the material terms of the performance goals be reapproved by our stockholders every five years. To qualify as performance-based compensation, grants of restricted stock, restricted stock units, other stock-based awards and cash-based performance awards are required to satisfy the other applicable requirements of Section 162(m).

Clawback. The plan also provides that each award agreement shall contain a provision permitting the company to recover any award granted under the plan if (i) the company’s financial statements are required to be restated at any time within the three-year period following the final payout of the award and the award recipient is determined to be responsible, in whole or in part, for the reason for the restatement, or (ii) if the award is subject to any clawback policies the company may adopt in order to conform to the requirements of Section 954 of the Dodd-

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Frank Wall Street Reform and Consumer Protection Act and any resulting rules issued by the SEC or NYSE thereunder. All determinations regarding the applicability of these provisions shall be in the discretion of the committee.

Termination of Employment; Change in Control. If a participant ceases to be an employee of the company or to provide services to us for any reason, including death, disability, retirement, the participant’s outstanding awards may be exercised, shall vest or shall expire at such time or times as may be determined by the committee and described in the award agreement.

Unless otherwise provided in an award agreement, upon a participant’s termination without cause or for good reason during the 12-month period following a change in control: (a) all options and SARs shall become immediately exercisable, and (b) all time-vested restrictions on restricted stock, RSUs or other stock-based awards shall lapse. With respect to outstanding awards with performance conditions, unless otherwise provided in an award agreement, all performance measures will be disregarded and the award will convert to a corresponding time-vested award at the target payout level, which will vest on the earlier of (a) the last day of the performance period, provided the participant remains employed through the performance period, or (b) the date of the participant’s termination without cause or for good reason. Further, in the event of a change in control, the committee may, in its sole and absolute discretion and authority, without obtaining the approval or consent of the company’s stockholders or any participant with respect to his or her outstanding awards, take one or more of the following actions:

•

arrange for or otherwise provide that each outstanding award shall be assumed or a substantially similar award shall be substituted by a successor corporation or a parent or subsidiary of such successor corporation;

•

require that all outstanding options and SARs be exercised on or before a specified date (before or after such change in control) fixed by the committee, after which specified date all unexercised options and SARs shall terminate;

•

arrange or otherwise provide for payment of cash or other consideration to participants representing the value of such awards, if any, in exchange for the satisfaction and cancellation of outstanding awards, or cancel any outstanding awards for no payment if the award has no value; or

•	make other appropriate adjustments or modifications.

Transferability of Awards. Awards under the plan may not be transferred except:

•	by will;

•	by the laws of descent and distribution;

•	if permitted by the committee and so provided in the award agreement, pursuant to a domestic relations order; or

•

in the case of stock options only, if permitted by the committee and if so provided in the award agreement, to immediate family members or to a partnership, limited liability company or trust for which the sole owners, members or beneficiaries are the participant or immediate family members.

Payment of Withholding Taxes. We may withhold from any payments or stock issuances under the plan, or collect as a condition of payment, any taxes required by law to be withheld. The participant may, but is not required to, satisfy his or her withholding tax obligation by electing to deliver currently owned shares of common stock or to have the company withhold, from the shares the participant would otherwise receive, shares, in each case having a value equal to the minimum amount required to be withheld or such other rate approved by the committee. This election must be made prior to the date on which the amount of tax to be withheld is determined.

Prohibition of Repricing. Under the plan, the committee may not, without the approval of the company’s stockholders, authorize the repricing of any outstanding option or SAR to reduce its exercise price, cancel any option or SAR in exchange for cash or another award when the exercise price exceeds the fair market value of the underlying shares, or take any other action with respect to an option or SAR that the company determines would be treated as a repricing.

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Federal Income Tax Consequences

The federal income tax consequences related to the issuance of the different types of awards that may be granted under the plan are summarized below. Participants who are granted awards under the plan should consult their own tax advisors to determine the tax consequences based on their particular circumstances.

Stock Options. A participant who is granted a stock option normally will not realize any income, nor will our company normally receive any deduction for federal income tax purposes, in the year the option is granted. When a non-qualified stock option granted through the plan is exercised, the participant will realize ordinary income measured by the difference between the aggregate purchase price of the shares acquired and the aggregate fair market value of the shares acquired on the exercise date and, subject to the limitations of Section 162(m) of the Internal Revenue Code, we will be entitled to a deduction in the year the option is exercised equal to the amount the participant is required to treat as ordinary income. An employee generally will not recognize any income upon the exercise of any incentive stock option, but the excess of the fair market value of the shares at the time of exercise over the option price will be an item of tax preference, which may, depending on particular factors relating to the employee, subject the employee to the alternative minimum tax imposed by Section 55 of the Internal Revenue Code. The alternative minimum tax is imposed in addition to the federal individual income tax, and it is intended to ensure that individual taxpayers do not completely avoid federal income tax by using preference items. An employee will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of stock acquired pursuant to the exercise of an incentive stock option, provided the employee does not dispose of such stock within two years from the date of grant and one year from the date of exercise of the incentive stock option (the holding periods). An employee disposing of such shares before the expiration of the holding periods will recognize ordinary income generally equal to the difference between the option price and the fair market value of the stock on the date of exercise. The remaining gain, if any, will be capital gain. The company will not be entitled to a federal income tax deduction in connection with the exercise of an incentive stock option, except where the employee disposes of the shares received upon exercise before the expiration of the holding periods.

If the exercise price of a non-qualified option is paid by the surrender of previously owned shares, the basis and the holding period of the previously owned shares carry over to the same number of shares received in exchange for the previously owned shares. The compensation income recognized on exercise of these options is added to the basis of the shares received. If the exercised option is an incentive stock option and the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the holding periods, the optionee will recognize income on such exchange, and the basis of the shares received will be equal to the fair market value of the shares surrendered. If the applicable holding period has been met on the date of exercise, there will be no income recognition and the basis and the holding period of the previously owned shares will carry over to the same number of shares received in exchange, and the remaining shares will begin a new holding period and have a zero basis.

Stock Appreciation Rights. Generally, a participant who is granted a SAR under the plan will not recognize any taxable income at the time of the grant. The participant will recognize ordinary income upon exercise equal to the amount of cash or the fair market value of the stock received on the day it is received. In general, there are no federal income tax deductions allowed to our company upon the grant of SARs. Upon the exercise of the SAR, however, we will be entitled to a deduction equal to the amount of ordinary income that the participant is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under Section 162(m).

Restricted Stock. Unless the participant makes an election to accelerate recognition of the income to the date of grant (as described below), the participant will not recognize income, and we will not be allowed a tax deduction, at the time the restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the shares as of that date, and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Internal Revenue Code. If the participant files an election under Section 83(b) of the Internal Revenue Code within 30 days of the date of grant of restricted stock, the participant will recognize ordinary income as of the date of the grant equal to the fair market value of the stock as of that date, and the company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. If the stock is later forfeited, however, the participant will not be able to recover the tax previously paid pursuant to a Section 83(b) election.

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Restricted Stock Units. A participant will not be deemed to have received taxable income upon the grant of RSUs. The participant will be deemed to have received taxable ordinary income at such time as shares are distributed with respect to the RSUs in an amount equal to the fair market value of the shares distributed to the participant. Upon the distribution of shares to a participant with respect to RSUs, we will ordinarily be entitled to a deduction for federal income tax purposes in an amount equal to the taxable ordinary income of the participant, subject to any applicable limitations under Section 162(m) of the Internal Revenue Code. The basis of the shares received will equal the amount of taxable ordinary income recognized by the participant upon receipt of such shares.

Other Stock-Based Awards. Generally, a participant who is granted any other stock-based award under the plan will recognize ordinary income at the time the cash or shares of common stock associated with the award are received. If stock is received, the ordinary income will be equal to the excess of the fair market value of the stock received over any amount paid by the participant in exchange for the stock. In the year that the participant recognizes ordinary taxable income in respect of such award, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the participant is required to recognize, provided that the deduction is not otherwise disallowed under Section 162(m).

Cash-Based Performance Awards. Generally, a participant who is granted a cash-based performance award will recognize ordinary income at the time the cash payment is received. In the year that the participant recognizes ordinary taxable income in respect of such award, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the participant is required to recognize, provided that the deduction is not otherwise disallowed under Section 162(m).

Section 409A. If any incentive constitutes non-qualified deferred compensation under Section 409A of the Internal Revenue Code, it will be necessary that the award be structured to comply with Section 409A of the Internal Revenue Code to avoid the imposition of additional tax, penalties and interest on the participant.

Tax Consequences of a Change in Control. If, upon a change in control of the company, the exercisability, vesting or payout of an award is accelerated, any excess on the date of the change in control of the fair market value of the shares or cash issued under accelerated awards over the purchase price of such shares, if any, may be characterized as “parachute payments” (within the meaning of Section 280G of the Internal Revenue Code) if the sum of such amounts and any other such contingent payments received by the employee exceeds an amount equal to three times the “base amount” for such employee. The base amount generally is the average of the annual compensation of the employee for the five years preceding such change in ownership or control. An “excess parachute payment” with respect to any employee is the excess of the parachute payments to such person, in the aggregate, over and above such person’s base amount. If the amounts received by an employee upon a change in control are characterized as parachute payments, the employee will be subject to a 20% excise tax on the excess parachute payment and we will be denied any deduction with respect to such excess parachute payment.

The foregoing discussion summarizes the federal income tax consequences of awards that may be granted under the plan based on current provisions of the Internal Revenue Code, which are subject to change. This summary does not cover any foreign, state or local tax consequences.

Plan Benefits

Awards under the plan are subject to the discretion of the committee and no determinations have been made by the committee as to any awards that may be granted pursuant to the plan. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the plan or the benefits that would have been received by such participants if the plan had been in effect in the fiscal year ended December 31, 2015. No awards have been issued under the plan as it is not yet effective.

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Equity Compensation Plan Information

Only our Amended and Restated 2006 Stock Incentive Plan (2006 plan), which was previously approved by our stockholders, has shares of our common stock available for future grant. However, we have equity compensation plans pursuant to which awards have previously been made that could result in issuance of our common stock to employees and non-employees as compensation, including two plans that were assumed in connection with the acquisition of Plains Exploration under which stock-settled RSUs were previously issued, seven plans that were assumed in connection with the acquisition of McMoRan Exploration Co. under which stock-settled RSUs and nonqualified stock options were previously issued, and one plan that was assumed in connection with the acquisition of Phelps Dodge Corporation (Phelps Dodge) under which nonqualified stock options were previously issued.

The following table presents information regarding our equity compensation plans as of December 31, 2015. See the table on page 66 for updated information regarding our equity compensation plans as of April 12, 2016.

	(a)	(b)	(c)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	49,953,832(1)	$35.13	12,189,790	(3)
Equity compensation plans not approved by security holders	6,064,605(2)	27.65	—
Total	56,018,437	34.27	12,189,790	(3)

(1)	Includes shares of our common stock issuable upon the vesting of 4,397,013 RSUs and 2,198,000 PSUs at maximum performance levels, and the termination of deferrals with respect to 1,110,625 RSUs that were vested as of December 31, 2015. These awards are not reflected in column (b) because they do not have an exercise price. The number of securities to be issued in column (a) does not include 1,430 outstanding SARs and 476 RSUs, which were granted under the plan but are payable solely in cash. The number of securities to be issued in column (a) also does not include RSUs granted under our phantom stock plan, which are payable solely in cash.

(2)	Represents securities to be issued under awards assumed in our acquisitions of Plains Exploration, McMoRan Exploration Co. and Phelps Dodge. Includes shares issuable upon the vesting of 609,112 RSUs that were assumed in prior acquisitions. These awards are not reflected in column (b) because they do not have an exercise price. The number of securities to be issued in column (a) does not include 1,319,599 outstanding SARs and 971,769 RSUs, which were assumed in prior acquisitions and are payable solely in cash.

(3)	As of December 31, 2015, there were 12,189,790 shares of our common stock remaining available for future issuance under the 2006 plan, all of which could be issued pursuant to awards of stock options or SARs and only 5,086,170 of which could be issued pursuant to awards of restricted stock, RSUs or other stock-based awards, which awards are valued in whole or in part on the value of the shares of common stock.

Vote Required to Approve the Adoption of the 2016 Stock Incentive Plan

Approval of this proposal requires the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote. For more information on the voting requirements, see “Questions and Answers About the Proxy Materials, Annual Meeting and Voting.”

Board of Directors’ Recommendation on Proposal No. 7

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE 2016 STOCK INCENTIVE PLAN.

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PROPOSAL NO. 8:    STOCKHOLDER PROPOSAL REQUESTING A REPORT ON THE COMPANY’S ENHANCED OIL RECOVERY OPERATIONS

We have received a stockholder proposal from Newground Social Investment on behalf of Harold Neufeldt for presentation at our 2016 annual meeting of stockholders. Upon request, we will provide the addresses of the proponents and the number of shares of our common stock held by the proponents. Requests may be sent to the Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004 or submitted by calling (602) 366-8100.

Approval of the proposal would require the affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote on the proposal. The board opposes the Stockholder Proposal for the reasons stated following the proposal.

The Proposal and the Proponent’s Statement in Support

WHEREAS: Hydraulic fracturing, acidizing, and similar enhanced oil recovery operations (“oil operations”), are highly controversial extraction methods whose potential to create public health hazards and environmental harm has resulted in bans both domestically and internationally. In California, bans and moratoriums on various oil operations have already been established in 4 counties and 3 cities.

Oil operations have the potential to contaminate water supplies, release toxic fumes, and harm communities. A Physicians for Social Responsibility study reports that 90% of compounds used in hydraulic fracturing cause adverse health effects. Acidizing, for instance, uses hydrofluoric acid and other chemicals that cause severe respiratory problems. From June 2013 to June 2014 – in the Los Angeles Basin alone – oil companies used 45 million pounds of air-polluting chemicals, including 44 known toxic substances. (Center for Biological Diversity, June 2014).

Freeport, one of the largest oil producers in California, has substantial oil operations in and around Los Angeles County. In Jefferson Park, for instance, Freeport uses hazardous chemicals at sites located as close as 85 feet from homes and schools. Freeport also uses hydraulic fracturing and other “enhanced” recovery methods in the Inglewood Oil Field, which is in the midst of a community of 300,000 people. At 1,100 acres, the Inglewood Oil Field is the largest urban oil field in the United States.

Freeport’s California operations face significant resistance from adjacent communities that have suffered health problems and endured chemical odors related to Freeport’s oil operations. Freeport faces stiff opposition in the West Adams neighborhood, Inglewood Oil Field, Jefferson Park, and other locations. Residents of San Luis Obispo County have protested Freeport’s application for an aquifer exemption for wastewater injection, citing contamination of local water supplies.

Impacted communities have submitted official comments that allege Freeport violated local zoning ordinances “with a reckless regard” for the community. (Los Angeles Planning Department, Public Comment Case No: ZA 17528(PA4), September 2013).

Freeport does not publicly disclose its practices, if any, to manage, reduce, or avoid the risks of its oil operations to populations in these urban centers. This lack of key disclosure metrics denies investors the information they need to assess the reputational, legal, and financial risks that arise from the Company’s urban drilling operations in California.

THEREFORE, BE IT RESOLVED: Shareholders request that the Board of Directors report on company actions being taken (excluding actions taken to comply with law) to reduce and mitigate potential health harms, environmental harms, and negative community impacts that arise from Freeport’s enhanced oil recovery operations (such as hydraulic fracturing, steam injection, gravel packing, and acidizing) in urban areas of California. This report should be prepared at reasonable cost, omitting confidential information, by November 30, 2016.

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Board of Directors’ Statement in Opposition

The board believes stockholders should vote AGAINST the proposal for the following reasons:

We are committed to operating in an environmentally responsible manner in all areas of our business. The Environmental Policy adopted by the board affirms our commitment to continuous improvement of our environmental performance. We honor this commitment in part by reviewing and considering the environmental effects of each activity, recognizing the local communities as stakeholders and engaging them in a process of consultation concerning environmental impacts. The full text of our Environmental Policy and extensive additional disclosure regarding our environmental stewardship can be found in the Sustainable Development section of our website www.fcx.com.

No Hydraulic Fracturing or Steam Injection in the Los Angeles Basin

We believe concerns surrounding the development of oil and gas in urban areas are effectively addressed through our commitment to compliance with stringent federal, state and local regulation of oil and gas operations, and our active engagement with the community.

•

Our Los Angeles Basin oil and gas properties are our only properties located in urban areas of California. Since the regulations pursuant to California Senate Bill No. 4 (“SB4”) went into effect on January 1, 2014, we have not used hydraulic fracturing or steam injection in the Los Angeles Basin at all.

•	We do not use high-rate gravel packing or acid in any manner that could be categorized as “well stimulation” at any of our production sites in California.

•

Other than the waterflood recovery method used on our Los Angeles Basin properties, we do not conduct any enhanced oil recovery operations in urban areas of California. Moreover, we are not currently planning to conduct any other enhanced oil recovery operations in such areas.

•	The SB4 regulations require advance public notice and disclosure of the chemicals used when well stimulation operations are conducted.

Extensive Independent Inspections Confirm Good Public Health Practices and Robust Regulatory Regime

2012 Los Angeles County Public Health Bureau of Toxicology and Environmental Assessment:

•

Health survey of the neighborhoods within 1.5 miles of the Inglewood Oil Field (located in the Los Angeles Basin) in response to concerns that adverse health consequences may be attributable to oil field operations.

•

The survey found no statistical difference in mortality or acute illness rates between the neighborhoods surrounding the Inglewood Oil Field and any other part of the Los Angeles Basin, including those parts where no oil and gas operations are present.

2014 multiday inspection of our Murphy Drill Site in the West Adams neighborhood of the City of Los Angeles by the U.S. Environmental Protection Agency (“EPA”):

•	Murphy Drill Site was the subject of an inspection in response to allegations by local activists that the site had adverse health impacts on the surrounding community.

•	No violations were discovered in connection with the inspection, which concluded that nothing suggested the site posed a threat to public health.

2014 unannounced inspections by the South Coast Air Quality Management District (“SCAQMD”) and other regulatory agencies:

•	Unannounced inspections are a standard practice in effective regulatory oversight.

•	In 2014 alone, our Murphy and Jefferson Drill Sites in the City of Los Angeles were the subject of more than 20 such inspections.

•	The SCAQMD is the regulatory agency with primary authority over stationary sources of toxic air contaminant emissions in Los Angeles County and which oversees regulatory compliance.

•	The 20+ inspections in 2014 discovered nothing that posed an environmental or public health concern.

•	The SCAQMD conducted a subsequent inspection of the Jefferson Drill Site in November of 2015, which discovered no violations or odors related to the site.

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2010-2015 Los Angeles County Review of the Community Standards District (“CSD”) regulations that govern drilling and other aspects of the Inglewood Oil Field:

•	Five year review was conducted to gauge overall regulatory compliance and determine whether additional regulations were necessary.

•	Inglewood Oil Field is widely viewed as the most highly regulated oil field in the U.S.

•	Due in large part to our strong track record of compliance, the county concluded that the CSD regulations had been effective and no modifications were necessary.

Soliciting Community Input and Providing Transparency

In addition to our strong track record of complying with all applicable federal, state and local laws and regulations relating to our oil and gas operations in the Los Angeles Basin, we regularly engage with relevant regulatory authorities and urban communities in and around where we operate.

•

We maintain a website dedicated to providing information on future drilling and regulatory compliance related to our operations at the Inglewood Oil Field and are in the process of developing a similar website that will pertain to our operations at the Murphy and Jefferson Drill Sites.

•

We participate in the Inglewood Oil Field community advisory panel, a monthly meeting open to the public during which the environmental compliance coordinators overseeing the Inglewood Oil Field and representatives of Los Angeles County provide information related to operations at the field.

•

We also voluntarily participate in public forums hosted by local policy makers to address questions about operations at the Murphy and Jefferson Drill Sites and attend local neighborhood council meetings in these communities when invited.

•	We hold an annual meeting with the Inglewood community at which the oil field’s operations over the previous year are reviewed.

•	We distribute an annual newsletter containing information about the oil field to more than 4,000 households surrounding the Inglewood Oil Field.

The Board Recommends That You Vote Against The Proposal

Given our commitment to compliance with stringent legal requirements regulating oil and gas operations in the Los Angeles Basin, our Environmental Policy, our extensive community engagement activities and the public notification requirements already provided by state law, we believe that the board’s preparation of a report to stockholders relating to our operations in the Los Angeles Basin would not enhance our risk management or community engagement efforts and would not be a productive use of our resources.

Board of Directors’ Recommendation on Stockholder Proposal

FOR THE REASONS SET FORTH ABOVE, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THE ADOPTION OF THE STOCKHOLDER PROPOSAL REQUESTING A REPORT ON THE COMPANY’S ENHANCED OIL RECOVERY OPERATIONS.

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CERTAIN TRANSACTIONS

Our corporate governance guidelines provide that any transaction that would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC must be reviewed and approved, or ratified, by the audit committee or the disinterested members of the board. Any such related party transactions will only be approved or ratified if the audit committee or the disinterested members of the board determine that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the company, or otherwise create a conflict of interest that would be detrimental to the company. The transactions described below have been reviewed and approved or ratified by the audit committee or the disinterested members of the board.

The Freeport-McMoRan Foundation executed in 2014 a gift agreement with the National World War II Museum, Inc., a tax-exempt organization, pursuant to which the Foundation agreed to donate $4 million to the museum, payable in five equal installments of $800,000 per year beginning in 2014. Richard C. Adkerson, our Vice Chairman, President and Chief Executive Officer, serves as Chairman of the Board of Trustees of the National World War II Museum.

James R. Moffett ceased serving as an executive officer of the company and stepped down from the board effective December 31, 2015. In connection with Mr. Moffett’s departure, he and the company entered into a separation and consulting letter agreement dated as of December 24, 2015, pursuant to which Mr. Moffett will provide consulting services to the board. The consulting period commenced on January 1, 2016, and is scheduled to continue for one year thereafter, subject to automatic extensions of six months unless either party terminates the arrangement. While serving as a consultant, Mr. Moffett will receive an annual consulting fee of $1,500,000 paid quarterly in arrears. Mr. Moffett will be subject to the restrictive covenants set forth in his employment agreement during the consulting period and thereafter for the periods specified in his employment agreement.

DIRECTOR COMPENSATION

Director Compensation Philosophy

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the board. In setting director compensation, the board is guided by the following principles:

•

Compensation should fairly pay directors for work required in a company of our size and scope, and differentiate among directors where appropriate to reflect different levels of work and responsibilities;

•	A significant portion of the total compensation should be paid in common stock to align directors’ interests with the long-term interests of our stockholders; and

•	The structure of the compensation program should be simple and transparent.

Process of Setting Director Compensation

Prior to 2015, the nominating and corporate governance committee was responsible for evaluating the form and amount of director compensation and recommending any changes to the full board for approval. During 2015, pending the board’s decision to transfer the responsibility for oversight of director compensation to the compensation committee, the two committees worked together to conduct an extensive evaluation of our director compensation program. The committees engaged Pay Governance, the board’s independent compensation consultant, to prepare a report on market non-management director remuneration practices and evaluate our program in light of the results of the report. In December 2015, Pay Governance reviewed its recommendations at a joint meeting of the nominating and corporate governance and compensation committees, following which the committees prepared a joint resolution recommending the board approve the following changes to our program:

•	elimination of all board and committee meeting attendance fees;

•	reduction in the grant date value of annual equity awards to non-management directors, from $270,000 to $170,000;

•	reduction in the vesting schedule of equity awards, from four years (with incremental vesting during the term) to one year; and

•	reduction of the fee paid to the lead independent (or non-executive chairman, as applicable) from $100,000 to $50,000 (although this fee would continue to be paid solely in common stock).

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In December 2015, the board approved the committees’ recommended changes to the program effective January 1, 2016. In addition, the board intends to revise the charters of the nominating and corporate governance and compensation committees during 2016 to formally transfer the oversight of director compensation to the compensation committee. Following this change, the compensation committee will conduct an annual review and assessment of all compensation, cash and equity-based, paid to our non-management directors under our director compensation program in light of the principles set forth under “Director Compensation – Director Compensation Philosophy.” The compensation committee will continue to seek advice from the board’s independent compensation consultant at least every other year, or more often as needed, in connection with evaluating our program relative to relevant market data and formulating its recommendations to the full board.

In addition, as part of the terms of the proposed 2016 Stock Incentive Plan, the board has approved a limit on the cash and equity compensation that may be paid to a non-management director each year. Under the terms of the proposed plan, an annual limit of $750,000 per calendar year applies to the sum of all cash, equity-based awards (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes) and other compensation granted to each non-management director for services as a member of the board, although the maximum number of shares subject to equity-based awards that may be granted during a single fiscal year may not exceed $500,000 of such annual limit. We are seeking our stockholders’ approval of the plan at the annual meeting. See “Proposal No. 7: Approval of the Adoption of the Proposed 2016 Stock Incentive Plan” on page 66 for more information regarding this and other terms of the proposed plan.

Cash Compensation

During 2015, each non-management director received an annual fee of $75,000, and the lead independent director received an additional annual fee of $100,000 paid in shares of our common stock. Committee chairs received an additional annual fee as follows: audit committee, $25,000; compensation committee, $20,000; nominating and corporate governance committee, $15,000; and corporate responsibility committee, $15,000. Committee members, excluding the committee chairman, received an additional annual fee as follows: audit committee, $12,500; compensation committee, $10,000; nominating and corporate governance committee, $7,500; and corporate responsibility committee, $7,500. Each director was reimbursed for reasonable out-of-pocket expenses incurred in attending each board and committee meeting and received a fee of $3,000 for attending each board and committee meeting (for which he or she is a member). As noted above, effective January 1, 2016, directors no longer receive the meeting attendance fee, and the fee for the lead independent director or non-executive chairman, as applicable, was reduced from $100,000 to $50,000 (which is required to be paid in shares of our common stock).

Non-management directors may elect to exchange all or a portion of their annual fee for an equivalent number of shares of our common stock on the payment date, based on the fair market value of our common stock on the date preceding the payment date. Non-management directors may also elect to defer all or a portion of their annual fee, and such deferred amounts will accrue interest at a rate equal to the prime commercial lending rate announced from time to time by JPMorgan Chase (compounded quarterly), and shall be paid out at such time or times as directed by the participant. See footnote (1) to the “Director Compensation” table for details regarding participation in this program by our non-management directors.

The compensation of each of Messrs. Adkerson, Flores and Moffett during 2015 for their service as executive officers is reflected in the “Summary Compensation Table” included in this proxy statement.

Equity-Based Compensation

During 2015, non-management directors received equity-based compensation under our Amended and Restated 2006 Stock Incentive Plan (the 2006 plan), which was approved by our stockholders. The 2006 plan authorizes our nominating and corporate governance committee to make equity grants to our non-management directors at its discretion. As noted above, however, following the transfer of the oversight of the director compensation program to the compensation committee, the authority to grant equity awards to non-management directors will also be transferred to the compensation committee. Thus, under the proposed 2016 Stock Incentive Plan, the compensation committee is authorized to make equity grants to our non-management directors, subject to the annual limits applicable to non-management directors set forth in the plan and described above.

Under the equity-based component of our program in place during 2015 (and except as noted below with respect to our two new directors), our non-management directors received annual equity awards payable solely in RSUs,

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with the number of RSUs granted determined by dividing $270,000 by the closing sale price of our common stock on June 1st, the grant date, or the previous trading day if no sales occur on that date, and rounding down to the nearest hundred shares. The RSUs vest ratably over the first four anniversaries of the grant date. Each RSU entitles the director to receive one share of our common stock upon vesting. Dividend equivalents are accrued on the RSUs on the same basis as dividends are paid on our common stock. The dividend equivalents are only paid upon vesting of the RSUs. In addition, in connection with an initial election to the board other than at an annual meeting, a director may receive a pro rata equity grant. As discussed above, effective January 1, 2016, we revised our director compensation program to reduce the value of annual equity awards from $270,000 to $170,000, with the awards vesting after one year.

On June 1, 2015, each non-management director on that date was granted 13,900 RSUs with the terms discussed above for grants made in 2015. Following their appointment to the board on October 7, 2015, each of Messrs. Langham and Mather were granted 15,200 RSUs, which represented a pro rata grant, although the value of the award was based on the annual $170,000 value approved for 2016 and the awards will fully vest one year from the grant date.

Frozen and Terminated Retirement Plan

In April 2008, we revised our retirement plan for non-management directors which entitled directors who had reached age 65 to a retirement benefit based on the annual director fees. We froze the benefit under this plan for our existing directors and terminated the plan for any future directors. Under the plan, as revised, an eligible current director is entitled to an annual benefit up to a maximum of $40,000 (the prior level of annual director fees), depending on the number of years the retiree served as a non-management director for us or our predecessors. The percentage of the maximum annual benefit, which is at least 50% but not greater than 100%, will depend on the number of years the retiree served as a non-management director for us or our predecessors. The benefit is payable from the date of retirement until the retiree’s death. Each eligible director who was also a director of our former parent company, and who did not retire from that board, will receive upon retirement from the board an additional annual benefit of $20,000, which is also payable from the date of retirement until the retiree’s death.

The chart below identifies the non-management directors who would have been eligible to participate in the retirement plan as of December 31, 2015, and summarizes the projected benefit to each assuming the director had retired from the board on such date:

Name of Eligible Director	Percent of Annual Benefit (Maximum $40,000) to be Paid Annually Following Retirement
Robert J. Allison, Jr. (1)	100%
Robert A. Day (2)	100%
Gerald J. Ford	100%
H. Devon Graham, Jr. (3)	100%
Charles C. Krulak (1)	80%
Bobby Lee Lackey (4)	100%
Jon C. Madonna	80%
Dustan E. McCoy	80%

(1)	Effective October 5, 2015, Messrs. Allison and Krulak retired from the board, but were not eligible to begin receiving annual benefits under the plan until termination of service on the board of our oil and gas subsidiary. Effective April 15, 2016, they were no longer directors of our subsidiary board and will begin receiving retirement benefits July 1, 2016.

(2)	Eligible for additional $20,000 annual benefit.

(3)	As a result of his retirement effective October 5, 2015, Mr. Graham became entitled to receive an annual benefit of $40,000 beginning January 1, 2016, payable quarterly until his death.

(4)	As a result of his retirement effective October 5, 2015, Mr. Lackey became entitled to receive an annual benefit of $60,000 beginning January 1, 2016, payable quarterly until his death.

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Director Compensation Table

The table below summarizes the total compensation paid to or earned by our non-management directors during 2015.

Director Compensation

Name of Director	Fees Earned or Paid in Cash (1)	Stock Awards (2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Robert J. Allison, Jr. (6)	$149,500	$268,965	$—	$5,011	$423,476
Alan R. Buckwalter, III (6)	117,500	268,965	n/a	797	387,262
Robert A. Day	170,500	268,965	—	944	440,409
Gerald J. Ford	259,202	268,965	—	944	529,111
Thomas A. Fry, III (6)	109,500	268,965	n/a	797	379,262
H. Devon Graham, Jr. (6)	149,500	268,965	—	5,248	423,713
Lydia H. Kennard	124,500	268,965	n/a	354	393,819
Charles C. Krulak (6)	125,500	268,965	18,765	3,162	416,392
Bobby Lee Lackey (6)	125,500	268,965	—	1,602	396,067
Andrew Langham	39,617	109,896	n/a	—	149,513
Jon C. Madonna	141,306	268,965	19,552	4,682	434,505
CourtneyMather	32,448	109,896	n/a	—	142,344
Dustan E. McCoy	129,806	268,965	24,352	3,805	426,928
Stephen H. Siegele (6)	144,500	268,965	—	744	414,209
Frances Fragos Townsend	132,405	268,965	n/a	354	401,724

(1)	During 2015, each of Messrs. Allison, Ford and Siegele elected to receive an equivalent number of shares of our common stock in lieu of 100% of his annual fee. The amounts reflected in this column include the fees used to purchase shares of our common stock by the directors. In addition, the $100,000 fee paid to Mr. Ford in connection with his service as lead independent director was paid in shares of our common stock.

(2)	On June 1, 2015 each non-management director (other than Messrs. Langham and Mather) was granted 13,900 RSUs, and on December 7, 2015, each of Messrs. Langham and Mather was granted 15,200 RSUs. Amounts reflect the aggregate grant date fair value of the RSUs, which are valued on the date of grant, or the previous trading day if no sales occur on that date, at the closing sale price per share of our common stock.

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(3)	Beginning in June 2013, our non-management directors received annual equity awards payable solely in RSUs. The following table sets forth the total number of outstanding RSUs and stock options held by each non-management director as of December 31, 2015:

Name of Director	RSUs	Options
Robert J. Allison, Jr.	34,600	120,000
Alan R. Buckwalter, III	24,125	—
Robert A. Day	24,625	137,414
Gerald J. Ford	24,625	142,680
Thomas A. Fry, III	24,125	—
H. Devon Graham, Jr.	—	107,680
Lydia H. Kennard	22,675	—
Charles C. Krulak	28,625	110,000
Bobby Lee Lackey	—	65,000
Andrew Langham	15,200	—
Jon C. Madonna	36,925	100,000
Courtney Mather	15,200	—
Dustan E. McCoy	38,400	110,000
Stephen H. Siegele	—	117,500
Frances Fragos Townsend	22,675	—

(4)	Amounts reflect the aggregate change in the actuarial present value of each director’s accumulated benefit under the revised retirement plan as calculated in accordance with Item 402 of Regulation S-K. The following directors had a negative change in the actuarial present value of the pension benefit as follows: Messrs. Allison $(25,257), Day $(44,965), Ford $(30,957), Graham $(21,640), Lackey $(36,513) and Siegele $(290,068). A negative change in the actuarial present value of the pension benefit occurred in 2015 due to changes in the discount rate and/or decreasing life expectancies when the director continues to provide services past the normal retirement date age of 65. As noted above, the director retirement plan was terminated in 2008 for any future directors. Mr. Siegele ceased to be a participant in the plan upon his resignation from the board.

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(5)	Includes (a) interest credited on dividend equivalents on unvested RSUs during 2015 (beginning with RSU grants in 2015, interest credits on dividend equivalents are no longer provided) and (b) the dollar value of life insurance premiums and the related tax reimbursement paid by the company pursuant to an arrangement assumed in connection with our acquisition of Phelps Dodge as follows:

Name of Director	Interest Credited on Dividend Equivalents	Life Insurance Premium and Tax Paid
Robert J. Allison, Jr.	$5,011	—
Alan R. Buckwalter, III	797	—
Robert A. Day	944	—
Gerald J. Ford	944	—
Thomas A. Fry, III	797	—
H. Devon Graham, Jr.	5,248	—
Lydia H. Kennard	354	—
Charles C. Krulak	2,089	$1,073
Bobby Lee Lackey	1,602	—
Andrew Langham	—	—
Jon C. Madonna	3,519	1,163
Courtney Mather	—	—
Dustan E. McCoy	3,068	737
Stephen H. Siegele	744	—
Frances Fragos Townsend	354	—

(6)	In connection with the October 2015 board restructuring, the following directors retired or resigned from the board: Messrs. Allison, Buckwalter, Fry, Graham, Krulak, Lackey and Siegele.

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS, ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

The board, on behalf of Freeport-McMoRan Inc., is soliciting your proxy to vote at our 2016 annual meeting of stockholders because you owned shares of our common stock at the close of business on April 12, 2016, the record date for the annual meeting, and, therefore, are entitled to vote at the annual meeting. This proxy statement, along with a proxy card or a voting instruction form and 2015 annual report, is being made available to our stockholders on or about April 28, 2016. We have made these materials available to you on the internet and, in some cases, we have delivered printed proxy materials to you. This proxy statement summarizes the information that you need to know in order to cast your vote at the annual meeting. You do not need to attend the annual meeting in person to vote your shares of our common stock.

Why did I receive a notice of internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the rules of the SEC, we are permitted to furnish proxy materials, including this proxy statement and our 2015 annual report, to stockholders by providing access to these documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless requested. Instead, the notice provides instructions on how to access and review the proxy materials on the internet. The notice also provides instructions on how to submit your proxy and voting instructions via the internet. If you would like to receive a printed or email copy of our proxy materials, please follow the instructions for requesting the materials in the notice.

When and where will the annual meeting be held?

Our 2016 annual meeting of stockholders will be held at 10:00 a.m., Eastern Time, on Wednesday, June 8, 2016, at the Hotel du Pont located at 11th and Market Streets, Wilmington, Delaware 19801. You can obtain directions to the Hotel du Pont online at the hotel’s website at www.hoteldupont.com/map-and-directions-en.html.

Who is soliciting my proxy?

The board, on behalf of Freeport-McMoRan Inc., is soliciting your proxy to vote your shares on all matters scheduled to come before our 2016 annual meeting of stockholders, whether or not you attend in person. By completing, dating, signing and returning the proxy card or voting instruction form, or by submitting your proxy and voting instructions via the internet, you are authorizing the proxy holders to vote your shares at the annual meeting as you have instructed.

On what matters will I be voting? How does the board recommend that I cast my vote?

At our 2016 annual meeting, you will be asked to: (1) elect our eight director nominees; (2) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016; (3) approve, on an advisory basis, the compensation of our named executive officers; (4) approve the proposed amendment to our amended and restated by-laws to implement stockholder proxy access; (5) approve the proposed amendment to our amended and restated certificate of incorporation to increase the number of authorized shares of common stock to 3,000,000,000; (6) approve the proposed amendment to our amended and restated certificate of incorporation to clarify that any director may be removed with or without cause; (7) approve the adoption of the proposed 2016 stock incentive plan; (8) consider one stockholder proposal included in this proxy statement requesting a report on the company’s enhanced oil recovery operations, if presented at the annual meeting; and consider any other matter that properly comes before the annual meeting.

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The board unanimously recommends that you vote:

•	FOR all of the director nominees;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	FOR the proposed amendment to our amended and restated by-laws to implement stockholder proxy access;

•	FOR the proposed amendment to our amended and restated certificate of incorporation to increase the number of authorized shares of common stock to 3,000,000,000;

•	FOR the proposed amendment to our amended and restated certificate of incorporation to clarify that any director may be removed with or without cause;

•	FOR the proposed 2016 Stock Incentive Plan; and

•	AGAINST the stockholder proposal included in this proxy statement requesting a report on the company’s enhanced oil recovery operations, if presented at the annual meeting.

We do not expect any matters to be presented for action at our 2016 annual meeting other than the matters described in this proxy statement. However, by completing, dating, signing and returning a proxy card, or by submitting your proxy and voting instructions via the internet, you will give to the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the annual meeting about which we did not have notice at least 45 days before the anniversary date on which we first sent our proxy materials for the prior year’s annual meeting of stockholders or by April 11, 2016, which is the date specified by the advance notice provisions set forth in our amended and restated by-laws, and they intend to vote on any such other matter in accordance with their best judgment.

How many votes may I cast?

You may cast one vote for every share of our common stock that you owned on April 12, 2016, the record date for the annual meeting.

How many shares of common stock are eligible to be voted?

As of April 12, 2016, the record date for our 2016 annual meeting, we had 1,252,026,029 shares of common stock outstanding, each of which entitles the holder to one vote.

How many shares of common stock must be present to hold the annual meeting?

Under Delaware law and our by-laws, the presence in person or by proxy of a majority of the issued and outstanding shares of our common stock entitled to vote is necessary to constitute a quorum at our 2016 annual meeting. The inspector of election will determine whether a quorum is present at the annual meeting. If you are a beneficial owner (as defined below) of shares of our common stock and you do not instruct your bank, broker, trustee or other nominee how to vote your shares on any of the proposals, and your bank, broker, trustee or other nominee submits a proxy with respect to your shares on a matter with respect to which discretionary voting is permitted, your shares will be counted as present at the annual meeting for purposes of determining whether a quorum exists. In addition, stockholders of record who are present at the annual meeting in person or by proxy will be counted as present at the annual meeting for purposes of determining whether a quorum exists, whether or not such holder abstains from voting on any or all of the proposals.

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How do I vote?

Stockholders of Record

If your shares of our common stock are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are the stockholder of record of those shares and these proxy materials have been made available or mailed to you by us. You may submit your proxy and voting instructions by internet or by mail as further described below. Your proxy, whether submitted via the internet or by mail, authorizes each of Richard C. Adkerson and Kathleen L. Quirk, as your proxies at our 2016 annual meeting, each with the power to appoint his or her substitute, to represent and vote your shares of our common stock as you directed, if applicable.

•	Submit Your Proxy and Voting Instructions via the Internet – www.eproxyaccess.com/fcx2016.

–	Use the internet to submit your proxy and voting instructions 24 hours a day, seven days a week until 11:59 p.m. (Eastern Time) on Tuesday, June 7, 2016.

–	Please have your proxy card available and follow the instructions to obtain your records and create an electronic ballot.

•	Submit Your Proxy and Voting Instructions by Mail – If you have received printed materials, complete, date and sign your proxy card and return it in the postage-paid envelope provided.

If you submit your proxy and voting instructions via the internet, please do not mail your proxy card. The proxies will vote your shares of our common stock at the annual meeting as instructed, if applicable, by the latest dated proxy received from you, whether submitted via the internet or by mail. You may also vote in person at the annual meeting.

For a discussion of the treatment of a properly completed, signed and dated proxy card without voting instructions on any or all of the proposals, please see the question below titled “What happens if I don’t submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?”

Beneficial Owners

If your shares of our common stock are held in a stock brokerage account by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker, trustee or other nominee that is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or other nominee on how to vote your shares of our common stock via the internet or by telephone if the bank, broker, trustee or other nominee offers these options or by completing, dating, signing and returning a voting instruction form. Your bank, broker, trustee or other nominee will send you instructions on how to submit your voting instructions for your shares of our common stock. For a discussion of the rules regarding the voting of shares held by beneficial owners, please see the question below titled “What happens if I don’t submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?”

Participants in our Employee Capital Accumulation Program

If you hold shares of our common stock through our Employee Capital Accumulation Program, which is the company’s tax-qualified defined contribution plan, you may only submit your voting instructions for your shares of our common stock by mail. Accordingly, please complete, date and sign your voting instruction form and return it in the postage-paid envelope provided to you.

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What happens if I don’t submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?

If you properly complete, date, sign and return a proxy or voting instruction form, your shares of our common stock will be voted as you specify. If you are a stockholder of record and you make no specifications on the proxy card that you sign and return, your shares of our common stock will be voted in accordance with the recommendations of the board, as provided above.

If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares of our common stock for you, your shares of our common stock will not be voted with respect to any proposal for which the stockholder of record does not have discretionary authority to vote. Rules of the NYSE determine whether proposals presented at stockholder meetings are “discretionary” or “non-discretionary.” If a proposal is determined to be discretionary, your bank, broker, trustee or other nominee is permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, your bank, broker, trustee or other nominee is not permitted under NYSE rules to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker, trustee or other nominee holding shares for a beneficial owner returns a valid proxy, but does not vote on a particular proposal because it does not have discretionary authority to vote on the matter and has not received voting instructions from the stockholder for whom it is holding shares.

Under the rules of the NYSE, the proposal relating to the ratification of the appointment of our independent registered public accounting firm and the amendment to our amended and restated certificate of incorporation to increase the number of authorized shares are discretionary proposals. Accordingly, if you are a beneficial owner and you do not provide voting instructions on these proposals to your bank, broker, trustee or other nominee holding shares for you, your shares may still be voted with respect to the ratification of the appointment of our independent registered public accounting firm and the amendment to our amended and restated certificate of incorporation to increase the number of authorized shares of common stock to 3,000,000,000.

Under the rules of the NYSE, the proposals relating to election of directors, the compensation of our named executive officers, the amendment to our amended and restated by-laws to implement stockholder proxy access, the amendment to our amended and restated certificate of incorporation to clarify that any director may be removed with or without cause, the 2016 stock incentive plan and the stockholder proposal requesting a report on the company’s enhanced oil recovery operations, if presented at the annual meeting are non-discretionary proposals. Accordingly, if you are a beneficial owner and you do not provide voting instructions on these proposals to your bank, broker, trustee or other nominee holding shares for you, your shares will not be voted with respect to those proposals. Without your voting instructions, a broker non-vote will occur with respect to your shares on each non-discretionary proposal for which you have not provided voting instructions, if the shares are voted on any other proposal.

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What vote will be required, and how will my votes be counted, to elect directors and to approve each of the other proposals discussed in this proxy statement?

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”

No. 1: Election of directors	For or withhold on each nominee	Affirmative vote of a majority of votes cast*	No effect	No effect

No. 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote	Treated as votes against	N/A

No. 3: Approval, on an advisory basis, of the compensation of our named executive officers	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote	Treated as votes against	No effect

No. 4: Approval of the proposed amendment to our amended and restated by-laws to implement stockholder proxy access	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote	Treated as votes against	No effect

No. 5: Approval of the proposed amendment to our amended and restated certificate of incorporation to increase the number of authorized shares of common stock to 3,000,000,000	For, against or abstain	Affirmative vote of a majority of the outstanding shares of common stock of the company	Treated as votes against	N/A

No. 6: Approval of the proposed amendment to our amended and restated certificate of incorporation to clarify that any director may be removed with or without cause	For, against or abstain	Affirmative vote of a majority of the outstanding shares of common stock of the company	Treated as votes against	Treated as votes against

No. 7: Approval of the adoption of the proposed 2016 Stock Incentive Plan	For, against or abstain	Affirmative vote of a majority of shares of common stock present in person or by proxy and entitled to vote	Treated as votes against	No effect

No. 8: Consideration of the stockholder proposal requesting a report on the company’s enhanced oil recovery operations, if presented at the annual meeting	For, against or abstain	Affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote	Treated as votes against	No effect

*	In uncontested elections, our directors are elected by the affirmative vote of the holders of a majority of the votes cast. In contested elections (where the number of nominees exceeds the number of directors to be elected), our directors are elected by a plurality of shares of our common stock voted.

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Can I revoke or change my voting instructions after I deliver my proxy?

Yes. Your proxy can be revoked or changed at any time before it is used to vote your shares of our common stock if you: (1) provide notice in writing to our corporate secretary before our 2016 annual meeting, (2) if you timely provide to us another proxy with a later date, or (3) if you are present at the annual meeting and either vote in person or notify the corporate secretary in writing at the annual meeting of your wish to revoke your proxy. Your attendance alone at the annual meeting will not be enough to revoke your proxy.

Who pays for soliciting proxies?

We pay all expenses incurred in connection with this solicitation of proxies to vote at our 2016 annual meeting. We have retained Innisfree M&A Incorporated, 501 Madison Avenue, 19th Floor, New York, New York 10022, for an estimated fee of $20,000, plus reimbursement of certain reasonable expenses, to assist in the solicitation of proxies and otherwise in connection with the annual meeting. We and our proxy solicitor will also request banks, brokers, trustees and other nominees holding shares of our common stock beneficially owned by others to send these proxy materials and the 2015 annual report to, and obtain voting instructions from, the beneficial owners and will reimburse such stockholders of record for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, email and other electronic means, advertisements and personal solicitation by our directors, officers and employees. No additional compensation will be paid to directors, officers or employees for such solicitation efforts.

Could other matters be considered and voted upon at the annual meeting?

The board does not expect to bring any other matter before our 2016 annual meeting, and it is not aware of any other matter that may be considered at the annual meeting. In addition, pursuant to our by-laws, the time has elapsed for any stockholder to properly bring a matter before the annual meeting. However, if any other matter does properly come before the annual meeting, each of the proxy holders will vote any shares of our common stock, for which he or she holds a proxy to vote at the annual meeting, in his or her discretion.

What happens if the annual meeting is postponed or adjourned?

Unless a new record date is fixed, your proxy will still be valid and may be used to vote shares of our common stock at the postponed or adjourned annual meeting. You will still be able to change or revoke your proxy until it is used to vote your shares.

2017 STOCKHOLDER PROPOSALS

If you would like us to consider including a proposal in next year’s proxy statement, you must comply with the requirements of the SEC and deliver it in writing to: Corporate Secretary, Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004 by December 29, 2016.

If you would like to present a proposal at the next annual meeting but do not wish to have it included in our proxy statement, you must submit it in writing to our corporate secretary by April 9, 2017, in accordance with the specific procedural requirements in our by-laws. If you would like a copy of these procedures, please contact our corporate secretary as provided above, or access our by-laws on our website at www.fcx.com under “Investor Center –Corporate Governance.” Failure to comply with our by-law procedures and deadlines may preclude presentation of your proposal at our 2017 annual meeting.

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Annex A

FREEPORT-McMoRan INC.

Proposed Proxy Access By-Law

12. (a) Subject to the provisions of this Section 12, if expressly requested in the relevant Nomination Notice (as defined below), the corporation shall include in its proxy statement for any annual meeting of stockholders (but not for any special meeting of stockholders): (i) the name of any person nominated for election (the “Stockholder Nominee”), which shall also be included on the corporation’s form of proxy and ballot, by any Eligible Stockholder (as defined below) or group of up to 20 Eligible Stockholders that, as determined by the Board of Directors or its designee acting in good faith, has (individually and collectively, in the case of a group) satisfied all applicable conditions and complied with all applicable procedures set forth in this Section 12 (such Eligible Stockholder or group of Eligible Stockholders being a “Nominating Stockholder”); (ii) disclosure about the Stockholder Nominee and the Nominating Stockholder required under the rules of the Securities and Exchange Commission or other applicable law to be included in the proxy statement; (iii) any statement included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement in support of the Stockholder Nominee’s election to the Board of Directors (subject, without limitation, to Section 12(e)(ii)), provided that such statement does not exceed 500 words; and (iv) any other information that the corporation or the Board of Directors determines, in their discretion, to include in the proxy statement relating to the nomination of the Stockholder Nominee, including, without limitation, any statement in opposition to the nomination and any of the information provided pursuant to this Section 12.

(b) (i) The maximum number of Stockholder Nominees that may be included in the corporation’s proxy materials pursuant to this Section 12 shall not exceed the greater of (i) two or (ii) twenty percent (20%) of the total number of directors in office as of the last day on which a Nomination Notice may be submitted pursuant to this Section 12 (rounded down to the nearest whole number) with respect to the annual meeting (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by: (1) Stockholder Nominees whose nominations are subsequently withdrawn; (2) Stockholder Nominees who the Board of Directors itself decides to nominate for election at such annual meeting; and (3) the number of incumbent directors who had been Stockholder Nominees at any of the preceding two annual meetings of stockholders and whose reelection at the upcoming annual meeting of stockholders is being recommended by the Board of Directors. If one or more vacancies for any reason occurs on the Board of Directors after the deadline set forth in Section 12(d) but before the date of the annual meeting of stockholders and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, then the Maximum Number shall be calculated based on the number of directors in office as so reduced.

(ii) If the number of Stockholder Nominees pursuant to this Section 12 for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon notice from the corporation, each Nominating Stockholder will select one Stockholder Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of shares of the corporation’s common stock that each Nominating Stockholder disclosed as owned in its Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Stockholder Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 12(d), a Nominating Stockholder becomes ineligible or withdraws its nomination or a Stockholder Nominee becomes ineligible or unwilling to serve on the Board of Directors, whether before or after the mailing of the definitive proxy statement, then the corporation (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the Stockholder Nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder and (2) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the Stockholder Nominee will not be included as a Stockholder Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting of stockholders.

(c) (i) An “Eligible Stockholder” is a person who has either (1) been a record holder of the shares of common stock of the corporation used to satisfy the eligibility requirements in this Section 12(c) continuously for the three-year period specified in subsection (c)(ii) of this Section 12 below or (2) provides to the Secretary of the corporation, within the time period referred to in Section 12(d), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Directors or its designee, acting in good faith, determines acceptable.

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(ii) An Eligible Stockholder or group of up to 20 Eligible Stockholders may submit a nomination in accordance with this Section 12 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) (as adjusted for any stock splits, reverse stock splits, stock dividends or similar events) of shares of the corporation’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number of shares through the date of the annual meeting of stockholders. The following shall be treated as one Eligible Stockholder if such Eligible Stockholder shall provide together with the Nomination Notice documentation satisfactory to the Board of Directors or its designee, acting in good faith, that demonstrates compliance with the following criteria: (1) funds under common management and investment control; (2) funds under common management and funded primarily by the same employer; or (3) a “family of investment companies” or a “group of investment companies” (each as defined in the Investment Company Act of 1940, as amended).

For the avoidance of doubt, if a nomination by a Nominating Stockholder includes more than one Eligible Stockholder, then any and all requirements and obligations for a given Eligible Stockholder or, except as the context otherwise makes clear, the Nominating Stockholder that are set forth in this Section 12, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the aggregate ownership of the group of Eligible Stockholders constituting the Nominating Stockholder. Should any Eligible Stockholder withdraw from a group of Eligible Stockholders constituting a Nominating Stockholder at any time prior to the annual meeting of stockholders, the Nominating Stockholder shall be deemed to own only the shares held by the remaining Eligible Stockholders. As used in this Section 12, any reference to a “group” or “group of Eligible Stockholders” refers to any Nominating Stockholder that consists of more than one Eligible Stockholder and to all the Eligible Stockholders that make up such Nominating Stockholder.

(iii) The “Minimum Number” of shares of the corporation’s common stock means 3% of the number of outstanding shares of common stock of the corporation as of the most recent date for which such amount is given in any filing by the corporation with the Securities and Exchange Commission prior to the submission of the Nomination Notice.

(iv) For purposes of this Section 12, an Eligible Stockholder “owns” only those outstanding shares of the corporation’s common stock as to which such Eligible Stockholder possesses both: (1) the full voting and investment rights pertaining to such shares and (2) the full economic interest in (including the opportunity for profit from and the risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (1) and (2) shall not include any shares (x) sold by such Eligible Stockholder or any of its affiliates in any transaction that has not been settled or closed, (y) borrowed by such Eligible Stockholder or any of its affiliates for any purpose or purchased by such Eligible Stockholder or any of its affiliates pursuant to an agreement to resell, or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding capital stock of the corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Eligible Stockholder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree any gain or loss arising from the full economic ownership of such shares by such Eligible Stockholder or any of its affiliates. An Eligible Stockholder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Stockholder. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has loaned such shares provided that the Eligible Stockholder has (x) both the power to recall such loaned shares on not more than five business days’ notice and recalls the loaned shares within five business days of being notified that its Stockholder Nominee will be included in the corporation’s proxy materials for the relevant annual meeting and (y) holds the recalled shares through the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the corporation are “owned” for these purposes shall be determined by the Board of Directors or its designee acting in good faith. For purposes of this Section 12(c)(iv), the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the General Rules and Regulations under the Exchange Act.

(v) No Eligible Stockholder shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any Eligible Stockholder appears as a member of more than one group, such

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Eligible Stockholder shall be deemed to be a member of only the group that has the largest ownership position as reflected in the Nomination Notice.

(d) To nominate a Stockholder Nominee pursuant to this Section 12, the Nominating Stockholder must deliver to the Secretary of the corporation at the principal executive offices of the corporation all of the following information and documents in a form that the Board of Directors or its designee, acting in good faith, determines acceptable (collectively, the “Nomination Notice”), not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date that the corporation mailed its definitive proxy statement for the preceding year’s annual meeting of stockholders; provided, however, that if (and only if) the annual meeting of stockholders is not scheduled to be held within a period that commences 30 days before the first anniversary date of the preceding year’s annual meeting of stockholders and ends 30 days after the first anniversary date of the preceding year’s annual meeting of stockholders (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or the tenth day following the public announcement of the date of such Other Meeting Date. In no event shall the adjournment or postponement of an annual meeting, or the public announcement thereof, commence a new time period (or extend any time period) for the giving of the Nomination Notice:

(i) one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven calendar days prior to the date of the Nomination Notice, the Nominating Stockholder owns, and has continuously owned for the preceding three years, the Minimum Number of shares, and the Nominating Stockholder’s agreement to provide, within five business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Nominating Stockholder’s continuous ownership of the Minimum Number of shares through the record date;

(ii) an agreement to provide immediate notice if the Nominating Stockholder ceases to own the Minimum Number of shares at any time prior to the date of the annual meeting;

(iii) a copy of the Schedule 14N (or any successor form) relating to the Stockholder Nominee, completed and filed with the Securities and Exchange Commission by the Nominating Stockholder as applicable, in accordance with Securities and Exchange Commission rules;

(iv) the written consent of each Stockholder Nominee to being named in the corporation’s proxy statement, form of proxy and ballot as a nominee and to serving as a director if elected;

(v) a written notice of the nomination of such Stockholder Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including, for the avoidance of doubt, each group member in the case of a Nominating Stockholder consisting of a group of Eligible Stockholders): (1) the information that would be required to be set forth in a stockholder’s notice of nomination pursuant to Section 11 of this Article IV; (2) the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N; (3) a representation and warranty that: (a) the Nominating Stockholder did not acquire, and is not holding, securities of the corporation for the purpose or with the effect of influencing or changing control of the corporation; (b) the Nominating Stockholder has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than such Nominating Stockholder’s Stockholder Nominee(s); (c) the Nominating Stockholder has not engaged in and will not engage in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act (without reference to the exception in Section 14a-(l)(2)(iv)) with respect to the annual meeting, other than with respect to such Nominating Stockholder’s Stockholder Nominee(s) or any nominee of the Board of Directors; (d) the Nominating Stockholder will not use any proxy card other than the corporation’s proxy card in soliciting stockholders in connection with the election of a Stockholder Nominee at the annual meeting; (e) the Stockholder Nominee’s candidacy or, if elected, membership on the Board of Directors would not violate applicable state or federal law or the rules of any stock exchange on which the corporation’s securities are traded (the “Stock Exchange Rules”); (f) the Stockholder Nominee: (A) does not have any direct or indirect relationship with the corporation that will cause the Stockholder Nominee to be deemed not independent pursuant to the corporation’s Corporate Governance Guidelines and otherwise qualifies as independent under the corporation’s Corporate Governance Guidelines and the Stock Exchange Rules, (B) meets the audit committee and compensation committee independence requirements under the Stock Exchange Rules, (C) is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule), (D) is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor

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provision), (E) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Stockholder Nominee, and (F) meets the director qualifications set forth in the corporation’s Corporate Governance Guidelines; (g) the Nominating Stockholder satisfies the eligibility requirements set forth in Section 12(c) of this Article IV; and (h) the Nominating Stockholder will continue to satisfy the eligibility requirements described in Section 12(c) of this Article IV through the date of the annual meeting; (4) a representation as to the Nominating Stockholder’s intentions with respect to continuing to hold the Minimum Number of shares for at least one year following the annual meeting; (5) details of any position of the Stockholder Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the principal products produced or services provided by the corporation or its affiliates) of the corporation, within the three years preceding the submission of the Nomination Notice; (6) if desired, a statement for inclusion in the proxy statement in support of the Stockholder Nominee’s election to the Board of Directors, provided that such statement shall not exceed 500 words and shall fully comply with Section 14 of the Exchange Act and the rules and regulations thereunder; and (7) in the case of a nomination by a Nominating Stockholder comprised of a group, the designation by all Eligible Stockholders in such group of one Eligible Stockholder that is authorized to act on behalf of the Nominating Stockholder with respect to matters relating to the nomination, including withdrawal of the nomination;

(vi) an executed agreement pursuant to which the Nominating Stockholder (including in the case of a group, each Eligible Stockholder in that group) agrees: (1) to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election; (2) to file any written solicitation or other communication with the corporation’s stockholders relating to one or more of the corporation’s directors or director nominees or any Stockholder Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under any rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation; (3) to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or the Stockholder Nominee nominated by such Nominating Stockholder with the corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice; (4) to indemnify and hold harmless (jointly with all other Eligible Stockholders, in the case of a group of Eligible Stockholders) the corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder or Stockholder Nominee to comply with, or any breach or alleged breach of, its, or his or her, as applicable, obligations, agreements or representations under this Section 12; (5) in the event that any information included in the Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any Eligible Stockholder included in a group) with the corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or due to a subsequent development omits a material fact necessary to make the statements made not misleading), to promptly (and in any event within 48 hours of discovering such misstatement or omission) notify the corporation and any other recipient of such communication of the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission; and (6) in the event that the Nominating Stockholder (including any Eligible Stockholder included in a group) has failed to continue to satisfy the eligibility requirements described in Section 12(c), to promptly notify the corporation; and

(vii) an executed agreement by the Stockholder Nominee: (1) to provide to the corporation such other information, including completion of the corporation’s director nominee questionnaire, as the board of directors or its designee, acting in good faith, may request; (2) that the Stockholder Nominee has read and agrees, if elected, to serve as a member of the board of directors, to adhere to the corporation’s Corporate Governance Guidelines, Principles of Business Conduct and any other corporation policies and guidelines applicable to directors; and (3) that the Stockholder Nominee is not and will not become a party to (A) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with such person’s nomination, candidacy, service or action as director of the corporation that has not been fully disclosed to the corporation prior to or concurrently with the Nominating Stockholder’s submission of the Nomination Notice, (B) any agreement, arrangement or understanding with any person or entity as to how the Stockholder Nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been fully disclosed

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to the corporation prior to or concurrently with the Nominating Stockholder’s submission of the Nomination Notice or (C) any Voting Commitment that could limit or interfere with the Stockholder Nominee’s ability to comply, if elected as a director of the corporation, with his or her fiduciary duties under applicable law.

The information and documents required by this Section 12(d) shall be (i) provided with respect to and executed by each Eligible Stockholder in the group in the case of a Nominating Stockholder comprised of a group of Eligible Stockholders and (ii) provided with respect to the persons specified in Instructions 1 and 2 to Items 6(c) and (d) of Schedule 14N (or any successor item) (x) in the case of a Nominating Stockholder that is an entity and (y) in the case of a Nominating Stockholder that is a group that includes one or more Eligible Stockholders that are entities. The Nomination Notice shall be deemed submitted on the date on which all of the information and documents referred to in this Section 12 (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the corporation.

(e) (i) Notwithstanding anything to the contrary contained in this Section 12, the corporation may omit from its proxy statement any Stockholder Nominee and any information concerning such Stockholder Nominee (including a Nominating Stockholder’s statement in support) and no vote on such Stockholder Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the corporation), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of the Stockholder Nominee, if: (1) the corporation receives a notice (whether or not subsequently withdrawn) that a stockholder intends to nominate a candidate for director at the annual meeting of stockholders pursuant to the advance notice provisions of Section 11 of this Article IV without such stockholder’s notice expressly electing to have such director candidate(s) included in the corporation’s proxy statement pursuant to this Section 12; (2) the Nominating Stockholder (or, in the case of a Nominating Stockholder consisting of a group of Eligible Stockholders, the Eligible Stockholder that is authorized to act on behalf of the Nominating Stockholder), or any qualified representative thereof, does not appear at the annual meeting to present the nomination submitted pursuant to this Section 12 or the Nominating Stockholder withdraws its nomination; (3) the Board of Directors or its designee, acting in good faith, determines that such Stockholder Nominee’s nomination or election to the Board of Directors would result in the corporation violating or failing to be in compliance with these By-Laws or the Certificate of Incorporation or any applicable law, rule or regulation to which the corporation is subject, including the Stock Exchange Rules; (4) the Stockholder Nominee was nominated for election to the Board of Directors pursuant to this Section 12 at one of the corporation’s two preceding annual meetings of stockholders and either withdrew from or became ineligible or unavailable for election at such annual meeting or received a vote of less than 15% of the shares of common stock entitled to vote for such Stockholder Nominee; (5) the Stockholder Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; or (6) the corporation is notified, or the Board of Directors or its designee acting in good faith determines, that a Nominating Stockholder has failed to continue to satisfy the eligibility requirements described in Section 12(c), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statement made not misleading), the Stockholder Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of any of the obligations, agreements, representations or warranties of the Nominating Stockholder or the Stockholder Nominee under this Section 12.

(ii) Notwithstanding anything to the contrary contained in this Section 12, the corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of the Stockholder Nominee included in the Nomination Notice, if the Board of Directors or its designee in good faith determines that: (1) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading; (2) such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any individual, corporation, partnership, association or other entity, organization or governmental authority; (3) the inclusion of such information in the proxy statement would otherwise violate the Securities and Exchange Commission proxy rules or any other applicable law, rule or regulation; or (4) the inclusion of such information in the proxy statement would impose a material risk of liability upon the corporation.

The corporation may solicit against, and include in the proxy statement its own statement relating to, any Stockholder Nominee.

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Annex B

FREEPORT-McMoRan INC.

2016 STOCK INCENTIVE PLAN

1.     Purpose. The purpose of the 2016 Stock Incentive Plan (the “Plan”) is to increase stockholder value and advance the interests of the Company and its Subsidiaries by furnishing a variety of equity incentives designed to (a) attract, retain, and motivate key employees, officers, and directors of the Company and consultants and advisers to the Company and (b) strengthen the mutuality of interests among such persons and the Company’s stockholders.

2.     Definitions. As used in the Plan, the following terms shall have the meanings set forth below in Appendix A.

3.     Administration.

3.1     Committee. The Plan shall generally be administered by the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to:

(a)     designate Participants;

(b)     determine the type or types of Awards to be granted to an Eligible Individual;

(c)     determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards;

(d)     determine the terms and conditions of any Award;

(e)     determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, whole Shares, other whole securities, other Awards, other property, or other cash amounts payable by the Company upon the exercise of that or other Awards, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended;

(f)     determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable by the Company with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee;

(g)     interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan;

(h)     establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(i)     make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

3.2     Effect of Committee’s Determinations. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary, any Participant, any holder or beneficiary of any Award, any stockholder of the Company, and any Eligible Individual.

3.3     Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers or directors of the Company the authority, subject to such terms and limitations as the Committee shall determine, to grant and set the terms of, to cancel, modify, or waive rights with respect to, or to alter, discontinue, suspend, or terminate Awards held by Eligible Individuals who are not officers or directors of the Company for purposes of Section 16 of the Exchange Act, or any successor section thereto; provided, however, that

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the per share exercise price of any Option or SAR granted under by such officer or director shall be equal to or greater than the fair market value of a share of Common Stock on the later of the date of grant or the date the Participant’s employment with or service to the Company commences.

4.     Eligibility. The Committee, in accordance with Section 3.1, may grant an Award under the Plan to any Eligible Individual.

5.     Shares Subject to the Plan.

5.1     Shares Available for Grant. Subject to adjustment as provided in Section 5.4, the maximum number of Shares reserved for issuance under the Plan shall be 72,000,000. Upon approval of this Plan by the Company’s stockholders, the Company will cease making new Awards under any Prior Plan.

5.2     Share Counting.

(a)     The above authorized Plan limit shall be reduced by one Share for every one Share subject to an Option or a SAR granted under the Plan, and by 2.07 Shares for every one Share subject to Awards granted under the Plan in a form other than Options or SARs.

(b)     To the extent any Shares covered by an Option or SAR granted under the Plan are not delivered to a Participant or permitted transferee because the Award is forfeited or canceled, or Shares are not delivered because an Award is paid or settled in cash, such Shares shall not be deemed to have been delivered for purposes of determining the maximum number of Shares available for delivery under this Plan and such shares may again be issued under the Plan. Awards that by their terms may only be settled in cash, including Cash-Based Performance Awards, shall have no effect on the Plan limit in Section 5.1.

(c)     In the event that Shares issued as an Award under the Plan are forfeited or reacquired by the Company pursuant to rights reserved upon issuance thereof, such forfeited or reacquired Shares may again be issued under the Plan.

(d)     The following Shares may not again be made available for issuance as Awards under the Plan: (i) Shares delivered or withheld in payment of the exercise of an Option, (ii) Shares delivered or withheld from payment of an Award to satisfy tax obligations with respect to the Award, and (iii) Shares repurchased on the open market with the proceeds of the exercise price of an Option.

(e)     With respect to SARs, if the SAR is payable in Shares, all Shares to which the SARs relate are counted against the Plan limits, rather than the net number of Shares delivered upon exercise of the SAR.

(f)     Any Share that again becomes available for grant under the Plan shall be added back to the total number of Shares available for grant under the Plan as one Share if such Share was subject to an Option or SAR, and as 2.07 Shares if such Share was subject to an Award other than an Option or SAR.

5.3     Limitations on Awards. Subject to adjustments as provided in Section 5.4, the following additional limitations are imposed under the Plan:

(a)     The maximum number of Shares that may be issued upon exercise of Options intended to qualify as incentive stock options under Section 422 of the Code shall be 72,000,000.

(b)     The following limits will apply to Awards of the specified type granted to any one Participant in any single fiscal year:

(i)     Appreciation Awards (Options and SARs): 3,750,000 Shares;

(ii)    Full Value Awards (Restricted Stock, Restricted Stock Units, Other Stock-Based Awards that are denominated in Shares): 2,000,000 Shares; and

(iii)   Cash Awards (Other Stock-Based Awards that are denominated in dollars or Cash-Based Performance Awards): $5,000,000.

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In applying the foregoing limits, (A) all Awards of the specified type granted to the same Participant in the same fiscal year will be aggregated and made subject to one limit; (B) the limits applicable to Options and SARS refer to the number of Shares subject to the Award; (C) the Share limit under clause (b)(ii) refers to the maximum number of Shares that may be delivered under an Award or Awards of the type specified in clause (b)(ii) assuming the maximum payout; (D) the dollar limit under clause (b)(iii) refers to the maximum dollar amount payable under an Award of the type specified in clause (b)(iii) assuming a maximum payout, (E) the respective limits for Awards of the type specified in clause (b)(ii) and clause (b)(iii) are only applicable to performance-based Awards that are intended to comply with the performance-based exception under Section 162(m) of the Code, and (F) each of the specified limits in clauses (b)(i), (ii), and (iii) is multiplied by two (2) for Awards granted to a Participant in the year employment commences.

(c)     Participants who are granted Options and SARs will be required to continue to provide services to the Company (or an Affiliate) for not less than one-year following the date of grant in order for any such Option or SAR to fully or partially vest or be exercisable (subject to the Committee’s discretion to accelerate the exercisability of such Awards as provided herein). Notwithstanding the foregoing, up to 3,600,000 of the Shares reserved for issuance under the Plan pursuant to Section 5.1 may provide for vesting of Options and SARs, partially or in full, in less than one-year.

(d)     With respect to Outside Directors, an annual limit of $750,000 per calendar year applies to the sum of all cash and Awards (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes) and other compensation granted to an Outside Director for services as a member of the board, although the maximum number of Shares subject to Awards that may be granted during a single fiscal year may not exceed $500,000 of such annual limit.

(e)     Any Shares delivered pursuant to an Award may consist of authorized and unissued Shares or of treasury Shares, including Shares held by the Company or a Subsidiary and Shares acquired in the open market or otherwise obtained by the Company or a Subsidiary. The issuance of Shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

(f)     Subject to the terms of the Plan, including the limitations contained in this Section 5.3, the Committee may use available Shares as the form of payment for compensation, grants, or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including, but not limited to, the Company’s annual incentive plan and the plans or arrangements of the Company or a Subsidiary assumed in business combinations.

5.4     Adjustments. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, Subsidiary securities, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award and, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award and, if deemed appropriate, adjust outstanding Awards to provide the rights contemplated by Section 13.2 hereof; provided, in each case, that with respect to Awards of Incentive Stock Options no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code or any successor provision thereto and, with respect to all Awards under the Plan, no such adjustment shall be authorized to the extent that such authority would be inconsistent with the requirements for full deductibility under Section 162(m); and provided further that the number of Shares subject to any Award denominated in Shares shall always be a whole number and any fractional Share resulting from the adjustment will be deleted.

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6.     Stock Options. An Option is a right to purchase Shares from the Company. Options granted under the Plan may be Incentive Stock Options or Nonqualified Stock Options. Any Option that is designated as a Nonqualified Stock Option shall not be treated as an Incentive Stock Option. Each Option granted by the Committee under this Plan shall be subject to the following terms and conditions.

6.1     Exercise Price. The exercise price per Share shall be determined by the Committee, subject to adjustment under Section 5.4; provided that in no event shall the exercise price be less than the fair market value of a Share on the date of grant, except in the case of an Option granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines in accordance with the requirements of Section 409A.

6.2     Number. The number of Shares subject to the Option shall be determined by the Committee, subject to Section 5.3 and subject to adjustment as provided in Section 5.4.

6.3     Duration and Time for Exercise. The term of each Option shall be determined by the Committee, but shall not exceed a maximum term of ten years. Each Option shall become exercisable at such time or times during its term as shall be determined by the Committee, subject to Section 5.3(c). Notwithstanding the foregoing, the Committee may at any time in its discretion accelerate the exercisability of any Option.

6.4     Repurchase. Upon approval of the Committee, the Company may repurchase a previously granted Option from a Participant by mutual agreement before such Option has been exercised by payment to the Participant of the amount per Share by which: (i) the fair market value of the Common Stock subject to the Option on the business day immediately preceding the date of purchase exceeds (ii) the exercise price provided, however, that no such repurchase shall be permitted if prohibited by Section 6.6.

6.5     Manner of Exercise. An Option may be exercised, in whole or in part, by giving notice of exercise to the Company (in such form and manner as approved by the Company, which may be electronic), specifying the number of Shares to be purchased, together with payment in full of the exercise price for the number of Shares for which the Option is exercised and all applicable taxes. The Option price shall be payable in United States dollars and may be paid (a) in cash; (b) by check; (c) by delivery or attestation of ownership of Shares, which Shares shall be valued for this purpose at the fair market value on the business day that such Option is exercised; (d) by delivery of irrevocable written instructions to a broker approved by the Company (with a copy to the Company) to immediately sell a portion of the Shares, issuable under the Option and to deliver promptly to the Company the amount of sale proceeds to pay the exercise price; (e) if approved by the Committee, through a net exercise procedure whereby the Participant surrenders the Option in exchange for that number of Shares with an aggregate fair market value equal to the difference between the aggregate exercise price of the Options being surrendered and the aggregate fair market value of the Shares subject to the Option, or (f) in such other manner as may be authorized from time to time by the Committee.

6.6     Repricing. Except for adjustments pursuant to Section 5.4 or actions permitted to be taken by the Committee under Section 13.4 in the event of a Change in Control, unless approved by the stockholders of the Company, (a) the exercise or base price for any outstanding Option or SAR granted under this Plan may not be decreased after the date of grant and (b) an outstanding Option or SAR that has been granted under this Plan may not, as of any date that such Option or SAR has a per share exercise or base price that is greater than the then current fair market value of a Share, be surrendered to the Company as consideration for the grant of a new Option or SAR with a lower exercise or base price, shares of Restricted Stock, Restricted Stock Units, an Other Stock-Based Award, a cash payment or Common Stock.

6.7     No Dividend Equivalent Rights. Participants holding Options shall not be entitled to any dividend equivalent rights for any period of time prior to exercise of the Option.

6.8     Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, Options intending to qualify as Incentive Stock Options must comply with the requirements of Section 422.

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7.     Stock Appreciation Rights. A Stock Appreciation Right, or SAR, is a right to receive, without payment to the Company, a number of Shares, cash or any combination thereof, the number or amount of which is determined pursuant to the formula set forth in Section 7.5. Each SAR granted by the Committee under the Plan shall be subject to the terms and conditions provided herein.

7.1     Number. Each SAR granted to any Participant shall relate to such number of shares of Common Stock as shall be determined by the Committee, subject to adjustment as provided in Section 5.4.

7.2     Exercise Price. The exercise price per Share of a SAR shall be determined by the Committee, subject to adjustment under Section 5.4; provided that in no event shall the exercise price be less than the fair market value of a Share on the date of grant, except in the case of a SAR granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines in accordance with the requirements of Section 409A.

7.3     Duration and Time for Exercise. The term of each SAR shall be determined by the Committee, but shall not exceed a maximum term of ten years. Each SAR shall become exercisable at such time or times during its term as shall be determined by the Committee, subject to Section 5.3(c). Notwithstanding the foregoing, the Committee may at any time in its discretion accelerate the exercisability of any SAR.

7.4     Exercise and Payment. A SAR may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of SARs that the holder wishes to exercise. The date that the Company receives such written notice shall be referred to herein as the “exercise date.” Upon exercise of a SAR, the holder shall be entitled to receive from the Company an amount equal to the number of Shares subject to the SAR that are being exercised multiplied by the excess of (a) the fair market value of a Share on the exercise date, over (b) the exercise price specified of the SAR. Payment shall be made in the form of Shares, cash or a combination thereof, as determined by the Committee.

7.5     No Dividend Equivalent Rights. Participants holding SARs shall not be entitled to any dividend equivalent rights for any period of time prior to exercise of the SAR.

8.     Restricted Stock. An award of Restricted Stock shall be subject to such restrictions on transfer and forfeitability provisions and such other terms and conditions, including the attainment of specified performance goals, as the Committee may determine, subject to the provisions of the Plan. To the extent Restricted Stock is intended to qualify as “performance-based compensation” under Section 162(m), it must be granted subject to the attainment of performance goals as described in Section 12 and meet the additional requirements imposed by Section 162(m).

8.1     The Restricted Period. At the time an award of Restricted Stock is made, the Committee shall establish a period of time during which the transfer of the shares of Restricted Stock shall be restricted and after which the shares of Restricted Stock shall be vested (the “Restricted Period”). Each award of Restricted Stock may have a different Restricted Period. The expiration of the Restricted Period shall also occur in the event of termination of employment under the circumstances provided in the Award Agreement.

8.2     Escrow. The Participant receiving Restricted Stock shall enter into an Award Agreement with the Company setting forth the conditions of the grant. Any certificates representing shares of Restricted Stock shall be registered in the name of the Participant and deposited with the Company, together with a stock power endorsed in blank by the Participant. Each such certificate shall bear a legend in substantially the following form:

The transferability of this certificate and the shares of Common Stock represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the Freeport-McMoRan Inc. 2016 Stock Incentive Plan, as it may be amended (the “Plan”), and an agreement entered into between the registered owner and Freeport-McMoRan Inc. thereunder. Copies of the Plan and the agreement are on file at the principal office of the Company.

Alternatively, in the discretion of the Company, ownership of the shares of Restricted Stock and the appropriate restrictions shall be reflected in the records of the Company’s transfer agent and no physical certificates shall be issued.

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8.3     Dividends on Restricted Stock. Any and all cash and stock dividends paid with respect to the shares of Restricted Stock shall be subject to any restrictions on transfer, forfeitability provisions or reinvestment requirements as the Committee may, in its discretion, prescribe in the Award Agreement. If the vesting of the shares of Restricted Stock is based upon the attainment of performance goals, any and all cash and stock dividends paid with respect to the shares of Restricted Stock shall be subject to the attainment of the performance goals applicable to the underlying shares of Restricted Stock.

8.4     Forfeiture. In the event of the forfeiture of any shares of Restricted Stock under the terms provided in the Award Agreement (including any additional shares of Restricted Stock that may result from the reinvestment of cash and stock dividends, if so provided in the Award Agreement), such forfeited shares shall be surrendered and any certificates cancelled. The Participants shall have the same rights and privileges, and be subject to the same forfeiture provisions, with respect to any additional Shares received pursuant to Section 5.4 due to a recapitalization or other change in capitalization.

8.5     Expiration of Restricted Period. Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to the Restricted Stock shall lapse and the number of shares of Restricted Stock with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions and legends, except any that may be imposed by law, to the Participant.

8.6     Rights as a Stockholder. Subject to the terms and conditions of the Plan and subject to any restrictions on the receipt of dividends that may be imposed in the Award Agreement, each Participant receiving Restricted Stock shall have all the rights of a stockholder with respect to shares of stock during the Restricted Period, including without limitation, the right to vote any Shares.

9.     Restricted Stock Units. A Restricted Stock Unit, or RSU, represents the right to receive from the Company on the respective scheduled vesting or payment date for such RSU, one share of Common Stock. An award of RSUs may be subject to the attainment of specified performance goals or targets, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of the Plan. To the extent an award of RSUs is intended to qualify as performance based compensation under Section 162(m), it must be granted subject to the attainment of performance goals as described in Section 12 and meet the additional requirements imposed by Section 162(m).

9.1     Vesting Period. At the time an award of RSUs is made, the Committee shall establish a period of time during which the RSUs shall vest (the “Vesting Period”). Each award of RSUs may have a different Vesting Period. The acceleration of the expiration of the Vesting Period shall occur in the event of termination of employment under the circumstances provided in the Award Agreement.

9.2     Dividend Equivalent Accounts. Subject to the terms and conditions of this Plan and the applicable Award Agreement, as well as any procedures established by the Committee, the Committee may determine to pay dividend equivalent rights with respect to RSUs, in which case, unless determined by the Committee to be paid currently, the Company shall establish an account for the Participant and reflect in that account any securities, cash or other property comprising any dividend or property distribution with respect to the Share underlying each RSU. Notwithstanding the above, if the vesting of the RSUs is based upon the attainment of performance goals, any and all dividend equivalent rights with respect to the RSUs shall be subject to the attainment of the performance goals applicable to the underlying RSUs.

9.3     Rights as a Stockholder. Subject to the restrictions imposed under the terms and conditions of this Plan and subject to any other restrictions that may be imposed in the Award Agreement, each Participant receiving RSUs shall have no rights as a stockholder with respect to such RSUs until such time as Shares are issued to the Participant.

10.     Other Stock-Based Awards. The Committee is hereby authorized to grant to Eligible Individuals an “Other Stock-Based Award,” which shall consist of an Award that is not an instrument or Award specified in Sections 6 through 9 of this Plan, the value of which is based in whole or in part on the value of Shares. Other Stock-Based Awards may be awards of Shares or may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible or exchangeable into or exercisable for Shares), as deemed by the Committee consistent with the purposes of the Plan. The

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Committee shall determine the terms and conditions of any such Other Stock-Based Award and may provide that such awards would be payable in whole or in part in cash. To the extent that an Other Stock-Based Award is intended to qualify as “performance-based compensation” under Section 162(m), it must be made subject to the attainment of one or more of the performance goals specified in Section 12 hereof and meet the additional requirements imposed by Section 162(m).

10.1     Vesting Period. At the time an award of an Other Stock-Based Award is made, the Committee shall establish a period of time during which the Other Stock-Based Award shall vest (the “Vesting Period”). Each award of an Other Stock-Based Award may have a different Vesting Period. The acceleration of the expiration of the Vesting Period shall occur in the event of termination of employment under the circumstances provided in the Award Agreement.

10.2     Dividend Equivalent Accounts. Subject to the terms and conditions of this Plan and the applicable Award Agreement, as well as any procedures established by the Committee, the Committee may determine to pay dividend equivalent rights with respect to an Other Stock-Based Award, in which case, unless determined by the Committee to be paid currently, the Company shall establish an account for the Participant and reflect in that account any securities, cash or other property comprising any dividend or property distribution with respect to the Share underlying each such Award. Notwithstanding the above, if the vesting of the Award is based upon the attainment of performance goals, any and all dividend equivalent rights with respect to the Award shall be subject to the attainment of the performance goals applicable to the underlying Award.

11.     Cash-Based Performance Awards. The Committee may grant Awards in the form of Cash-Based Performance Awards to Eligible Individuals, which shall consist of the opportunity to earn cash awards based on performance. A Cash-Based Performance Award shall be subject to such terms and conditions, including the attainment of specified performance goals, as the Committee may determine, subject to the provisions of the Plan. To the extent that a Cash-Based Performance Award is intended to qualify as “performance-based compensation” for purposes of Section 162(m), it must be made subject to the attainment of performance goals as described in Section 12 and meet the additional requirements imposed by Section 162(m). At the time that a Cash-Based Performance Award is granted, the Committee shall establish the vesting criteria for such Award including, as applicable, the performance period and the time or times at which any payout shall be deemed vested and payable.

12.     Performance Awards Under Section 162(m). The Committee shall determine at the time of grant if the grant of Restricted Stock, Restricted Stock Units, an Other Stock-Based Award or a Cash-Based Performance Award is intended to qualify as “performance-based compensation” as that term is used in Section 162(m). Any such grant shall be conditioned on the achievement of one or more performance measures.

12.1     Performance Goals. The performance measures pursuant to which such Performance Awards under Section 162(m) shall vest shall be any or a combination of the following, which may relate to the Company, a division of the Company or a Subsidiary:

(a)	net earnings or net income (before or after interest, taxes and/or other adjustments);

(b)	basic or diluted earnings per share (before or after interest, taxes and/or other adjustments);

(c)	reserve replacement;

(d)	book value per share;

(e)	net revenue or revenue growth;

(f)	sales;

(g)	production;

(h)	costs of production;

(i)	net interest margin;

(j)	operating profit (before or after taxes);

(k)	return on assets, equity, capital, invested capital, investments or revenue;

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(l)	cost of capital;

(m)	cash flow, increase in cash flow and return on cash flow (including, but not limited to, operating cash flow and free cash flow);

(n)	cash provided by operating activities;

(o)	capital expenditures;

(p)	share price (including, but not limited to, growth measures and total stockholder return);

(q)	earnings or loss per share (“EPS”) or EPS growth;

(r)	market capitalization;

(s)	working capital;

(t)	expense targets;

(u)	financial ratios (including those measuring liquidity, activity, profitability or leverage);

(v)	debt levels or reductions;

(w)	margins;

(x)	operating efficiency;

(y)	economic value or economic value added measure;

(z)	asset quality;

(aa)	net asset value;

(bb)	enterprise value;

(cc)	employee retention;

(dd)	objective measures of personal performance targets, goals or completion of projects;

(ee)	asset growth;

(ff)	dividend yield;

(gg)	product development, product market share, licensing, mergers, acquisitions, or sales of assets; or

(hh)	objective safety metrics.

For any performance period, such performance objectives may be measured on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals or relative to levels attained in prior years. For grants of Awards intended to qualify as “performance-based compensation,” the grants and the establishment of performance measures shall be made during the period required by Section 162(m).

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13.	General.

13.1     Amendment or Discontinuance of the Plan. The Board may amend or discontinue the Plan at any time; provided, however, that no such amendment may

(a)     without the approval of the stockholders, (i) increase, subject to adjustments permitted herein, the maximum number of shares of Common Stock that may be issued through the Plan, (ii) materially increase the benefits accruing to Participants under the Plan, (iii) materially expand the classes of persons eligible to participate in the Plan, (iv) expand the types of Awards available for grant under the Plan, (v) materially extend the term of the Plan, (vi) materially change the method of determining the exercise price of Options or Stock Appreciation Rights, or (vii) amend Section 6.6 to permit a reduction in the exercise price of Options; or

(b)     materially impair, without the consent of the recipient, an Award previously granted.

13.2     Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 5.4 hereof) affecting the Company, or the financial statements of the Company or any Subsidiary, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

13.3     Cancellation. Any provision of this Plan or any Award Agreement to the contrary notwithstanding, if permitted by Section 409A, the Committee may cause any Award granted hereunder to be canceled in consideration of a cash payment or alternative Award made to the holder of such canceled Award equal in value to such canceled Award. Notwithstanding the foregoing, except for adjustments permitted under Sections 5.4 and 13.2, no action by the Committee shall, unless approved by the stockholders of the Company, (i) cause a reduction in the exercise price of Options or SARs granted under the Plan or (ii) permit an outstanding Option or SAR with an exercise price greater than the current fair market value of a Share to be surrendered as consideration for a new Option or SAR with a lower exercise price, shares of Restricted Stock, Restricted Stock Units, and Other Stock-Based Award, a cash payment, or Common Stock.

13.4     Change in Control.

(a)     Unless otherwise provided in an Award Agreement, a Participant’s termination of Continuous Service without Cause or for Good Reason during the 12-month period following a Change in Control shall have the following effect on the Participant’s outstanding Awards as of the date of the Participant’s termination of Continuous Service: (i) all Options and SARs shall become immediately exercisable with respect to 100% of the Shares subject to such Options or SARS, and (ii) all time-vesting restrictions on other Awards shall lapse. With respect to outstanding Awards subject to performance conditions, unless otherwise provided in an Award Agreement, upon a Change in Control, all performance measures will be disregarded and the Award will convert to a corresponding time-vested Award at the target payout level, which will vest on the earlier of (i) the last day of the performance period, provided the Participant remained in Continuous Service through the performance period, or (ii) the date of the Participant’s termination without Cause or for Good Reason.

(b)     In addition, in the event of a Change in Control, the Committee may in its sole and absolute discretion and authority, without obtaining the approval or consent of the Company’s stockholders or any Participant with respect to his or her outstanding Awards, take one or more of the following actions:

(i)     arrange for or otherwise provide that each outstanding Award shall be assumed or a substantially similar award shall be substituted by a successor corporation or a parent or subsidiary of such successor corporation (the “Successor Corporation”);

(ii)    require that all outstanding Options and SARs be exercised on or before a specified date (before or after such Change in Control) fixed by the Committee, after which specified date all unexercised Options and SARs shall terminate;

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(iii)   arrange or otherwise provide for the payment of cash or other consideration to Participants representing the value of such Awards in exchange for the satisfaction and cancellation of outstanding Awards; provided, however, that the case of any Option or SAR with an exercise price that equals or exceeds the price paid for a Share in connection with the Change in Control, the Committee may cancel the Option or SAR without the payment of consideration therefor; or

(iv)    make such other modifications, adjustments or amendments to outstanding Awards or this Plan as the Committee deems necessary or appropriate, subject however to the terms of Section 5.4.

13.5     Withholding.

(a)     A Participant shall be required to pay to the Company, and the Company shall have the right to deduct from all amounts paid to a Participant (whether under the Plan or otherwise), any taxes required by law to be paid or withheld in respect of Awards hereunder to such Participant.

(b)     At any time that a Participant is required to pay to the Company an amount required to be withheld under the applicable tax laws in connection with the issuance of Shares under the Plan, the Participant may, if permitted by the Committee, satisfy this obligation in whole or in part by delivering currently owned Shares or by electing (the “Election”) to have the Company withhold from the issuance Shares, which Shares shall have a value equal to the minimum amount required to be withheld (or, if permitted by the Committee, such other rate as will not cause adverse accounting consequences and is permitted under applicable IRS withholding rules) for federal and state tax purposes, including payroll taxes. The value of the Shares delivered or withheld shall be based on the fair market value of the Shares on the date as of which the amount of tax to be withheld shall be determined in accordance with applicable tax laws (the “Tax Date”).

(c)     Each Election to have Shares withheld must be made prior to the Tax Date. If a Participant wishes to deliver Shares in payment of taxes, the Participant must so notify the Company prior to the Tax Date. If a Participant makes an election under Section 83(b) of the Code with respect to shares of Restricted Stock, an Election to have Shares withheld is not permitted.

13.6     Transferability.

(a)     No Awards granted hereunder may be sold, transferred, pledged, assigned, or otherwise encumbered by a Participant except:

(i)     by will;

(ii)    by the laws of descent and distribution;

(iii)   pursuant to a domestic relations order, as defined in the Code, if permitted by the Committee and so provided in the Award Agreement or an amendment thereto; or

(iv)    permitted by the Committee and so provided in the Award Agreement or an amendment thereto, Options may be transferred or assigned (A) to Immediate Family Members, (B) to a partnership in which Immediate Family Members, or entities in which Immediate Family Members are the owners, members or beneficiaries, as appropriate, are the partners, (C) to a limited liability company in which Immediate Family Members, or entities in which Immediate Family Members are the owners, members or beneficiaries, as appropriate, are the members, or (D) to a trust for the benefit of Immediate Family Members; provided, however, that no more than a de minimis beneficial interest in a partnership, limited liability company, or trust described in (B), (C) or (D) above may be owned by a person who is not an Immediate Family Member or by an entity that is not beneficially owned solely by Immediate Family Members.

(b)     To the extent that an Incentive Stock Option is permitted to be transferred during the lifetime of the Participant, it shall be treated thereafter as a Nonqualified Stock Option. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of Awards, or levy of attachment or similar process

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upon Awards not specifically permitted herein, shall be null and void and without effect. The designation of a Designated Beneficiary shall not be a violation of this Section 13.6(b).

13.7     Share Certificates. Any certificates or book or electronic entry ownership evidence for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

13.8     No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, stock appreciation rights, restricted stock, and other types of Awards provided for hereunder (subject to stockholder approval of any such arrangement if approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

13.9     No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of or as a consultant or adviser to the Company or any Subsidiary or in the employ of or as a consultant or adviser to any other entity providing services to the Company. The Company or any Subsidiary or any such entity may at any time dismiss a Participant from employment, or terminate any arrangement pursuant to which the Participant provides services to the Company or a Subsidiary, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement. No Eligible Individual or other person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Eligible Individuals, Participants or holders or beneficiaries of Awards.

13.10     Effect of Termination of Continuous Service. In the event of a Participant’s termination of Continuous Service for any reason, any Awards may be exercised, shall vest or shall expire at such times as may be determined by the Committee and provided for in the Award Agreement or an amendment thereto.

13.11     Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware.

13.12     Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

13.13     No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

13.14     No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

13.15     Compliance with Law.

(a)     U.S. Securities Laws. This Plan, the grant of Awards, the exercise of Options and SARs under this Plan, and the obligation of the Company to sell or deliver any of its securities pursuant to Awards under this Plan shall be subject to all Applicable Laws. In the event that the Shares are not registered under the Securities Act, or any applicable state securities laws prior to the delivery of such Shares, the Company may require, as a condition to the issuance thereof, that the persons to whom Shares are to be issued represent and warrant in writing to the Company that such Shares are being acquired by him or her for investment for

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his or her own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act, and a legend to that effect may be placed on the certificates representing the Shares.

(b)     Other Jurisdictions. To facilitate the making of any grant of an Award under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by the Company or any Affiliate outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Company may adopt rules and procedures relating to the operation and administration of this Plan to accommodate the specific requirements of local laws and procedures of particular countries. Without limiting the foregoing, the Company is specifically authorized to adopt rules and procedures regarding the conversion of local currency, taxes, withholding procedures and handling of stock certificates which vary with the customs and requirements of particular countries. The Company may adopt sub-plans and establish escrow accounts and trusts as may be appropriate or applicable to particular locations and countries.

13.16     Section 409A of the Code. The Plan is intended to comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless any Applicable Law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following a Participant’s termination of Continuous Service shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

13.17     Deferral Permitted. Payment of cash or distribution of any Shares to which a Participant is entitled under any Award shall be made as provided in the Award Agreement. Payment may be deferred at the option of the Participant if provided in the Award Agreement.

13.18     Recovery Policy. Each Award Agreement shall contain a provision permitting the Company to recover any Award granted under the Plan if (i) the Company’s financial statements are required to be restated at any time within the three-year period following the final payout of the Award and the Participant is determined by the Committee to be responsible, in whole or in part, for the restatement, or (ii) the Award is subject to any clawback policies the Company may adopt in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any resulting rules issued by the SEC or national securities exchanges thereunder. All determinations regarding the applicability of these provisions shall be in the discretion of the Committee.

13.19     Headings. Headings are given to the subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

14.     Term of the Plan. Subject to Section 13.1, no Awards may be granted under the Plan after June 8, 2026, which is ten years after the date the Plan was last approved by the Company’s stockholders; provided, however, that Awards granted prior to such date shall remain in effect until such Awards have either been satisfied, expired or canceled under the terms of the Plan, and any restrictions imposed on Shares in connection with their issuance under the Plan have lapsed.

B-12    Freeport-McMoRan    2016 Proxy Statement

FREEPORT-MCMORAN INC.

2016 STOCK INCENTIVE PLAN

APPENDIX A: DEFINITIONS

As used in the Plan, the following definitions shall apply:

“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Stock-Based Award or Cash-Based Performance Award.

“Award Agreement” shall mean any written or electronic notice of grant, agreement, contract or other instrument or document evidencing any Award, which the Company may, but need not, require a Participant to execute, acknowledge, or accept.

“Applicable Law” means the legal requirements relating to the administration of options and share-based plans under applicable U.S. federal and state laws, the Code, any applicable stock exchange or automated quotation system rules or regulations, and the applicable laws of any other country or jurisdiction where Awards are granted, as such laws, rules, regulations and requirements shall be in place from time to time.

“Board” shall mean the Board of Directors of the Company.

“Cash-Based Performance Award” shall mean any cash-based Award granted under Section 11 of the Plan.

“Cause” shall mean any of the following: (i) the commission by the Participant of an illegal act (other than traffic violations or misdemeanors punishable solely by the payment of a fine), (ii) the engagement of the Participant in dishonest or unethical conduct, as determined by the Committee or its designee, (iii) the commission by the Participant of any fraud, theft, embezzlement, or misappropriation of funds, (iv) the failure of the Participant to carry out a directive of his superior, employer or principal, or (v) the breach of the Participant of the terms of his engagement. Notwithstanding the foregoing, if a Participant is subject to an effective employment or change in control agreement with the Company or a Subsidiary that contains a definition of “Cause,” then in lieu of the foregoing definition, for purposes of Awards under this Plan, “Cause” shall have the meaning specified in such other agreement.

“Change in Control”

(i)     For purposes of this Plan and Awards hereunder, “Change in Control” means (capitalized terms not otherwise defined will have the meanings ascribed to them in paragraph (ii) below):

(A)     the acquisition by any Person together with all Affiliates of such Person, of Beneficial Ownership of the Threshold Percentage or more; provided, however, that for purposes of this paragraph (i)(A), the following will not constitute a Change in Control:

(1)     any acquisition (other than a “Business Combination,” as defined below, that constitutes a Change in Control under paragraph (i)(C) hereof) of Common Stock directly from the Company,

(2)     any acquisition of Common Stock by the Company or its subsidiaries,

(3)     any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company, or

(4)     any acquisition of Common Stock pursuant to a Business Combination that does not constitute a Change in Control under paragraph (i)(C) hereof; or

(B)     individuals who as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the

Freeport-McMoRan    2016 Proxy Statement    B-13

Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or

(C)     the consummation of a reorganization, merger or consolidation (including a merger or consolidation of the Company or any direct or indirect subsidiary of the Company), or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, immediately following such Business Combination:

(1)     the individuals and entities who were the Beneficial Owners of the Company Voting Stock immediately prior to such Business Combination have direct or indirect Beneficial Ownership of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Company, and

(2)     no Person together with all Affiliates of such Person (excluding the Company and any employee benefit plan or related trust of the Company or any subsidiary of the Company) Beneficially Owns 30% or more of the then outstanding shares of common stock of the Company or 30% or more of the combined voting power of the then outstanding voting securities of the Company, and

(3)     at least a majority of the members of the board of directors of the Company were members of the Incumbent Board at the time of the execution of the initial agreement, and of the action of the Board, providing for such Business Combination; or

(D)     approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(ii)    As used in this definition of Change in Control, the following terms have the meanings indicated:

(A)     Affiliate: “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another specified Person.

(B)     Beneficial Owner: “Beneficial Owner” (and variants thereof), with respect to a security, means a Person who, directly or indirectly (through any contract, understanding, relationship or otherwise), has or shares (1) the power to vote, or direct the voting of, the security, and/or (2) the power to dispose of, or to direct the disposition of, the security.

(C)     Company Voting Stock: “Company Voting Stock” means any capital stock of the Company that is then entitled to vote for the election of directors.

(D)     Majority Shares: “Majority Shares” means the number of shares of Company Voting Stock that could elect a majority of the directors of the Company if all directors were to be elected at a single meeting.

(E)     Person: “Person” means a natural person or entity, and will also mean the group or syndicate created when two or more Persons act as a syndicate or other group (including without limitation a partnership, limited partnership, joint venture or other joint undertaking) for the purpose of acquiring, holding, or disposing of a security, except that “Person” will not include an underwriter temporarily holding a security pursuant to an offering of the security.

(F)     Threshold Percentage: “Threshold Percentage” means 30% of all then outstanding Common Stock.

Notwithstanding the above and solely with respect to any Award that constitutes “deferred compensation” subject to Section 409A and that is payable on account of a Change in Control (including any installments or stream of

B-14    Freeport-McMoRan    2016 Proxy Statement

payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership”, “change in effective control”, and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with Section 409A, without altering the definition of Change in Control for purposes of determining whether a Participant’s rights to such Award become vested or otherwise unconditional upon the Change in Control.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means one or more committees or subcommittees of the Board appointed by the Board to administer the Plan in accordance with Section 3.1 of the Plan. With respect to any decision involving an Award intended to satisfy the requirements of Section 162(m) of the Code, the Committee shall consist of two or more Outside Directors of the Company who are “outside directors” within the meaning of Section 162(m) of the Code. With respect to any decision relating to a Reporting Person, the Committee shall consist of two or more Outside Directors who are disinterested within the meaning of Rule 16b-3. Unless and until determined otherwise by the Board, the Committee shall be the Compensation Committee of the Board.

“Common Stock” shall mean the Company’s common stock, $.10 par value per share.

“Company” shall mean Freeport-McMoRan Inc.

“Continuous Service” means the absence of any interruption or termination of service as an Eligible Individual. Continuous Service shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; or (iii) any other leave of absence approved by the Committee, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time.

“Designated Beneficiary” shall mean the beneficiary designated by the Participant, in a manner determined by the Committee, to receive the benefits due the Participant under the Plan in the event of the Participant’s death. In the absence of an effective designation by the Participant, Designated Beneficiary shall mean the Participant’s estate.

“Effective Date” shall mean the date this Plan is approved by the Company’s stockholders.

“Eligible Individual” shall mean (i) any person providing services as an officer of the Company or a Subsidiary, whether or not employed by such entity, including any such person who is also a director of the Company; (ii) any employee of the Company or a Subsidiary, including any director who is also an employee of the Company or a Subsidiary; (iii) Outside Directors; (iv) any officer or employee of an entity with which the Company has contracted to receive executive, management, or legal services who provides services to the Company or a Subsidiary through such arrangement; and (v) any consultant or adviser to the Company, a Subsidiary, or to an entity described in clause (iv) hereof who provides services to the Company or a Subsidiary through such arrangement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Good Reason” shall mean either of the following (without Participant’s express written consent): (i) a material diminution in Participant’s base salary as of the day immediately preceding the Change in Control or (ii) the Company’s requiring Participant to be based at any office or location more than 50 miles from Participant’s principal office or location as of the day immediately preceding the Change in Control. Notwithstanding the foregoing, Participant shall not have the right to terminate Participant’s employment hereunder for Good Reason unless (1) within 30 days of the initial existence of the condition or conditions giving rise to such right Participant provides written notice to the Company of the existence of such condition or conditions, and (2) the Company fails to remedy such condition or conditions within 30 days following the receipt of such written notice (the “Cure Period”). If any such condition is not remedied within the Cure Period, Participant must terminate Participant’s employment with the Company within a reasonable period of time, not to exceed 30 days, following the end of the Cure Period. Notwithstanding the foregoing, if a Participant is subject to an effective employment or change in control agreement with the Company or a Subsidiary that contains a definition of “Good Reason,” then in lieu of the foregoing definition, for purposes of Awards under this Plan, “Good Reason” shall have the meaning specified in such other agreement.

Freeport-McMoRan    2016 Proxy Statement    B-15

“Immediate Family Members” shall mean the spouse and natural or adopted children or grandchildren of the Participant and his or her spouse.

“Incentive Stock Option” shall mean an option granted under Section 6 of the Plan that is intended to meet the requirements of Section 422 or any successor provision thereto.

“Nonqualified Stock Option” shall mean an option granted under Section 6 of the Plan that is not intended to be an Incentive Stock Option.

“Option” shall mean an Incentive Stock Option or a Nonqualified Stock Option.

“Other Stock-Based Award” shall mean any right or award granted under Section 10 of the Plan.

“Outside Directors” shall mean members of the Board who are not employees of the Company, and shall include non-voting advisory directors to the Board or members of the advisory board.

“Participant” shall mean any Eligible Individual granted an Award under the Plan.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof, or other entity.

“Reporting Person” means an officer, director, or greater than ten percent shareholder of the Company within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.

“Restricted Stock” shall mean any restricted stock granted under Section 8 of the Plan.

“Restricted Stock Unit” or “RSU” shall mean any restricted stock unit granted under Section 9 of the Plan.

“Section 162(m)” shall mean Section 162(m) of the Code and all regulations and guidance promulgated thereunder as in effect from time to time.

“Section 409A” shall mean Section 409A of the Code and all regulations and guidance promulgated thereunder as in effect from time to time.

“Section 422” shall mean Section 422 of the Code and all regulations and guidance promulgated thereunder as in effect from time to time.

“Securities Act” means of the Securities Act of 1933, as amended.

“Shares” shall mean the shares of Common Stock and such other securities of the Company or a Subsidiary as the Committee may from time to time designate.

“Stock Appreciation Right” or “SAR” shall mean any right granted under Section 7 of the Plan.

“Subsidiary” shall mean (i) any corporation or other entity in which the Company possesses directly or indirectly equity interests representing at least 50% of the total ordinary voting power or at least 50% of the total value of all classes of equity interests of such corporation or other entity and (ii) any other entity in which the Company has a direct or indirect economic interest that is designated as a Subsidiary by the Committee.

B-16    Freeport-McMoRan    2016 Proxy Statement

FREEPORT-MCMORAN

333 North Central Avenue
Phoenix, Arizona 85004
602.366.8100
fcx.com

FREEPORT-MCMORAN INC.

Proxy Solicited on Behalf of the Board of Directors for
Annual Meeting of Stockholders to be Held on June 8, 2016

The undersigned hereby appoints each of Richard C. Adkerson and Kathleen L. Quirk as proxies with full power of substitution to vote the undersigned’s shares of common stock of Freeport-McMoRan Inc. at the annual meeting of stockholders, to be held at the Hotel du Pont located at 11th and Market Streets, Wilmington, Delaware 19801 on Wednesday, June 8, 2016, at 10:00 a.m., Eastern Time, and at any adjournment thereof, on all matters coming before the annual meeting. You can obtain directions to the Hotel du Pont online at the hotel’s website at www.hoteldupont.com/map-and-directions-en.html. The proxies will vote your shares: (1) as you specify on the back of this proxy card, (2) as the board of directors recommends where you do not specify your vote on a matter listed on the back of this proxy card, and (3) as the proxies decide on any other matter properly coming before the annual meeting.

If you wish your shares to be voted on all matters as the board of directors recommends, simply sign, date and return this proxy card. If you wish your shares to be voted as you specify on a matter or all matters, please also mark the appropriate boxes on the back of this proxy card.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
IN THE ENCLOSED ENVELOPE

(continued on reverse side)

▲ FOLD AND DETACH HERE ▲

Please mark your votes as indicated in this example

The board of directors recommends a vote FOR Proposal Nos. 1, 2, 3, 4, 5, 6 and 7 below.

				FOR	WITHHOLD
Proposal No. 1 –	Election of eight directors. Nominees are:			☐	☐
	01 Richard C. Adkerson	05 Jon C. Madonna
	02 Gerald J. Ford	06 Courtney Mather
	03 Lydia H. Kennard	07 Dustan E. McCoy
	04 Andrew Langham	08 Frances Fragos Townsend

FOR, except withhold vote from following nominee(s):

			FOR	AGAINST	ABSTAIN
Proposal No. 2 –	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016.		☐	☐	☐

Proposal No. 3 –	Approval, on an advisory basis, of the compensation of our named executive officers.		☐	☐	☐

		FOR	AGAINST	ABSTAIN
Proposal No. 4 –	Approval of an amendment to our amended and restated by-laws to implement stockholder proxy access.	☐	☐	☐

Proposal No. 5 –	Approval of an amendment to our amended and restated certificate of incorporation to increase the number of authorized shares of common stock to 3,000,000,000.	☐	☐	☐

Proposal No. 6 –	Approval of an amendment to our amended and restated certificate of incorporation to clarify that any director may be removed with or without cause.	☐	☐	☐

Proposal No. 7 –	Approval of the adoption of the Freeport-McMoRan Inc. 2016 Stock Incentive Plan.	☐	☐	☐

The board of directors recommends a vote AGAINST Proposal No. 8 below.
		FOR	AGAINST	ABSTAIN

Proposal No. 8 –	Stockholder proposal requesting a report on the company’s enhanced oil recovery operations.	☐	☐	☐

Signature(s)                                                                                                                                                                                                             Dated:                                              , 2016

You may specify your voting instructions by marking the appropriate boxes on this side. You need not mark any boxes, however, if you wish your shares to be voted on all matters in accordance with the board of directors’ recommendation. If your voting instructions are not specified, your shares will be voted FOR Proposal Nos. 1, 2, 3, 4, 5, 6 and 7 and AGAINST Proposal No. 8.

▲ FOLD AND DETACH HERE ▲

FREEPORT-MCMORAN INC. OFFERS STOCKHOLDERS OF RECORD

TWO WAYS TO SUBMIT YOUR VOTING INSTRUCTIONS

Your Internet submission of voting instructions authorizes the named proxies to vote your shares of common stock in the same manner as if you had returned your proxy card. We encourage you to use this cost effective and convenient way of submitting your voting instructions, 24 hours a day, 7 days a week.

SUBMITTING VOTING INSTRUCTIONS

VIA THE INTERNET

Visit www.ivselection.com/freeport16. Have your proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 11:59 p.m., Eastern Time, on June 7, 2016.

SUBMITTING VOTING INSTRUCTIONS
BY MAIL

Simply sign and date your proxy card and return it in the postage-paid envelope to Secretary, Freeport-McMoRan Inc., P.O. Box 17149, Wilmington, Delaware 19885-9808. If you submit your voting instructions via the Internet, please do not mail your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2016.

The accompanying proxy statement and the company’s 2015 annual report to stockholders are available at

www.eproxyaccess.com/fcx2016